================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            STRATUS COMPUTER, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                    [LETTERHEAD OF STRATUS COMPUTER, INC.]

                                                             September 11, 1998

To Our Stockholders:

  You are cordially invited to attend a special meeting of the stockholders of Stratus Computer, Inc. ("Stratus") to be held on Monday, October 19, 1998 at 2:00 p.m., local time, at the offices of Stratus, 55 Fairbanks Boulevard, Marlborough, Massachusetts (the "Stratus Special Meeting"). Enclosed are a Notice of Special Meeting of Stockholders, a Prospectus/Proxy Statement and a Proxy relating to the Stratus Special Meeting.

  At the Stratus Special Meeting you will be asked to consider and vote upon a proposal described in the Prospectus/Proxy Statement to approve and adopt the Agreement and Plan of Merger, dated as of August 3, 1998 (the "Merger Agreement"), by and among Ascend Communications, Inc. ("Ascend"), Wildcard Merger Corporation, a wholly owned subsidiary of Ascend ("Sub"), and Stratus, pursuant to which Sub will merge with and into Stratus and Stratus will survive such merger (the "Merger") as a wholly owned subsidiary of Ascend. In the Merger, holders of outstanding shares of common stock, par value $.01 per share, of Stratus ("Stratus Common Stock") will receive 0.75 of a share of common stock, par value $.001 per share, of Ascend for each share of Stratus Common Stock held by them.

  The Prospectus/Proxy Statement provides you with detailed information concerning the Merger and related matters. Please give all of this information your careful attention.

  AFTER CAREFUL CONSIDERATION, THE BOARD OF DIRECTORS OF STRATUS HAS UNANIMOUSLY DETERMINED THE MERGER TO BE FAIR TO AND IN THE BEST INTERESTS OF STRATUS AND ITS STOCKHOLDERS AND APPROVED THE MERGER AGREEMENT. THE BOARD OF DIRECTORS OF STRATUS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF STRATUS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

  Morgan Stanley & Co. Incorporated, Stratus' financial advisor in connection with the Merger, has rendered an opinion to the Board of Directors of Stratus that, as of the date of such opinion, the consideration to be paid to Stratus' stockholders in connection with the Merger is fair to such stockholders (other than Ascend or any wholly owned subsidiary of Ascend) from a financial point of view.

  All stockholders are invited to attend the Stratus Special Meeting in person. Approval and adoption of the Merger Agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Stratus Common Stock.

  In order that your shares may be represented at the Stratus Special Meeting, you are urged to promptly complete, sign, date and return the accompanying Proxy in the enclosed envelope, whether or not you plan to attend the Stratus Special Meeting. If you attend the Stratus Special Meeting in person, you may, if you wish, vote personally on all matters brought before the Stratus Special Meeting even if you have previously returned your Proxy.

                                          Sincerely yours,

                                                  /s/ Bruce I. Sachs

                                                      Bruce I. Sachs
                                               President and Chief Executive
                                                          Officer

                            STRATUS COMPUTER, INC.

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD OCTOBER 19, 1998

                               ----------------

  NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Stratus Computer, Inc. ("Stratus") will be held on Monday, October 19, 1998 at 2:00 p.m., local time, at the offices of Stratus, 55 Fairbanks Boulevard, Marlborough, Massachusetts (the "Stratus Special Meeting"), for the following purposes:

  1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of August 3, 1998 (the "Merger Agreement"), by and among Ascend Communications, Inc. ("Ascend"), Wildcard Merger Corporation, a wholly owned subsidiary of Ascend ("Sub"), and Stratus, pursuant to which Sub will merge with and into Stratus and Stratus will survive such merger (the "Merger") as a wholly owned subsidiary of Ascend. In the Merger, holders of outstanding shares of common stock, par value $.01 per share, of Stratus ("Stratus Common Stock") will receive 0.75 of a share of common stock, par value $.001 per share, of Ascend for each share of Stratus Common Stock held by them, other than shares of Stratus Common Stock owned at the time the Merger becomes effective by Stratus, Ascend, or their respective subsidiaries and shares of Stratus Common Stock as to which appraisal rights have been duly asserted and perfected under the Massachusetts Business Corporation Law (the "MBCL"), all as more fully described in the accompanying Prospectus/Proxy Statement.

  2. To transact such other business as may properly come before the Stratus Special Meeting or at any adjournments or postponements thereof.

  If the Merger Agreement is approved and adopted by the stockholders at the Stratus Special Meeting and the Merger is effected by Stratus, Ascend and Sub, any stockholder (i) who files with Stratus before the taking of the vote on approval and adoption of the Merger Agreement, written objection to the Merger Agreement stating that such stockholder intends to demand payment for his or her shares if the Merger is effected and (ii) whose shares are not voted in favor of approval and adoption of the Merger Agreement, has or may have the right to demand in writing from Stratus, within twenty days after the date of mailing to him or her of notice in writing that the Merger has become effective, payment for his or her shares and an appraisal of the value thereof. Stratus and any such stockholder shall in such cases have the rights and duties and shall follow the procedures set forth in Sections 85 to 98, inclusive, of the MBCL.

  Stockholders of record at the close of business on September 4, 1998 are entitled to notice of the Stratus Special Meeting and to vote thereat. All stockholders are cordially invited to attend the Stratus Special Meeting.

                                          By order of the Board of Directors

                                          /s/ Eileen Casal

                                          EILEEN CASAL, Assistant Clerk

Marlborough, Massachusetts
September 11, 1998

  WHETHER OR NOT YOU EXPECT TO ATTEND THE STRATUS SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. PLEASE DO NOT SEND STOCK CERTIFICATES AT THIS TIME.

                          ASCEND COMMUNICATIONS, INC.

                                  PROSPECTUS

                            STRATUS COMPUTER, INC.

                                PROXY STATEMENT

                               ----------------

  This Prospectus/Proxy Statement (the "Prospectus/Proxy Statement") is being furnished to stockholders of Stratus Computer, Inc., a Massachusetts corporation ("Stratus"), in connection with the solicitation of proxies by the Board of Directors of Stratus (the "Stratus Board") from the holders of outstanding shares of common stock, par value $.01 per share, of Stratus ("Stratus Common Stock"), for use at a special meeting of the stockholders of Stratus to be held on Monday, October 19, 1998 at 2:00 p.m., local time, at the offices of Stratus, 55 Fairbanks Boulevard, Marlborough, Massachusetts (the "Stratus Special Meeting"), or at any adjournments or postponements thereof.

  At the Stratus Special Meeting, holders of Stratus Common Stock will be asked to consider and vote upon a proposal described in this Prospectus/Proxy Statement to approve and adopt the Agreement and Plan of Merger, dated as of August 3, 1998 (the "Merger Agreement"), by and among Ascend Communications, Inc., a Delaware corporation ("Ascend"), Wildcard Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Ascend ("Sub"), and Stratus, pursuant to which Sub will merge with and into Stratus and Stratus will survive such merger (the "Merger") as a wholly owned subsidiary of Ascend. In the Merger, holders of outstanding shares of Stratus Common Stock will receive 0.75 of a share of common stock, par value $.001 per share, of Ascend ("Ascend Common Stock") for each share of Stratus Common Stock held by them (the "Exchange Ratio"), and each outstanding option or right to purchase Stratus Common Stock ("Stratus Options") under the Stratus Amended and Restated (January 1983) Stock Option Plan, the Stratus Amended and Restated Employee Stock Purchase Plan, the Stratus Amended and Restated Non-Qualified Common Stock Option Plan and the Stratus 1997 Non-Qualified Common Stock Option Plan (collectively, the "Stratus Stock Plans") will be assumed by Ascend and will become an option or right to purchase shares of Ascend Common Stock, with appropriate adjustments based on the Exchange Ratio to the number of shares issuable thereunder and the exercise price thereof. Based upon Stratus' capitalization as of September 4, 1998, the Merger Agreement provides that Ascend will issue approximately 21,110,459 shares of Ascend Common Stock in exchange for all of the outstanding shares of Stratus Common Stock and all outstanding and unexercised options and rights to purchase Stratus Common Stock.

  Ascend has filed a Registration Statement on Form S-4 (together with all exhibits thereto, the "Registration Statement") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering up to 20,000,000 shares of Ascend Common Stock to be issued pursuant to the Merger Agreement.

  This Prospectus/Proxy Statement constitutes (a) the Prospectus of Ascend filed as part of the Registration Statement and (b) the Proxy Statement of Stratus relating to the Stratus Special Meeting called to vote on the approval and adoption of the Merger Agreement. All unaudited pro forma condensed combined financial information herein has been prepared by Ascend using historical financial information regarding Ascend and Stratus, which in turn was furnished by Ascend and Stratus, respectively. This Prospectus/Proxy Statement and the accompanying form of proxy is first being mailed to the stockholders of Stratus on or about September 11, 1998.

  SEE "RISK FACTORS" COMMENCING ON PAGE 16 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED CAREFULLY BY THE STOCKHOLDERS OF STRATUS IN EVALUATING THE PROPOSAL TO BE VOTED ON AT THE STRATUS SPECIAL MEETING AND THE ACQUISITION OF THE SECURITIES OFFERED HEREBY.

                               ----------------

NEITHER  THIS TRANSACTION  NOR THE  SECURITIES OF ASCEND  OFFERED HEREBY  HAVE
 BEEN APPROVED  OR DISAPPROVED BY  THE SECURITIES AND  EXCHANGE COMMISSION OR
  ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
   ADEQUACY OF THIS  PROSPECTUS/PROXY STATEMENT. ANY  REPRESENTATION TO THE
    CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

      The date of this Prospectus/Proxy Statement is September 11, 1998.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
AVAILABLE INFORMATION.....................................................   1
INCORPORATION OF DOCUMENTS BY REFERENCE...................................   1
STATEMENTS REGARDING FORWARD-LOOKING INFORMATION..........................   2
INFORMATION PROVIDED BY ASCEND AND STRATUS................................   2
SUMMARY...................................................................   3
  The Companies...........................................................   3
  The Merger..............................................................   4
  The Stratus Special Meeting.............................................   4
  Reasons for the Merger..................................................   5
  Recommendation of the Stratus Board.....................................   5
  Opinion of Financial Advisor to Stratus.................................   6
  Interests of Certain Persons in the Merger..............................   6
  Certain United States Federal Income Tax Consequences of the Merger.....   6
  Accounting Treatment....................................................   6
  Regulatory Requirements.................................................   6
  Restrictions on Resale of Ascend Common Stock...........................   7
  Appraisal Rights........................................................   7
  Operations After the Merger.............................................   7
  Certain Provisions of the Merger Agreement..............................   7
  Comparison of Stockholder Rights........................................   9
  Selected Historical and Unaudited Pro Forma Condensed Combined Financial
   Data...................................................................  10
  Comparative Historical and Unaudited Pro Forma Per Share Data...........  13
  Market Price Information................................................  14
RISK FACTORS..............................................................  16
  Risks Relating to the Merger............................................  16
  Risks Relating to Ascend................................................  19
THE STRATUS SPECIAL MEETING...............................................  27
  Date, Time and Place....................................................  27
  Purpose.................................................................  27
  Stratus Record Date.....................................................  27
  Required Vote...........................................................  27
  Proxies.................................................................  27
  Adjournment of the Stratus Special Meeting..............................  28
  Exchange of Stratus Certificates........................................  28
THE MERGER................................................................  30
  Background of the Merger................................................  30
  Reasons for the Merger..................................................  34
  Recommendation of the Stratus Board.....................................  37
  Opinion of Financial Advisor to Stratus.................................  37
  Interests of Certain Persons in the Merger..............................  41
  Certain United States Federal Income Tax Consequences of the Merger ....  43
  Accounting Treatment....................................................  44
  Regulatory Requirements.................................................  44
  Restrictions on Resale of Ascend Common Stock...........................  45
  Nasdaq National Market Quotation........................................  45
  Appraisal Rights........................................................  46
  Delisting and Deregistration of Stratus Common Stock After the Merger...  48

OPERATIONS AFTER THE MERGER...............................................  49
THE MERGER AGREEMENT......................................................  51
  Form of the Merger......................................................  51
  Conversion of Securities................................................  51
  Representations and Warranties..........................................  52
  Certain Covenants and Agreements........................................  52
  Conditions to the Merger................................................  56
  Termination; Termination Fees and Expenses..............................  56
  Amendment and Waiver....................................................  58
INFORMATION CONCERNING ASCEND.............................................  59
INFORMATION CONCERNING STRATUS............................................  59
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION..............  60
NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
 INFORMATION..............................................................  64
COMPARISON OF RIGHTS OF STRATUS STOCKHOLDERS AND ASCEND STOCKHOLDERS......  65
DESCRIPTION OF ASCEND CAPITAL STOCK.......................................  70
  Common Stock............................................................  70
  Certain Charter Provisions..............................................  70
  Ascend Preferred Stock..................................................  70
OWNERSHIP OF STRATUS COMMON STOCK.........................................  71
LEGAL MATTERS.............................................................  72
EXPERTS...................................................................  72
STOCKHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING OF STRATUS
 STOCKHOLDERS.............................................................  72
MANAGEMENT AND ADDITIONAL INFORMATION.....................................  72
ANNEX A--AGREEMENT AND PLAN OF MERGER..................................... A-1
ANNEX B--OPINION OF MORGAN STANLEY & CO. INCORPORATED..................... B-1
ANNEX C--SECTIONS 85 THROUGH 98 INCLUSIVE OF THE MASSACHUSETTS BUSINESS
 CORPORATION LAW.......................................................... C-1

                             AVAILABLE INFORMATION

  Ascend and Stratus are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Commission. The reports, proxy statements and other information filed by Ascend and Stratus with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and should be available for inspection at the Commission's Regional Offices located at 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60611. Copies of such material also can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. The Commission maintains a website (the "Commission Website") that contains reports, proxy and information statements and other information regarding Ascend and Stratus. The address of the Commission Website is http://www.sec.gov. Ascend Common Stock is quoted on The Nasdaq National Market, and Stratus Common Stock is quoted on The New York Stock Exchange, The Chicago Stock Exchange, The Boston Stock Exchange and The Pacific Exchange (the "Stratus Exchanges"). Reports and other information concerning Ascend also can be inspected at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006, and reports and other information concerning Stratus also can be inspected at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005.

  Ascend has filed with the Commission the Registration Statement on Form S-4 with respect to the shares of Ascend Common Stock to be issued pursuant to the Merger Agreement. This Prospectus/Proxy Statement does not contain all of the information set forth in the Registration Statement. A copy of the Registration Statement may be obtained from the Commission's principal office in Washington, D.C. or on the Commission Website. Statements contained in this Prospectus/Proxy Statement as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

  The following documents filed with the Commission by Ascend are incorporated by reference in this Prospectus/Proxy Statement:

    1. Ascend's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as amended by Form 10-K/A;

    2. Ascend's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998;

    3. The description of Ascend's capital stock contained in Ascend's Registration Statement on Form 8-A filed on March 31, 1993;

    4. Ascend's Proxy Statement on Schedule 14A filed on April 8, 1998;

    5. Ascend's Current Report on Form 8-K filed on July 2, 1998; and

    6. Ascend's Current Report on Form 8-K filed on August 14, 1998.

  The following Stratus documents filed with the Commission by Stratus are incorporated by reference in this Prospectus/Proxy Statement:

    1. Stratus' Annual Report on Form 10-K for the fiscal year ended December 28, 1997;

    2. Stratus' Quarterly Reports on Form 10-Q for the quarters ended March 29, 1998 and June 28, 1998;

    3. Stratus' Proxy Statement on Schedule 14A filed on March 19, 1998; and

    4. Stratus' Current Report on Form 8-K filed on August 5, 1998.

  All documents and reports subsequently filed by Ascend or Stratus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus/Proxy Statement and prior to the effective time of the Merger (the "Effective Time") shall be deemed to be incorporated by reference in this Prospectus/Proxy Statement and to be part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus/Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus/Proxy Statement.

  THIS PROSPECTUS/PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER OF STRATUS COMMON STOCK, TO WHOM THIS PROSPECTUS/PROXY STATEMENT IS DELIVERED, UPON WRITTEN OR ORAL REQUEST, WITHOUT CHARGE, IN THE CASE OF DOCUMENTS RELATING TO ASCEND OR SUB, DIRECTED TO ASCEND COMMUNICATIONS, INC., ONE ASCEND PLAZA, 1701 HARBOR BAY PARKWAY, ALAMEDA, CALIFORNIA 94502 (TELEPHONE NUMBER
(510) 769-6001), ATTENTION: INVESTOR RELATIONS, OR, IN THE CASE OF DOCUMENTS RELATING TO STRATUS, DIRECTED TO STRATUS COMPUTER, INC., 55 FAIRBANKS BOULEVARD, MARLBOROUGH, MASSACHUSETTS 01752 (TELEPHONE NUMBER (508) 460-2000),
ATTENTION: INVESTOR RELATIONS. IN ORDER TO ASSURE TIMELY DELIVERY OF THE REQUESTED MATERIAL BEFORE THE STRATUS SPECIAL MEETING, ANY REQUEST SHOULD BE MADE PRIOR TO OCTOBER 12, 1998.

               STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

  THIS PROSPECTUS/PROXY STATEMENT CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF STRATUS AND ASCEND AND THE EXPECTED IMPACT OF THE MERGER ON ASCEND'S FINANCIAL PERFORMANCE. SUCH FORWARD-LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH RISKS AND UNCERTAINTIES INCLUDE WITHOUT LIMITATION THOSE RISKS DETAILED IN THE "RISK FACTORS" SECTION OF THIS PROSPECTUS/PROXY STATEMENT AND SUCH OTHER RISK FACTORS AS MAY BE DETAILED FROM TIME TO TIME IN STRATUS' OR ASCEND'S PUBLIC ANNOUNCEMENTS AND COMMISSION FILINGS.

                  INFORMATION PROVIDED BY ASCEND AND STRATUS

  The information set forth in this Prospectus/Proxy Statement concerning Ascend and Sub has been provided by Ascend, and the information set forth in this Prospectus/Proxy Statement concerning Stratus has been provided by Stratus.

  NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ASCEND OR STRATUS. THIS PROSPECTUS/PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS/PROXY STATEMENT NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF ASCEND OR STRATUS SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

  Ascend and Cascade are registered trademarks of Ascend. Stratus is a registered trademark of Stratus. S2 is a trademark of S2 Systems, Inc. TCAM is a trademark of TCAM Systems, Inc. This Prospectus/Proxy Statement also may include other trademarks and trade names which are the property of their respective owners.

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Prospectus/Proxy Statement. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in this Prospectus/Proxy Statement and the Annexes hereto. Stockholders of Stratus are urged to read this Prospectus/Proxy Statement and the Annexes hereto in their entirety. This Prospectus/Proxy Statement contains a number of forward-looking statements which reflect the current views of Ascend and/or Stratus with respect to future events that are expected to have an effect on their future individual or combined financial performance, including but not limited to forward-looking statements regarding the expected benefits and synergies of the proposed Merger and the reasons for the Merger. These forward-looking statements are subject to various risks and uncertainties, including those set forth under "Risk Factors" and elsewhere herein, that could cause actual results to differ materially from historical results or those currently anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. All share and per share data of Ascend and Stratus in this Prospectus/Proxy Statement reflect all stock splits of Ascend Common Stock and Stratus Common Stock effected prior to the date hereof.

THE COMPANIES

  Ascend. Ascend develops, manufactures and sells wide area networking solutions for telecommunications carriers, Internet service providers ("ISPs") and corporate customers worldwide that enable them to build: (i) Internet access systems consisting of point-of-presence termination ("POP") equipment for ISPs and remote site Internet access equipment for Internet subscribers;
(ii) telecommunications carrier and ISP backbone networks utilizing high speed Frame Relay, Asynchronous Transfer Mode ("ATM") and Internet Protocol ("IP") switches for application; (iii) extensions and enhancements to corporate backbone networks that facilitate access to these networks by remote offices, telecommuters and mobile computer users; and (iv) videoconferencing and multimedia access facilities. Ascend's products support existing digital and analog networks.

  Ascend was incorporated in California in 1989 and reincorporated in Delaware in 1994. Ascend's principal executive offices are located at One Ascend Plaza, 1701 Harbor Bay Parkway, Alameda, California 94502, and its telephone number at that location is (510) 769-6001.

  Stratus. Stratus was founded in 1980. Stratus' objective is to be the premier supplier of hardware, software and services solutions to targeted telecommunications and enterprise server markets where continuous availability is a critical need. Continuous availability, as compared to the term "high availability," refers to Stratus systems' ability to substantially reduce the two main sources of downtime: (i) downtime due to unexpected system failures such as hardware or operating system crashes; and (ii) downtime associated with shutting down a system for planned maintenance and upgrade procedures. Stratus systems are used primarily for on-line transaction processing, message switching, communications control, distributed computing and other interactive applications in which system availability and data integrity are critical. Stratus competes in two major market areas: (1) telecommunications where service providers use Stratus systems at critical points in their networks and operations support systems; and (2) enterprise server applications which support enterprise-wide computing in a client/server architecture. Five key telecommunications applications have been targeted: (i) Internet infrastructure; (ii) intelligent network services; (iii) home location register; (iv) local number availability; and (v) network operations support systems. Enterprise server applications are found in electronic commerce, financial services, retail, travel, healthcare and gaming industries.

  The principal executive offices of Stratus are located at 55 Fairbanks Boulevard, Marlborough, Massachusetts 01752, and its telephone number at that location is (508) 460-2000.

  Sub. Sub was incorporated in Delaware in 1998 for the purpose of effecting the combination of Ascend and Stratus by means of the Merger. Sub has no material assets and has not engaged in any activities except in connection with the proposed combination of Ascend and Stratus. Sub's principal executive offices are located at One Ascend Plaza, 1701 Harbor Bay Parkway, Alameda, California 94502, and its telephone number is (510) 769-6001.

THE MERGER

  Upon consummation of the Merger pursuant to the Merger Agreement, Sub will merge with and into Stratus and Stratus will continue as the surviving corporation (the "Surviving Corporation") and become a wholly owned subsidiary of Ascend. In addition, each issued and outstanding share of Stratus Common Stock (other than shares held by Stratus, Ascend or their respective subsidiaries and any Dissenting Shares (as defined herein)), together with each associated right (a "Right") issued under the Rights Agreement dated as of December 4, 1990 between Stratus and The First National Bank of Boston (the "Rights Agreement"), will be converted into the right to receive 0.75 of a fully paid and nonassessable share of Ascend Common Stock (which amount will be proportionately adjusted for any stock split or stock dividend effected between the date of the Merger Agreement and the Effective Time). See "The Merger Agreement--Conversion of Securities."

  At the Effective Time, any outstanding, but unexercised, options or rights to purchase Stratus Options under any of the Stratus Stock Plans will be assumed by Ascend and will become options or rights to acquire shares of Ascend Common Stock, adjusted to reflect the Exchange Ratio. See "The Merger Agreement-- Certain Covenants and Agreements--Assumption of Stratus Options."

  The Merger Agreement provides that following the Merger, Mr. Bruce I. Sachs, President and Chief Executive Officer of Stratus, will become an executive officer of Ascend. See "The Merger--Interests of Certain Persons in the Merger."

  It is anticipated that the Merger will become effective as promptly as practicable after the requisite stockholder approval has been obtained and all other conditions to the Merger have been satisfied or waived. If the Merger is not consummated by January 31, 1999, Stratus and Ascend each has the right (subject to certain limitations) to terminate the Merger Agreement. See "The Merger Agreement--Termination; Termination Fees and Expenses."

THE STRATUS SPECIAL MEETING

  Date, Time and Place. The Stratus Special Meeting is scheduled to be held on Monday, October 19, 1998 at 2:00 p.m., local time, at the offices of Stratus, 55 Fairbanks Boulevard, Marlborough, Massachusetts 01752.

  Purpose. At the Stratus Special Meeting, holders of Stratus Common Stock will be asked to consider and vote upon (i) a proposal described in this Prospectus/Proxy Statement to approve and adopt the Merger Agreement, pursuant to which Sub will merge with and into Stratus and Stratus will survive the Merger as a wholly owned subsidiary of Ascend and (ii) such other matters as may properly be brought before the Stratus Special Meeting, including any motion to adjourn the Stratus Special Meeting to a later date. In the Merger, holders of outstanding shares of Stratus Common Stock will have the right to receive 0.75 of a share of Ascend Common Stock for each share of Stratus Common Stock held by them.

  Stratus Record Date. The Stratus Board has fixed the close of business on September 4, 1998 as the record date (the "Stratus Record Date") for the determination of stockholders entitled to notice of and to vote at the Stratus Special Meeting. As of the Stratus Record Date, there were 24,061,522 shares of Stratus Common Stock issued and outstanding, net of treasury stock, held by approximately 1,281 holders of record.

  Required Vote. The affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of Stratus Common Stock entitled to vote at the Stratus Special Meeting is required to approve and adopt the Merger Agreement. Each holder of record of Stratus Common Stock on the Stratus Record Date is entitled to cast one vote per share of Stratus Common Stock held by such holder.

  As of the Stratus Record Date, directors and executive officers of Stratus and their affiliates had the right to vote approximately 8.24% of all issued and outstanding shares of Stratus Common Stock entitled to vote at the Stratus Special Meeting.

  Proxies. All shares of Stratus Common Stock represented by properly executed proxies received prior to or at the Stratus Special Meeting will, unless such proxies shall have been revoked, be voted in accordance with the instructions indicated thereon. If no instructions are indicated on a properly executed proxy, the shares will be voted FOR approval and adoption of the Merger Agreement. See "The Stratus Special Meeting--Proxies."

  Exchange of Stratus Certificates. Promptly after the Effective Time, BankBoston, N.A. (the "Exchange Agent") will mail to each holder of record of Stratus Common Stock whose shares were converted into the right to receive shares of Ascend Common Stock (i) a duly executed letter of transmittal and
(ii) instructions for use in effecting the surrender of certificates representing Stratus Common Stock ("Stratus Certificates") in exchange for Ascend Common Stock. The transmittal instructions will describe the procedures for surrendering Stratus Certificates. Upon surrender of a Stratus Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Stratus Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Ascend Common Stock which such holder has the right to receive pursuant to the Merger Agreement, and the Stratus Certificate so surrendered shall immediately be canceled.

  HOLDERS OF STRATUS COMMON STOCK SHOULD NOT SUBMIT THEIR STRATUS CERTIFICATES FOR EXCHANGE UNLESS AND UNTIL THEY HAVE RECEIVED THE TRANSMITTAL INSTRUCTIONS AND A FORM OF LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

REASONS FOR THE MERGER

  The Ascend Board and the Stratus Board believe that a convergence of traditional telecommunications and data networking is occurring, and that telecommunications carriers increasingly desire to tightly integrate their voice and data networks. The Ascend Board and the Stratus Board believe that the Merger, by combining Ascend's strengths in the data networking market with Stratus' strengths in the traditional voice networking market, will enable Ascend to deliver network solutions to telecommunications carriers who want to create more tightly integrated and optimized networks capable of carrying both voice and data traffic, and will give Ascend a market reach that exceeds the current market reach of either Ascend or Stratus. In addition, the Stratus Board believes that the Merger will be beneficial to Stratus and Stratus stockholders for the reasons described below under the caption "The Merger-- Reasons for the Merger." For risks related to the Merger and Ascend following the Merger, see "Risk Factors."

RECOMMENDATION OF THE STRATUS BOARD

  AFTER CAREFUL CONSIDERATION, THE STRATUS BOARD HAS UNANIMOUSLY DETERMINED THE MERGER TO BE FAIR TO AND IN THE BEST INTERESTS OF STRATUS AND ITS STOCKHOLDERS AND APPROVED THE MERGER AGREEMENT. THE STRATUS BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF STRATUS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

  See "The Merger--Reasons for the Merger" and "The Merger--Recommendation of the Stratus Board."

OPINION OF FINANCIAL ADVISOR TO STRATUS

  At the August 2, 1998 meeting of the Stratus Board, Morgan Stanley & Co. Incorporated ("Morgan Stanley") rendered its oral opinion that, as of such date and based upon and subject to the various considerations set forth in its opinion, the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to holders of Stratus Common Stock (other than Ascend or any wholly owned subsidiary of Ascend). Morgan Stanley delivered to the Stratus Board a written opinion dated August 2, 1998 confirming its oral opinion. See "The Merger--Opinion of Financial Advisor to Stratus."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the Stratus Board with respect to the Merger Agreement, stockholders of Stratus should be aware that certain members of Stratus' management and the Stratus Board have certain interests in the Merger that are in addition to the interests of the stockholders of Stratus generally. The Stratus Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement. See "The Merger-- Interests of Certain Persons in the Merger."

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

  It is a condition to the consummation of the Merger that Stratus receive an opinion from its tax counsel, Skadden, Arps, Slate, Meagher & Flom LLP ("SASM&F"), and that Ascend receive an opinion from its tax counsel, Gray Cary Ware & Freidenrich LLP ("GCW&F"), to the effect that, based upon certain facts, representations and assumptions, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The issuance of such opinions is conditioned on, among other things, such tax counsels' receipt of representation letters from each of Stratus, Ascend and Sub, in each case, in form and substance reasonably satisfactory to each such tax counsel. No ruling has been (or will be) sought from the Internal Revenue Service (the "IRS") with respect to the Merger. Assuming the Merger constitutes a reorganization within the meaning of Section 368(a) of the Code, no gain or loss will be recognized for United States federal income tax purposes by holders of Stratus Common Stock (except with respect to cash received by holders of Stratus Common Stock in lieu of fractional shares of Ascend Common Stock). See "The Merger--Certain United States Federal Income Tax Consequences of the Merger" and "The Merger Agreement--Conditions to the Merger." Holders of Stratus Common Stock are urged to consult their tax advisors as to the specific tax consequences to them of the Merger.

ACCOUNTING TREATMENT

  The Merger will be accounted for as a "purchase" transaction for accounting and financial reporting purposes, in accordance with generally accepted accounting principles. Accordingly, a determination of the fair value of Stratus' assets and liabilities will be made in order to allocate the purchase price to the assets acquired and the liabilities assumed. In connection with the Merger, it is anticipated that Ascend will take a one-time charge consisting of a write-off of in-process research and development, estimated to be approximately $305 million. The purchase price allocation, including the one-time charge for write-off of in-process research and development, is subject to revision when additional information concerning asset and liability valuation is obtained. Upon consummation of the Merger, Ascend plans to divest certain lines of business of Stratus. Ascend is in the early stages of determining the financial impact of divesting such operations and upon consummation of the Merger will separately account for the results of operations and assets of these lines of business. See "The Merger--Accounting Treatment" and "Operations After the Merger."

REGULATORY REQUIREMENTS

  The Merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), which provide that certain transactions may not be consummated until required information and materials have been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and certain waiting periods have expired or been early terminated. On August 21, 1998, Stratus and Ascend filed the required information and materials with the Antitrust Division and the FTC and requested early termination of the waiting period under the HSR Act. In addition, similar filings relating to compliance with antitrust regulations have been made in Germany, Ireland and Sweden. The requirements of the HSR Act will be satisfied if the Merger is consummated within one year from the termination of the waiting period. See "The Merger -- Regulatory Requirements."

RESTRICTIONS ON RESALE OF ASCEND COMMON STOCK

  The shares of Ascend Common Stock issuable to stockholders of Stratus upon consummation of the Merger will have been registered under the Securities Act at the Effective Time. Such shares will be freely transferable without restriction by those Stratus stockholders who are not deemed to be "affiliates" of Ascend or Stratus, as that term is defined in the rules under the Securities Act.

  Shares of Ascend Common Stock received pursuant to the Merger by those stockholders of Stratus who are deemed to be "affiliates" of Stratus or Ascend may be resold without registration under the Securities Act only as permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. See "The Merger--Restrictions on Resale of Ascend Common Stock."

APPRAISAL RIGHTS

  Under the Massachusetts Business Corporation Law (the "MBCL"), each holder of shares of Stratus Common Stock is entitled to object to the Merger and demand payment for such holder's shares of Stratus Common Stock. See "The Merger-- Appraisal Rights" and Annex C hereto.

OPERATIONS AFTER THE MERGER

  Stratus will be divided into four business units: a telecommunications business unit; an enterprise computer business unit; and two business units focused on financial and enterprise software (the TCAM Systems business unit and the S2 Systems business unit, respectively). Ascend contemplates that following the Merger the telecommunications business unit of Stratus will be integrated into Ascend and the non-telecommunications business units will be set up as separate subsidiaries and will then be divested. It is anticipated that, subject to certain requirements that must be satisfied for the Merger to qualify as a tax-free reorganization, definitive agreements relating to such divestitures will be negotiated by the end of 1998 and closed within three months of signing such definitive agreements, but in no event later than 12 months following the consummation of the Merger. See "Operations After the Merger" and "Risk Factors."

CERTAIN PROVISIONS OF THE MERGER AGREEMENT

  No Solicitation. Stratus has agreed that, from and after the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement it shall not, directly or indirectly, through any officer, director, employee, representative, agent, or affiliate, (i) solicit, initiate, or encourage any Competing Offers (as defined herein), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Competing Offer, or (iii) agree to, accept, approve, recommend or consummate a Competing Offer. However, Stratus or the Stratus Board is not prevented from (i) furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Competing Offer by such person or entity or recommending such an unsolicited bona fide written competing offer to the stockholders of Stratus, if and only to the extent that (a) such Competing Offer would, if consummated, result in a transaction that would, in the reasonable good faith judgment of the Stratus Board, after consultation with its financial advisors, be more favorable to the Stratus stockholders from a financial point of view than the Merger and, in the reasonable good faith judgment of the

Stratus Board after consultation with its financial advisors, the person or entity making such Competing Offer appears to have the financial means, or the ability to obtain the necessary financing, to conclude such transaction (a "Superior Proposal"), (b) the failure to take such action would, in the reasonable good faith judgment of the Stratus Board after consultation with outside corporate counsel, be contrary to the fiduciary duties of Stratus' directors to the Stratus stockholders under applicable law, and (c) prior to furnishing non-public information to, or entering into discussions or negotiations with, such person or entity, the Stratus Board receives from such person or entity an executed confidentiality agreement not materially less restrictive to such person or entity than those contained in the Mutual Nondisclosure and Confidentiality Agreement dated June 15, 1998 between Ascend and Stratus; or (ii) accepting or agreeing to a Superior Proposal or consummating a transaction contemplated by a Superior Proposal (provided that Stratus has given Ascend 48 hours notice prior to accepting or agreeing to such Superior Proposal); or (iii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Competing Offer.

  "Competing Offer" means any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, sale or purchase of substantial assets or stock, tender or exchange offer, or other business combination or change in control or similar transaction involving such party, other than the transactions contemplated or permitted by the Merger Agreement.

  Termination and Termination Fee. The Merger Agreement may be terminated under certain circumstances at any time prior to the Effective Time, including, among other things, termination (i) by mutual written consent of Ascend and Stratus;
(ii) by either Ascend or Stratus if the Merger shall not have been consummated by January 31, 1999, unless the party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date; (iii) by either Ascend or Stratus if a final court order prohibiting the Merger has been issued; (iv) by either Ascend or Stratus if, at the Stratus Special Meeting, the requisite vote of Stratus stockholders in favor of the Merger Agreement and approval of the Merger shall not have been obtained; (v) by Ascend if (a) the Stratus Board shall have withdrawn or modified its recommendation of the Merger Agreement or the Merger in a manner adverse to Ascend or shall have resolved or publicly announced or disclosed its intention to do so; (b) the Stratus Board shall have recommended a Superior Proposal to the stockholders of Stratus or shall have resolved or publicly announced its intention to recommend or accept a Superior Proposal; or (c) a tender offer or exchange offer which if completed would result in the ownership by any person and such person's affiliates of 50% or more of the outstanding shares of Stratus Common Stock shall have been commenced and the Stratus Board shall have filed a Statement on Form 14D-9 recommending acceptance of such tender or exchange offer or shall have resolved or publicly announced its intention to recommend acceptance of such tender or exchange offer; (vi) by either Ascend or Stratus if a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in the Merger Agreement shall have occurred which if uncured would cause any representation or warranty of the other party to be untrue; or (vii) by Stratus if it shall have accepted, approved or resolved to accept or approve a Superior Proposal in compliance with the terms of the Merger Agreement.

  Stratus has agreed to pay Ascend a termination fee of $36,759,995 (the "Termination Fee") if the Merger Agreement is terminated: (i) by Ascend if (a) the Stratus Board shall have withdrawn or modified its recommendation of the Merger Agreement or the Merger in a manner adverse to Ascend or shall have resolved or publicly announced or disclosed its intention to do so, (b) the Stratus Board shall have recommended a Superior Proposal to the stockholders of Stratus or shall have resolved or publicly announced its intention to recommend or accept a Superior Proposal, or (c) a tender offer or exchange offer which if completed would result in the ownership by any person and such person's affiliates of 50% or more of the outstanding shares of Stratus Common Stock shall have been commenced and the Stratus Board shall have filed a Statement on Form 14D-9 recommending acceptance of such tender or exchange offer or shall have resolved or publicly announced its intention to recommend acceptance of such tender or exchange offer; (ii) by Stratus if Stratus accepts, approves or resolves to accept or approve a Superior Proposal; or (iii) by Stratus or Ascend as a result of the failure to obtain the requisite vote for adoption of the Merger Agreement and approval of the Merger by the stockholders of Stratus and (a) at the time of such failure an Alternative Transaction (as defined herein) involving Stratus shall have been announced or publicly proposed and (b) within one year of such failure Stratus or the Stratus Board accepts, recommends or enters into or announces any definitive or preliminary agreement or letter of intent with respect to an Alternative Transaction, amends or otherwise takes an action under the Rights Agreement which has the effect of rendering the Rights Agreement inapplicable to an Alternative Transaction, or redeems the Rights so as to facilitate an Alternative Transaction, or an Alternative Transaction is consummated. The Termination Fee shall be payable: (i) in the case of termination by Stratus in the circumstances described in clause (ii) of the immediately preceding sentence, prior to the effectiveness of such termination;
(ii) in the case of termination by Ascend in the circumstances described in clause (i) of the immediately preceding sentence, promptly after such termination; and (iii) in the case of termination by either party in the circumstances described in clause (iii) of the immediately preceding sentence, when the Stratus Board accepts, recommends or enters into any agreement with respect to an Alternative Transaction, amends the Rights Agreement or redeems the rights so as to facilitate an Alternative Transaction, or an Alternative Transaction is consummated. See "The Merger Agreement--Termination; Termination Fees and Expenses."

  Conditions to the Merger. The consummation of the Merger is subject to the satisfaction of certain conditions, including the following: (i) the Merger Agreement shall have been approved and adopted by the requisite vote of holders of Stratus Common Stock pursuant to the MBCL; (ii) the waiting period required by the HSR Act, and any other material waiting periods under applicable foreign laws shall have expired or been terminated and no action by the Antitrust Division, the FTC or any foreign governmental entity challenging or seeking to enjoin the consummation of the Merger shall be pending or have been instituted;
(iii) all governmental approvals and filings required for the Merger, the absence of which would be reasonably likely to have a material adverse effect on either party or on the parties' ability to complete the Merger, shall have been obtained or made; (iv) the Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and all required state securities laws authorizations shall have been received; (v) there shall be no order, injunction or other legal or regulatory restraint or prohibition in effect preventing or prohibiting the consummation of the Merger or restricting the conduct of either Ascend's or Stratus' business after the consummation of the Merger; (vi) each of Ascend and Stratus shall have received opinions from their respective counsel to the effect that the Merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code for United States federal income tax purposes; (vii) the shares of Ascend Common Stock to be issued in the Merger shall have been authorized for quotation on The Nasdaq National Market; (viii) Ascend, Sub and Stratus shall have performed, in all material respects, all obligations they are required to perform at or prior to the closing date of the Merger; (ix) the provisions of the Rights Agreement and all Rights issued thereunder shall not apply to Ascend or the Merger, and (x) the parties' representations and warranties shall be accurate in all material respects when made and as of the closing date of the Merger. See "The Merger Agreement--Conditions to the Merger."

COMPARISON OF STOCKHOLDER RIGHTS

  See "Comparison of Rights of Stratus Stockholders and Ascend Stockholders" for a summary of the material differences between the rights of holders of Ascend Common Stock and Stratus Common Stock.

SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

  Ascend's selected historical balance sheet data as of December 31, 1997, and 1996 and selected historical statements of operations data for each of the three years in the period ended December 31, 1997 are derived from Ascend's audited consolidated financial statements incorporated by reference in this Prospectus/Proxy Statement. Ascend's selected historical balance sheet data as of December 31, 1995, 1994 and 1993 and selected historical statements of operations data for each of the two years in the period ended December 31, 1994 are derived from Ascend's audited consolidated financial statements not included nor incorporated by reference herein. Ascend's selected historical financial statements data is qualified by and should be read in conjunction with such financial statements and the notes thereto incorporated by reference in this Prospectus/Proxy Statement. Stratus' selected historical balance sheet data as of December 28, 1997 and December 29, 1996 and selected historical statements of operations data for each of the three years in the period ended December 28, 1997 are derived from Stratus' audited consolidated financial statements incorporated by reference in this Prospectus/Proxy Statement. Stratus' selected historical balance sheet data as of December 31, 1995, January 1, 1995 and January 2, 1994 and selected historical statements of operations data for each of the two fiscal years in the period ended January 1, 1995 are derived from Stratus' audited consolidated financial statements not included nor incorporated by reference herein. Stratus' selected historical financial statements data is qualified by and should be read in conjunction with such financial statements and notes thereto incorporated by reference in this Prospectus/Proxy Statement. The selected unaudited pro forma condensed combined financial data is qualified in its entirety by reference to, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and notes thereto included elsewhere in this Prospectus/Proxy Statement. The unaudited pro forma condensed combined statements of operations data combines Ascend's historical consolidated results of operations data for the year ended December 31, 1997 and the six months ended June 30, 1998 with Stratus' historical consolidated results of operations data for the year ended December 28, 1997 and the six months ended June 28, 1998, respectively, giving effect to the Merger as if it had occurred as of January 1, 1997. The unaudited pro forma condensed combined balance sheet data combines Ascend's historical consolidated balance sheet data as of June 30, 1998 with Stratus' historical consolidated balance sheet data as of June 28, 1998, giving effect to the Merger as if it had occurred as of June 30, 1998. The unaudited pro forma condensed combined financial data set forth below does not purport to represent what the consolidated results of operations or financial position of Ascend would actually have been if the Stratus acquisition and related transaction had in fact occurred on such date or to project the future consolidated results of operations or financial condition of Ascend. See "Unaudited Pro Forma Condensed Combined Financial Information."

                   ASCEND SELECTED HISTORICAL FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                          SIX MONTHS
                            ENDED                      YEAR ENDED DECEMBER 31,
                           JUNE 30,  ------------------------------------------------------------
                             1998        1997         1996         1995        1994       1993
                          ---------- ------------ ------------ ------------ ---------- ----------
HISTORICAL STATEMENTS OF
 OPERATIONS DATA:
 Revenues...............  $  632,469  $1,167,352    $890,273     $287,438     $89,715   $ 23,175
 Gross profit...........     405,540     753,782     578,528      185,579      57,215     14,172
 Operating income
  (loss)................     163,285     (67,981)    284,818       77,378      15,468     (3,182)
 Net income (loss)......     111,457    (124,374)    183,890       52,945      15,816     (2,978)
 Net income (loss) per
  share--Basic..........  $     0.58  $    (0.66)   $   1.03     $   0.33    $   0.11   $  (0.04)
 Net income (loss) per
  share--Diluted........  $     0.55  $    (0.66)   $   0.94     $   0.30    $   0.11   $  (0.04)
 Number of shares used
  in per share
  calculation--Basic....     193,802     189,129     178,630      162,181     142,486     77,469
 Number of shares used
  in per share
  calculation--Diluted..     203,886     189,129     196,246      175,216     148,516     77,469
                                                             DECEMBER 31,
                           JUNE 30,  ------------------------------------------------------------
                             1998        1997         1996         1995        1994       1993
                          ---------- ------------ ------------ ------------ ---------- ----------
 HISTORICAL BALANCE
  SHEET DATA:
 Working capital........  $  686,928  $  745,949    $652,447     $331,937    $ 92,415   $ 20,844
 Total assets...........   1,390,229   1,137,894     922,127      481,873     126,620     31,432
 Total stockholders'
  equity................   1,187,591     969,256     767,233      411,293     103,154     23,550

                   STRATUS SELECTED HISTORICAL FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                          SIX MONTHS                          YEAR ENDED
                            ENDED    ------------------------------------------------------------
                           JUNE 28,  DECEMBER 28, DECEMBER 29, DECEMBER 31, JANUARY 1, JANUARY 2,
                             1998        1997         1996         1995        1995       1994
                          ---------- ------------ ------------ ------------ ---------- ----------
 HISTORICAL STATEMENTS
  OF OPERATIONS DATA:
 Revenues...............  $  298,350  $  688,275    $609,329     $587,922    $576,556   $513,680
 Gross profit...........     114,788     310,685     269,771      284,732     321,961    292,811
 Operating income.......       5,567      82,140      50,134       12,068      69,678     25,416
 Net income.............       7,294      74,114      43,520       17,338      60,982     16,607
 Net income per share--
  Basic.................  $     0.30  $     3.15    $   1.86     $   0.74    $   2.53   $   0.71
 Net income per share--
  Diluted...............  $     0.29  $     3.01    $   1.83     $   0.73    $   2.47   $   0.70
 Number of shares used
  in per share
  calculation--Basic....      23,928      23,522      23,437       23,417      24,132     23,271
 Number of shares used
  in per share
  calculation--Diluted..      24,824      24,635      23,774       23,757      24,649     23,769
                           JUNE 28,  DECEMBER 28, DECEMBER 29, DECEMBER 31, JANUARY 1, JANUARY 2,
                             1998        1997         1996         1995        1995       1994
                          ---------- ------------ ------------ ------------ ---------- ----------
 HISTORICAL BALANCE
  SHEET DATA:
 Working capital........  $  390,178  $  383,875    $325,724     $292,993    $324,431   $299,293
 Total assets...........     697,380     750,361     638,921      607,809     613,410    558,531
 Long-term obligations
  and deferrals.........       1,163         887       3,634        7,168      10,150     13,743
 Total stockholders'
  equity................     599,592     600,776     519,484      478,391     490,152    435,960

  ASCEND AND STRATUS SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
                                    DATA(1)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                     SIX MONTHS    YEAR ENDED
                                                   ENDED JUNE 30, DECEMBER 31,
                                                        1998          1997
                                                   -------------- ------------
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS
 OF OPERATIONS DATA:
  Revenues........................................    $930,819     $1,855,627
  Gross profit....................................     520,328      1,064,467
  Net income (loss)...............................     116,108        (55,546)
  Net income (loss) per share--Basic..............    $   0.55     $    (0.27)
  Net income (loss) per share--Diluted............    $   0.52     $    (0.27)
  Number of shares used in per share calculation--
   Basic..........................................     211,748        206,771
  Number of shares used in per share calculation--
   Diluted........................................     222,504        206,771

                                                                      JUNE 30,
                                                                        1998
                                                                     ----------
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET DATA:
  Working capital................................................... $  961,106
  Total assets......................................................  2,124,638
  Long-term obligations and deferrals...............................      1,163
  Total stockholders' equity........................................  1,708,212

--------
(1) See "Unaudited Pro Forma Condensed Combined Financial Information."

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

  The following table sets forth (i) historical net income (loss) per share and historical book value per share data of Ascend; (ii) historical net income per share and historical book value per share data of Stratus; (iii) unaudited pro forma condensed combined net income (loss) per share and unaudited pro forma condensed combined book value per share data of Ascend after giving effect to the Merger; and (iv) unaudited equivalent pro forma condensed combined net income (loss) per share and unaudited equivalent pro forma condensed combined book value per share data of Stratus based on the Exchange Ratio of 0.75 of a share of Ascend Common Stock for each share of Stratus Common Stock. See "The Merger Agreement--Conversion of Securities." The information in the table should be read in conjunction with the audited and unaudited consolidated financial statements of Ascend and Stratus and the notes thereto incorporated by reference in this Prospectus/Proxy Statement and the unaudited pro forma condensed combined financial data and notes thereto included elsewhere herein. The unaudited pro forma condensed combined financial data is not necessarily indicative of the net income (loss) per share or book value per share that would have been achieved had the Merger been consummated as of the beginning of the periods presented and should not be construed as representative of such amounts for any future dates or periods.

                                                             STRATUS EQUIVALENT
                          HISTORICAL(1)       PRO FORMA          PRO FORMA
                          ---------------     CONDENSED          CONDENSED
                          ASCEND  STRATUS COMBINED(2)(4)(5) COMBINED(2)(3)(4)(5)
                          ------  ------- ----------------- --------------------
Net income (loss) per
 share--Diluted:
  For the six months
   ended June 30, 1998..  $ 0.55  $ 0.29       $ 0.52              $0.39
  For the year ended De-
   cember 31:
    1997................   (0.66)   3.01        (0.27)             (0.20)
    1996................    0.94    1.83
    1995................    0.30    0.73
Book value per share at:
    June 30, 1998(4)....  $ 6.06  $24.96       $ 7.98              $5.99

--------
(1) Historical book value per share is computed by dividing stockholders' equity by the number of shares of common stock outstanding at the end of each period.

(2) The pro forma condensed combined book value per share is computed by dividing pro forma stockholders' equity, including the effect of pro forma adjustments, by the pro forma number of shares of Ascend Common Stock which would have been outstanding had the Merger been consummated as of June 30, 1998. Upon consummation of the Merger, Ascend plans to divest certain lines of business of Stratus. As of the date of this filing, Ascend was in the early stages of determining the impact of divesting such operations and accordingly, the above pro forma information does not include any adjustments relating to the planned sale of the lines of business.

(3) The Stratus equivalent pro forma condensed combined per share amounts are calculated by multiplying the pro forma condensed combined per share amounts by the Exchange Ratio of 0.75 of a share of Ascend Common Stock for each share of Stratus Common Stock.

(4) See "Unaudited Pro Forma Condensed Combined Financial Information."

(5) Pro forma diluted net income (loss) per share is computed using the weighted-average number of shares of common stock outstanding, after the issuance of Ascend Common Stock to acquire the outstanding shares of Stratus Common Stock and also gives effect to any dilutive options and warrants. Dilutive options and warrants are excluded from the computation during loss periods as their effect is antidilutive.

MARKET PRICE INFORMATION

  Ascend Common Stock is quoted on The Nasdaq National Market under the symbol "ASND."

  The table below sets forth, for the calendar quarters indicated, the reported high and low sale prices of Ascend Common Stock as reported on The Nasdaq National Market. Ascend Common Stock began trading on The Nasdaq National Market on May 13, 1994. The prices of Ascend Common Stock reflect all stock splits effected prior to the date hereof.

                                                                    HIGH   LOW
                                                                   ------ ------
   1996
     First Quarter................................................ $58.38 $28.75
     Second Quarter...............................................  71.25  47.75
     Third Quarter................................................  68.75  38.25
     Fourth Quarter...............................................  75.25  57.50
   1997
     First Quarter................................................  80.25  40.11
     Second Quarter...............................................  60.00  36.13
     Third Quarter................................................  56.81  30.00
     Fourth Quarter...............................................  35.69  22.00
   1998
     First Quarter................................................  38.75  24.38
     Second Quarter...............................................  51.81  36.13
     Third Quarter (through September 4, 1998)....................  55.06  32.63

  Stratus Common Stock is quoted on The New York Stock Exchange, The Chicago
Stock Exchange, The Boston Stock Exchange and The Pacific Exchange under the symbol "SRA."

  The table below sets forth, for the calendar quarters indicated, the reported high and low sale prices of Stratus Common Stock as reported on The New York
Stock Exchange. Stratus Common Stock began trading on The New York Stock
Exchange on December 21, 1989. The prices of Stratus Common Stock reflect all stock splits effected prior to the date hereof.

                                                                    HIGH   LOW
                                                                   ------ ------
   1996
     First Quarter................................................ $34.88 $25.13
     Second Quarter...............................................  32.13  26.25
     Third Quarter................................................  29.88  16.63
     Fourth Quarter...............................................  27.75  19.00
   1997
     First Quarter................................................  35.13  26.38
     Second Quarter...............................................  50.38  30.13
     Third Quarter................................................  60.75  48.00
     Fourth Quarter...............................................  50.31  31.00
   1998
     First Quarter................................................  50.88  32.50
     Second Quarter...............................................  46.69  22.88
     Third Quarter (through September 4, 1998)....................  36.19  21.44

  The following table sets forth the closing prices per share of Ascend Common Stock on The Nasdaq National Market and the Stratus Common Stock on The New York Stock Exchange on July 31, 1998, the last full trading date prior to the public announcement of the signing of Merger Agreement, and on September 4, 1998, the last practicable trading date for which information is available before the printing of this Prospectus/Proxy Statement, and the equivalent per share prices for Stratus Common Stock based on the Ascend Common Stock prices multiplied by the Exchange Ratio of 0.75:

                                                       ASCEND STRATUS
                                                       COMMON COMMON   STRATUS
                                                       STOCK   STOCK  EQUIVALENT
                                                       ------ ------- ----------
   July 31, 1998...................................... $44.47 $28.88    $33.35
   September 4, 1998.................................. $38.75 $27.81    $29.06

  As of the Stratus Record Date, there were approximately 2,501 stockholders of record of Ascend Common Stock, and approximately 1,281 stockholders of record of Stratus Common Stock.

  Stratus stockholders are advised to obtain current market quotations for Ascend Common Stock and Stratus Common Stock. No assurance can be given as to the market prices of Ascend Common Stock and Stratus Common Stock at any time before the Effective Time or as to the market price of Ascend Common Stock at any time thereafter. Because the Exchange Ratio is fixed, the Exchange Ratio will not be adjusted to compensate Stratus stockholders for decreases in the market price of Ascend Common Stock which could occur before the Merger becomes effective. See "Risk Factors--Risks Associated with Fixed Exchange Ratio."

  Following the Merger, all Stratus Common Stock will be owned by Ascend and, as a result, Stratus Common Stock will no longer be traded on the Stratus Exchanges.

  Neither Ascend nor Stratus has paid any cash dividends on their respective capital stock since their respective inceptions. Following the Merger, Ascend intends to retain any future earnings for use in its business and does not anticipate paying cash dividends in the foreseeable future.

                                 RISK FACTORS

  The following risk factors should be considered by holders of Stratus Common Stock in evaluating whether to approve and adopt the Merger Agreement and thereby acquire shares of Ascend Common Stock. These factors should be considered in conjunction with the other information included and incorporated by reference in this Prospectus/Proxy Statement. This Prospectus/Proxy Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Actual results could differ materially from those projected in these forward-looking statements as a result of a variety of factors, including those set forth below and elsewhere in this Prospectus/Proxy Statement.

RISKS RELATING TO THE MERGER

  Integration of Operations and Technologies. Ascend intends to integrate the telecommunications business of Stratus into Ascend. Achieving the anticipated benefits of the Merger will depend in large part upon whether the integration of Stratus' telecommunications business into Ascend is accomplished in an efficient and effective manner. The integration of Stratus' telecommunications business into Ascend will require, among other things, integration of the products, technologies, manufacturing operations, research and development activities, distribution channels, management information systems and key personnel of Stratus' telecommunications business into Ascend. Because certain aspects of Stratus' telecommunications business have not historically been separated from the non-telecommunications businesses of Stratus, Ascend may encounter unforseen difficulties in separating and integrating these aspects of the telecommunications business. There can be no assurance that the integration of Stratus' telecommunications business will be accomplished in an efficient and effective manner, if at all. If significant difficulties are encountered in the integration, it could have a material adverse effect on the business, results of operations and financial condition of Ascend.

  The integration of operations and technologies following the Merger will require the dedication of management and other personnel which may distract their attention from the day-to-day business of Ascend, the development or acquisition of new technologies, and the pursuit of other business acquisition opportunities. The difficulties of integrating Ascend and Stratus may be increased by the necessity of coordinating organizations with distinct cultures and widely dispersed operations. Successful integration of the two companies' sales and marketing organizations will require the sales and marketing personnel of each company to learn about the often technically-complex products, services and technologies of the other company. In addition, as commonly occurs with mergers of technology companies, during the pre-merger and integration phases, competitors may undertake initiatives to attract customers and recruit key employees through various incentives which could have a material adverse effect on the business, results of operations and financial condition of Ascend.

  Divestiture of Non-Telecommunications Businesses. Ascend intends to divest the non-telecommunications businesses of Stratus. It is anticipated that, subject to certain requirements that must be satisfied for the Merger to qualify as a tax free reorganization, definitive agreements relating to such divestitures will be negotiated by the end of 1998 and closed within three months of signing such definitive agreements, but in no event later than 12 months following the consummation of the Merger. These businesses will consist of an enterprise computer business unit and two business units focused on financial and enterprise software (the TCAM Systems business unit and the S2 Systems business unit, respectively). These businesses accounted for 56% and 59% of Stratus' revenues in 1997 and the first six months of 1998, respectively. Ascend will be required to finance these businesses until it completes the divestitures. To the extent these businesses require unanticipated financing, there could be a material adverse effect on the business, results of operations and financial condition of Ascend. As of the date of this Prospectus/Proxy Statement, Ascend is in the early stages of determining the financial impact of divesting these businesses, and Ascend has determined a preliminary purchase price allocation for these businesses. There can be no assurances that either the preliminary allocation or the amount received for these businesses on their divesture will approximate the final allocation of the purchase price. To the extent that either the preliminary purchase price allocation or the consideration received from the divestiture of these businesses differs from their final purchase price allocation, an adjustment to goodwill will be recorded in Ascend's financial statements. While the amortization of any increased goodwill will have no effect on Ascend's operating cash flow, such amortization could have a material adverse effect on Ascend's reported earnings per share. As of the date of this Prospectus/Proxy Statement, Ascend and Stratus have begun discussions with potential acquirors for these businesses. However, no definitive agreements to divest any of these businesses have been reached. There can be no assurance that Ascend will be able to find acquirors for the non-telecommunications businesses of Stratus nor any assurance as to the amount any such acquiror will be willing to pay for the business to be sold. Failure to sell such businesses within 12 months of the consummation of the Merger or at an adequate sales price could have a material adverse effect on the business, results of operations and financial condition of Ascend.

  The businesses to be divested share common technology, personnel and other aspects of operations with one another and with the telecommunications business of Stratus. Ascend may encounter unforseen difficulties in separating these businesses, which could diminish the value of the businesses to a potential acquiror or complicate or limit the ability of Ascend to complete a divestiture. For instance, these businesses share common intellectual property rights, some of which are pursuant to licences and other agreements with third parties that may preclude acquirors of the businesses from utilizing such intellectual property if such businesses are divested without the permission of the third parties. Failure to successfully separate these businesses could have a material adverse effect on the business, results of operations and financial condition of Ascend.

  The value of the businesses to be divested depends in large part upon the retention of key employees in those businesses. Due to the uncertainty surrounding the future of these businesses, there is substantial risk that such key employees will consider alternative employment opportunities and will be particularly susceptible to recruiting efforts by competitors. The loss of such key employees could materially adversely affect the ability of Ascend to sell such businesses and the price a potential acquiror is willing to pay for such businesses.

  Customers. There can be no assurance that carriers, resellers and potential end users of Ascend's and Stratus' products will continue their current or historical buying patterns without regard to the announced Merger and other recent industry developments. Certain customers may defer purchasing decisions as they evaluate the proposed Merger, other merger and product announcements in the data and voice networking sectors, changes and regulatory developments in the telecommunications industry, Ascend's future product strategy and current and anticipated product offerings of Ascend's and Stratus' competitors. Customers may ultimately decide to purchase competitors' products in lieu of Ascend's or Stratus' products. Stratus and, to a lesser extent, Ascend have each historically depended upon a limited number of customers for a significant portion of their respective businesses. Consequently, decisions by a relatively small number of customers to defer their purchasing decisions or to purchase products elsewhere could have a material adverse effect on the business, results of operations and financial condition of Ascend. In addition, by increasing the breadth of Ascend's and Stratus' existing product offerings, the Merger may make it more difficult for Ascend to enter into new, or to maintain existing relationships, including customer relationships, with strategic partners, some of whom may view Ascend as a more direct competitor than such strategic partners view Ascend or Stratus as independent companies. Ascend has made assumptions about prospective revenues from both current and future customers that would result from Ascend offering integrated products addressing both the voice and data networking markets. For the foregoing reasons, as well as technological uncertainty, competition and other general industry and economic factors, there can be no assurance that Ascend will achieve such revenues.

  Dependence on Retention and Integration of Key Employees. The success of Ascend following the Merger is dependent at least in part on the retention and integration of the key management, sales, marketing and engineering and other technical employees of Stratus' telecommunications business into Ascend, and on the retention of key personnel in the Stratus businesses to be divested following the Merger. Competition for qualified personnel in the computer and telecommunications industry is intense, and competitors often use aggressive tactics to recruit key employees during the period leading up to a merger and during the integration phase following a merger. While each of Ascend and Stratus is engaged in ongoing efforts to retain key employees, it may be more difficult for Ascend to retain such employees after the Merger. In particular, upon the consumation of the Merger, unvested stock options held by directors and certain executive officers of Stratus will immediately vest. Certain other options held by executive officers of Stratus and all options held by other employees of Stratus which would vest within two years of the consummation of the Merger had such officer or employee been employed for such period will become vested upon consummation of the Merger as if such officer or employee had been employed for such period. The acceleration of such options could potentially reduce the retention incentive provided by such options. Further, Bruce I. Sachs, who is currently President and Chief Executive Officer of Stratus and who will be appointed as the senior manager of the business unit of Ascend that will include the telecommunications business of Stratus, has an employment agreement with Stratus that permits Mr. Sachs to voluntarily terminate his employment within one year of the Effective Time and receive from Ascend a payment equal to two years' base pay and certain other benefits. While it is anticipated that Ascend will implement retention arrangements for key Stratus employees, there can be no assurance that key employees will remain with Ascend. The loss of services of any key employees of Stratus could have a material adverse effect on the business, results of operations and financial condition of Ascend. See "The Merger-- Interests of Certain Persons in the Merger."

  Conflicts of Interest. In considering the recommendation to adopt and approve the Merger by the Stratus Board, the stockholders of Stratus should be aware that certain officers and directors of Stratus may be deemed to have conflicts of interest with respect to the Merger. The Stratus Board believes that it has appropriately considered such conflicts of interest, together with other relevant factors, when recommending the Merger to the stockholders of Stratus. In particular, upon the consummation of the Merger, unvested stock options held by directors and certain executive officers of Stratus will immediately vest. Certain other options held by executive officers of Stratus and all options held by other employees of Stratus which would vest within two years of the consummation of the Merger had such officer or employee been employed for such period will become vested upon consummation of the Merger as if such officer or employee had been employed for such period. Further, Mr. Sachs will be appointed as a senior manager of the business unit of Ascend that will include the telecommunications business of Stratus. Mr. Sachs and Maurice L. Castonguay, Vice President of Finance and Administration and Chief Financial Officer of Stratus, each have employment agreements amended in connection with the Merger that provide for severance payments upon termination of their employment following the Effective Time (including a termination of employment or resignation within one year of the Effective
Time). In addition, pursuant to the Merger Agreement, Stratus will be permitted to amend its severance policy prior to the Effective Time to provide additional severance payments for up to 50 key employees. Finally, pursuant to the Merger Agreement, Ascend has agreed to indemnify and provide directors' and officers' liability insurance for the directors and officers of Stratus for six years following the Effective Time. See "The Merger--Interests of Certain Persons in the Merger."

  Risks Associated with Fixed Exchange Ratio. As a result of the Merger, each outstanding share of Stratus Common Stock will be converted into the right to receive 0.75 of a share of Ascend Common Stock. Because the Exchange Ratio is fixed, it will not increase or decrease due to fluctuations in the market price of either Ascend Common Stock or Stratus Common Stock. The specific dollar value of the consideration to be received by Stratus stockholders in the Merger will depend on the market price of Ascend Common Stock at the Effective Time. The market prices of Ascend Common Stock and Stratus Common Stock as of a recent date are set forth herein under "Summary--Market Price Information." Stratus stockholders are advised to obtain recent market quotations for Ascend Common Stock and Stratus Common Stock. Ascend Common Stock and Stratus Common Stock historically have been subject to substantial price volatility. No assurance can be given as to the market prices of Ascend Common Stock or Stratus Common Stock at any time before the Effective Time or as to the market price of Ascend Common Stock at any time thereafter. See "Summary--Market Price Information."

  Substantial Costs and Expenses Resulting from the Merger. Ascend estimates it will incur substantial costs and expenses in connection with the Merger. These costs and expenses consist of two components. The first component is estimated to be approximately $116 million, and will include regulatory filing costs, the fees of financial advisors, attorneys, accountants, financial printers and proxy solicitors, costs associated with Stratus' previously announced restructuring to reduce employee headcount by approximately 350 positions, costs associated with Ascend's announced plans to further reduce the employee headcount at Stratus by approximately 150 positions and the elimination of redundant facilities following the consummation of the Merger. These costs will be accounted for as an addition to the purchase price paid by Ascend in the Merger. Ascend also expects to incur a write-off of in-process research and development estimated to be approximately $305 million, which will be charged to operations in the quarter in which the Merger is consummated. There can be no assurance that Ascend will not incur additional material charges in order to reflect additional costs associated with the Merger.

  Purchase Method of Accounting. The Merger will be accounted for under the purchase method of accounting. The total estimated purchase price relating to the Merger has been allocated on a preliminary basis to the assets acquired and liabilities assumed based on Ascend's estimates of their respective fair values. To the extent this purchase price exceeds the fair value of the net tangible assets acquired at the Effective Time, Ascend will allocate the purchase price, based on an independent valuation, to intangible assets that include purchased in-process research and development and acquired technology, with the remainder allocated to goodwill. While the amortization of acquired technology and goodwill will have no effect on Ascend's operating cash flow, such amortization may have an adverse effect on Ascend's reported earnings per share. The allocation of purchase price is subject to change pending a final analysis of the value of the assets acquired and liabilities assumed and divestiture of Stratus' non-telecommunications businesses. The impact of such changes could be material and any increases in the amounts allocated to acquired technology and goodwill resulting from changes could increase the negative effect of such amortization on Ascend's earnings per share.

  Consents and Waivers. Stratus has contracts with many of its suppliers, customers, licensors, licensees and other business partners relating to, among other things, certain intellectual property rights. Some of the contracts to which Stratus is a party contain provisions requiring the consent, waiver or approval of the other party or parties thereto upon a change of control of Stratus, including upon the consummation of the Merger. Stratus has agreed to use all reasonable efforts to obtain such consents, waivers and approvals. However, there can be no assurance that Stratus will be able to obtain all such consents, waivers and approvals. Failure to obtain such consents, waivers and approvals could have a material adverse effect on the business, results of operations and financial condition of Ascend after the Merger.

RISKS RELATING TO ASCEND

  General Risks. The operating results of Ascend may be affected by various trends and factors including, but not limited to, adverse changes in conditions in the specific markets for Ascend's and Stratus' products, conditions in the broader market for computer, telecommunications and data and voice communications products and services, and conditions in the domestic or global economy generally; governmental regulation or intervention affecting communications or data and voice networking; fluctuations in foreign exchange rates; and the factors listed herein. Ascend and Stratus participate in a highly volatile and rapidly growing industry which is characterized by, among other things, vigorous competition for market share from both start-up companies and well-capitalized communications companies and rapid technological development carried out amidst uncertainty over adoption of industry standards, the evolution of public and private data and voice networks, customer requirements and demand and protection of intellectual property rights. This environment could result in aggressive pricing practices which could reduce Ascend's revenues and gross margin. The ability of Ascend to compete in this environment depends upon a number of competitive and market factors and is subject to the risks set forth in this Prospectus/Proxy Statement and other factors beyond the control of the management.

  Fluctuations in Quarterly Operating Results. Ascend and Stratus have in the past experienced significant fluctuations in their quarterly operating results. Ascend's quarterly operating results may in the future be affected by a wide variety of factors, including competition, the mix of products sold, the mix of distribution channels employed, success in developing, introducing and shipping new products, price reductions for products, changes in the levels of inventory held by third party resellers, the timing of orders from and shipments to customers, seasonality and general economic conditions. Ascend and Stratus each typically operates with a relatively small backlog. As a result, quarterly sales and operating results generally depend on the volume of, timing of and ability to fulfill orders received within the quarter, which are difficult to forecast. Both Ascend and Stratus have historically experienced a disproportionate share of sales in the last month of the quarter. Accordingly, the cancellation or delay of even a small percentage of customer purchases could have a material adverse effect on Ascend's results of operations in a quarter and cause it to fail to meet financial expectations. A significant portion of Ascend's and Stratus' expense levels are relatively fixed in advance based in large part on their forecasts of future sales. If sales are below expectations in any given quarter, the adverse impact of the shortfall on the operating results of Ascend may be magnified by their inability to adjust spending to compensate for the shortfall. Due to the rapidly changing nature of the markets for Ascend's and Stratus' products, as well as the likelihood of increased competition, there can be no assurance that Ascend will continue to experience growth in net sales or that Ascend will be able to sustain profitability in the future.

  The gross margins of Stratus have historically been lower than the gross margins of Ascend, and accordingly, Ascend believes that its gross margins following the Merger will be lower than Ascend's historical gross margins. In addition, Ascend expects that its gross margins could be adversely affected in future periods by price adjustments as a result of increased competition, by changes in product mix and distribution channels and by changes in the cost of goods sold.

  Dependence on the Internet Access and Telecommunications Carrier
Markets. The growth in Ascend's net sales has been primarily attributable to the use of its access and switching products in connection with the Internet, Intranets and data networking networks operated by ISPs and telecommunications carriers. The growth in Stratus' telecommunications business has been primarily attributable to the use of its SS7 switching products by telecommunications carriers interested in establishing "intelligent" voice networks capable of offering enhanced services such as local number portability and voice mail. Ascend has entered into the Merger Agreement with the expectation that the combination of Ascend's and Stratus' products will not only allow Ascend to continue to sell into these markets, but will also allow Ascend to sell products to ISPs and telecommunications carriers who want to create more tightly integrated and optimized networks capable of carrying both voice and data traffic. Ascend's success in generating significant sales in all of these markets will depend in part on its ability to educate users about the benefits of its technologies and to develop effective distribution channels to address these markets. The markets for the types of products offered by Ascend and Stratus and to be offered by Ascend are new and evolving, and it is difficult to predict their size or future growth rate. Sales of Ascend's products will likely depend in large part upon the continued growth in demand for Internet and Intranet access and data networks, the convergence of voice and data networks, sustained adoption by end-user customers of the Internet for commerce and communication and continued acceptance of Ascend's and Stratus' products. There can be no assurance that the networking industry and infrastructure will continue to develop, that the adoption by end-user customers of the Internet for commerce and communication will occur or that acceptance of Ascend's and Stratus' products will continue. Ascend believes that competition in these markets will increase significantly in the future. Any adverse development regarding the Internet and related industries, the data or voice network equipment markets, adoption of the Internet or acceptance of Ascend's or Stratus' products could have a material adverse effect on the business, results of operations and financial condition of Ascend.

  Ascend sells a substantial percentage of its products to ISPs and telecommunications carriers, while the telecommunications business of Stratus sells nearly all of its products to telecommunications carriers. The level of Ascend's sales, if any, to any particular ISP or carrier may vary considerably from period to period. Accordingly, there can be no assurance that sales in any future period by Ascend to these entities, individually or as a group, will equal or exceed historical levels of Ascend or Stratus. Any development that would result in a substantial decrease or delay in sales to one or more of these entities, including actions by competitors, technological changes or regulation affecting the growth of network infrastructure, could have a material adverse effect on the business, results of operations and financial condition of Ascend.

  New Product Development and Timely Introduction of New and Enhanced Products. The markets for Ascend's and Stratus' products are characterized by rapidly changing technologies, evolving industry standards, frequent new product introductions and short product life cycles. The development of new, technologically advanced products is a complex and uncertain process requiring high levels of innovation, as well as the accurate anticipation of technological and market trends. The introduction of new or enhanced products also may require Ascend to manage the transition from older products in order to minimize disruption in customer ordering patterns, to avoid excessive levels of older product inventories and to ensure that adequate supplies of new products can be delivered to meet customer demand. There can be no assurance that Ascend will successfully develop, introduce or manage the transition of new products. Products may contain undetected or unresolved software or hardware errors when they are first introduced or as new versions are released. There can be no assurance that, despite extensive testing, software or hardware errors will not be found in new products or upgrades after commencement of commercial shipments of new or enhanced products. The inability of such products to gain market acceptance or problems associated with new product transitions could have a material adverse effect on the business, results of operations, or financial condition of Ascend.

  Competition. Ascend mainly competes in four segments of the data networking market: (i) wide area network ("WAN") and Internet access, (ii) WAN and Internet backbone switching, (iii) remote local area network ("LAN") access and Internet subscriber access, and (iv) videoconferencing and multimedia access. Ascend competes in one or more of these market segments with Cisco Systems, Inc., 3Com Corporation, Newbridge Networks, Inc., Shiva Corporation, Northern Telecom, Inc. ("Nortel"), Lucent Technologies Inc. ("Lucent") and many others.

  Both Stratus' telecommunications and non-telecommunications businesses face intense competition from a growing number of companies who offer a wide spectrum of business-class servers and employ a variety of techniques aimed at maintaining system and data availability. Most of these companies offer their products and services to the same markets targeted by Stratus, including the telecommunications market. Stratus' primary competitors in the computer business are Compaq Computer Corporation (as a result of its acquisition of Tandem Computers, Inc.), Hewlett-Packard Company ("HP"), International Business Machines Corporation and Sun Microsystems, Inc., and its competitors in the telecommunications business are Ericsson LM Tel. Co. Ad., Nortel, Tekelec, Lucent, and Societe Alcatel CIT.

  Competitive factors in the network equipment markets serviced by Ascend and Stratus include core technology, breadth of product features, breadth of network services supported, conformance to industry standards, scalability of products, product quality and reliability, pricing, marketing and distribution resources, international certifications and technical service and customer support. In addition, customers of networking products are increasingly demanding integrated, end-to-end product portfolios from a single vendor.

  Ascend expects additional competition in all of the foregoing lines of business from existing competitors and from a number of other companies that may enter Ascend's and Stratus' existing and Ascend's future markets. Certain of Ascend's and Stratus' current and potential competitors have substantially greater financial, marketing and technical resources than they do. Many of Ascend's current and potential competitors also have established relationships with Ascend's current and potential customers, and Ascend's limited resources relative to certain of its competitors may restrict its ability to remain current with respect to developments in these markets and to effectively pursue marketing activities in multiple markets simultaneously. The inability of Ascend to continue to penetrate the various markets for its products or to successfully expand the markets for its products and increased competition could result in price reductions, reduced profit margins and loss of market share, each of which could have a material adverse effect on the business, results of operations and financial condition of Ascend. There can be no assurance that Ascend will be able to continue to compete successfully against current and future competitors as markets evolve and competition increases.

  Acquisitions of complementary businesses and technologies, including technologies and products under development, have been a significant part of Ascend's business strategy. Certain of Ascend's and Stratus' major competitors have been engaged in business combinations. Not only will Ascend compete with its competitors for acquisition opportunities, but acquisitions by competitors are likely to create entities with increased market shares, customer bases, technology and marketing expertise, sales force size and/or proprietary technology in product markets in which Ascend will compete. These developments could have a material adverse effect on Ascend's ability to compete in such segments.

  Management of Growth. Ascend has experienced rapid growth and expansion in the past, which has placed, and may continue to place, a significant strain on Ascend's administrative, operational and financial resources and increased demands on its systems and controls. This growth has resulted in a continuing increase in the level of responsibility for existing and new management personnel of Ascend. Continued growth of Ascend would require Ascend to recruit and hire a substantial number of new engineering, technical support, sales, marketing and managerial personnel. Competition for such highly-qualified personnel is intense. There can be no assurance that Ascend will be successful at hiring or retaining these personnel. The ability of Ascend to manage its growth successfully will also require it to expand and improve its operational, management and financial systems and controls and to expand its manufacturing capacities. If management is unable to manage growth effectively, there could be a material adverse effect on the business, results of operations and financial condition of Ascend.

  Integration of Acquisitions. Ascend has completed several acquisitions of businesses, products and technologies, including the acquisition of Cascade Communications Corp. ("Cascade") that was completed in 1997. Ascend may acquire additional businesses, products or technologies in the future, although there are no agreements with respect to such transactions as of the date of this Prospectus/Proxy Statement. Achieving the anticipated benefits of past and future acquisition transactions will require, among other things, integration of the companies' respective products, technologies, management information systems, distribution channels and key personnel and coordination of their research and development, sales and marketing and financial reporting efforts. There can be no assurance that such integration will be accomplished in an efficient or effective manner. If significant difficulties are encountered in the integration of the existing product lines and technology, resources could be diverted from new product development, and delays in new product introductions could occur. The integration of product lines could also cause confusion or dissatisfaction among existing customers of Ascend and the acquired companies. The difficulties of such integration may be increased by the necessity of coordinating geographically separated organizations with distinct cultures. The integration of certain operations following an acquisition will require the dedication of management and other personnel which may distract their attention from the day-to-day business of Ascend. Failure to accomplish successfully the integration of the operations of Ascend with the operations of the acquired companies could have a material adverse effect on the business, results of operations or financial condition of Ascend. In addition, if Ascend uses Ascend Common Stock as consideration in future acquisitions, the percentage ownership in Ascend held by its stockholders at the time of any such acquisition will be diluted.

  Reliance on Third Party Telecommunications Carriers, Value-Added Resellers and Distributors. Ascend's and Stratus' sales are, to a significant degree, made through telecommunications carriers, value-added resellers ("VARs") and distributors. Accordingly, Ascend will be dependent upon the continued viability and financial stability of these companies. While each of Ascend and Stratus has contractual relationships with many telecommunications carriers, VARs and distributors, these agreements do not require the telecommunications carriers, VARs or distributors to purchase Ascend's or Stratus' products and can be terminated by the telecommunications carrier, VAR or distributor at any time. There can be no assurance that any of the telecommunications carriers, VARs and distributors will continue to market Ascend's products. The telecommunication carriers (to the extent they are resellers) VARs and distributors, generally offer products of several different companies, including products that are competitive with Ascend's and Stratus' products. Accordingly, there is a risk that these telecommunications carriers may give higher priority to products of other suppliers, thus reducing their efforts to sell Ascend's products. Any special distribution arrangements and product pricing arrangements that Ascend may implement in one or more distribution channels for strategic purposes could adversely affect gross profit margins for its products.

  Dependence on Key Personnel. Ascend's success depends to a significant degree upon the continuing contributions of its key management, sales, marketing and product development personnel. Ascend does not have employment contracts with its key personnel and does not maintain any key person life insurance policies. The loss of key management, sales, marketing or technical personnel could adversely affect Ascend. The future success of Ascend will depend in large part upon its ability to attract and retain highly-skilled engineering, managerial, sales and marketing personnel. Competition for such highly-qualified personnel is intense, and there can be no assurance that Ascend will be successful in attracting and retaining such personnel. Failure to attract and retain key personnel could have a material adverse effect on the business, results of operations and financial condition of Ascend.

  Dependence on Contract Manufacturers and Single-Source Suppliers. Ascend's production operations currently consist primarily of materials planning and procurement, quality control and final assembly, burn-in and testing of certain products. Stratus' production operations currently consist primarily of complete manufacturing operations in its manufacturing facility located in Ireland. Ascend anticipates after the Merger it will continue to produce products in the same manner as Ascend and Stratus have done historically. Ascend and Stratus rely on independent contractors to manufacture certain of their products or components and subassemblies used in their products to their specifications, and Ascend will continue to do so. Ascend and Stratus are dependent upon single or limited source suppliers for a number of components and parts used in their respective products, including certain key microprocessors and integrated circuits. There can be no assurance that these independent contractors and suppliers will be able to meet Ascend's future requirements for manufactured products, components and subassemblies or that such parties will continue to manufacture such items. Ascend and Stratus generally purchase single or limited source components pursuant to purchase orders and have no guaranteed supply arrangements with these suppliers. In addition, the availability of many of these components to Ascend will be dependent in part on their ability to provide their respective suppliers with accurate forecasts of their future requirements. Any extended interruption in the supply of any of the key components currently obtained from a single or limited source or the time necessary to transition a replacement supplier's product or a replacement component into Ascend's products could disrupt its operations and have a material adverse effect on the business, results of operation or financial condition of Ascend in any given period. Ascend and Stratus purchase certain components from suppliers outside the United States, and certain of these purchases are not denominated in U.S. dollars, exposing Ascend and Stratus to foreign currency risk. Ascend may also be subject to increases in component costs, which could also have a material adverse effect on Ascend.

  Stratus has begun development of future products based in part on a new microprocessor, code named "Merced," currently being developed by HP and Intel Corporation. There can be no assurance that the Merced microprocessor will be released as scheduled or that there will be sufficient quantities of the Merced microprocessor to fulfill all of Ascend's requirements. Delays in the release date of the Merced microprocessor or limits on the quantity of Merced microprocessors available could have a material adverse effect on the business, results of operations and financial condition of Ascend.

  Irish Manufacturing Operations. Stratus' manufacturing operations are located outside the United States in Dublin, Ireland, and Ascend expects that it will continue the manufacture of Stratus' telecommunications business products at this location following consummation of the Merger. These operations are subject to all of the risks inherent in conducting operations outside of the United States, including exchange controls, currency fluctuations, investment policies, regulations governing repatriation of cash, social and political risks, taxation and other factors. Stratus' earnings from products manufactured and sold by the Ireland manufacturing subsidiary are currently subject to a 10% tax rate through December 2010. The Republic of Ireland has recently been under pressure from the European Community to reduce its use of favorable tax rates as an incentive for attracting business operations to Ireland. There can be no assurance that the favorable tax rates currently applicable to Stratus' manufacturing operations will continue or that they will not be repealed. If either the favorable tax rates applicable to Stratus' manufacturing operations were to change or the IRS were to challenge Stratus' accounting for its profits from such manufacturing operations as a result of the IRS's audit of Stratus currently in process or otherwise, it could have a material adverse effect on the business, results of operations and financial condition of Ascend.

  International Sales. Ascend's international sales accounted for approximately 31%, 35%, 23% and 20% of net sales in its 1997, 1996, 1995 and 1994 fiscal years, respectively and approximately 30% for the six months ended June 30, 1998. Stratus' international sales accounted for approximately 58%, 55%, 51% and 46% of net sales in its 1997, 1996, 1995 and 1994 fiscal years, respectively and approximately 63% for the six months ended June 28, 1998. International sales are expected to continue to account for a significant portion of Ascend's net sales in future periods. International sales are subject to certain inherent risks, including adverse developments in foreign economies, unexpected changes in regulatory requirements and tariffs, difficulties in staffing and managing foreign operations, longer payment cycles, problems in collecting accounts receivable and potentially adverse tax consequences. Stratus and Ascend have experienced a decline in revenue attributable to weak demand for their products and services in Asia. There can be no assurances that such weakened demand will not continue. Ascend and Stratus both depend on third party resellers for a substantial portion of their international sales. Certain of these third party resellers also act as resellers for competitors of Ascend and Stratus and could devote greater effort and resources to marketing competitive products. The loss of certain of these third party resellers could have a material adverse effect on the business, results of operations and financial condition of Ascend. Because Ascend's international sales and a portion of Stratus' international sales are denominated in U.S. dollars, fluctuations in currency exchange rates could cause Ascend's and Stratus' products to become relatively more expensive to customers in a particular country, leading to a reduction in sales or profitability in that country. Stratus' international sales denominated in foreign currency accounted for approximately 28% of net sales in its 1997 fiscal year. Gains and losses on the conversion to U.S. dollars of accounts receivable arising from foreign currency denominated sales and accounts payable arising from international operations may contribute to fluctuations in results of operations of Ascend. In addition, sales in Europe and certain other parts of the world typically are adversely affected in the third quarter of each calendar year as many customers and end-users reduce their business activities during the summer months. These seasonal factors could have a material adverse effect on the business, results of operations and financial condition of Ascend.

  Litigation. Stratus and Ascend are each regularly involved in litigation and each company is subject to the risk of adverse claims and litigation generally from third parties. Although Ascend and Stratus believe that all claims received to date are immaterial, due to the uncertainties associated with any litigation, the ultimate outcome cannot be determined. Accordingly, there can be no assurance that such claims or litigation will be resolved in Ascend's or Stratus' favor or that third parties will not assert claims or that Ascend will not otherwise become involved in litigation in the future. Any claims against or litigation involving Ascend could have a material adverse effect on the business, results of operations, and financial condition of Ascend.

  Dependence on Proprietary Technology. The success and ability of Ascend to compete will depend in part upon its proprietary technologies and continued development and acquisition of additional proprietary technologies. Ascend and Stratus rely on a combination of patent, copyright and trade secret laws and non-disclosure agreements to protect their respective proprietary technologies. Ascend currently holds several United States patents and a foreign patent and has patent applications pending. Stratus has a number of patents and patent applications that are currently pending for certain of its existing products. There can be no assurance that patents will be issued with respect to pending or future patent applications of Ascend or Stratus or that Ascend's or Stratus' patents will be upheld as valid or will prevent the development of competitive products. In addition, Ascend and Stratus have generally entered into confidentiality and/or license agreements with their employees, VARs, distributors, customers and potential customers. There can be no assurance that the steps taken by Ascend or Stratus to protect their proprietary rights will be adequate to prevent misappropriation of their technologies or that competitors will not independently develop technologies that are substantially equivalent or superior to their technologies. In addition, the laws of some countries do not protect proprietary rights to the same extent as do the laws of the United States. Ascend will also be subject to the risk of adverse claims and litigation alleging infringement of the intellectual property rights of others. From time to time, Ascend and Stratus have received claims of infringement of other parties' proprietary rights. Although Ascend and Stratus believe that all such claims received to date are immaterial, there can be no assurance that third parties will not assert infringement claims in the future with respect to current or future products of Ascend or Stratus or that any such claims will not require Ascend to enter into license arrangements or result in protracted and costly litigation, regardless of the merits of such claims. No assurance can be given that any necessary licenses will be available or that, if available, such licenses can be obtained on commercially reasonable terms. In addition, many of Ascend's and Stratus' products are designed to include software or other intellectual property licensed from third parties. There can be no assurance that Ascend will be able to consistently secure third-party rights necessary to offer competitive products. The loss of software or other rights currently used in the companies' products, or the inability to obtain other such rights needed to offer competitive products in the future, might require significant changes in, or otherwise disrupt or delay the distribution of those products.

  Tariff and Regulatory Matters. Rates for telecommunications services are governed by tariffs of licensed carriers that are subject to regulatory approval. Future changes in these tariffs could have a material adverse effect on Ascend's business, results of operations or financial condition. For example, should tariffs for public switched digital services increase in the future relative to tariffs for private leased services, the cost-effectiveness of Ascend's or Stratus' products would be reduced, and Ascend's business, results of operations and financial condition could be adversely affected. In addition, Ascend's products must meet standards and receive certification for connection to the public telecommunications network prior to their sale. Ascend's and Stratus' products also must be certified by domestic telecommunications carriers. In countries outside the United States, Ascend's products are subject to a wide variety of governmental review and certification requirements. In addition, customers outside the United States typically require that Ascend's products receive certification from their country's primary telecommunications carriers. Any future inability to obtain on a timely basis or retain domestic certification or foreign regulatory approvals could have a material adverse effect on the business, results of operations and financial condition of Ascend.

  Year 2000 Compliance Risks. Many computer systems were not designed to handle any dates beyond the Year 1999, and therefore computer hardware and software may need to be modified prior to the Year 2000 in order to remain functional. Most of Ascend's and Stratus' current release software and hardware is Year 2000 compliant and those that are not are expected to be Year 2000 compliant by mid-1999.

  Stratus is in the process of conducting an internal review of all systems and contacting all software suppliers to determine major areas of exposure to Year 2000 issues. Although Stratus' core financial and reporting systems have been identified as being Year 2000 compliant due to their recent implementation, a number of applications in the financial and information system area are not Year 2000 compliant. In the manufacturing area, Stratus is in the process of correcting areas of exposure.

  Ascend is also in the process of conducting an internal review of all systems and contacting software suppliers to determine major areas of exposures and is in the process of correcting areas of exposure to Year 2000 issues. Ascend does not currently have a contingency plan in the event that it is unable to make its systems Year 2000 compliant. Ascend has not determined an estimate of the costs required to correct non-complying features and such costs could have a material adverse effect on Ascend's business, results of operations and financial condition.

  Ascend is concerned that many enterprises will be devoting a substantial portion of their information systems spending to resolving this upcoming Year 2000 problem. This may result in spending being diverted from networking solutions over the next three years. Additionally, Ascend may have to devote resources to providing the Year 2000 solution for its own products. The Year 2000 issue could lower demand for Ascend products while increasing their costs. These factors could have a material adverse effect on the business, results of operations and financial condition of Ascend. There can be no assurance that systems operated by third parties that interface with or contain Ascend's products will timely achieve Year 2000 compliance. In the third-party area, Stratus has begun contacting its major third parties. Most of these parties have stated that they intend to be Year 2000 compliant by 2000. Any failure of these third parties' systems to timely achieve Year 2000 compliance could have a material adverse effect on the business, results of operations and financial condition of Ascend.

  Potential Issuance of Ascend Preferred Stock; Anti-Takeover Provisions. The Ascend Board has the authority to issue up to 2,000,000 shares of preferred stock (the "Ascend Preferred Stock") and to fix the rights, preferences, privileges and restrictions, including voting rights, of these shares without any further vote or action by the stockholders. The rights of the holders of the Ascend Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Ascend Preferred Stock that may be issued in the future. The issuance of the Ascend Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of Ascend, thereby delaying, deferring or preventing a change in control of Ascend. Furthermore, such Ascend Preferred Stock may have other rights, including economic rights, senior to the Ascend Common Stock, and as a result, the issuance of such stock could have a material adverse effect on the market value of the Ascend Common Stock. Ascend has no present plans to issue shares of

Ascend Preferred Stock. See "Description of Ascend Capital Stock--Ascend Preferred Stock." Ascend may in the future adopt other measures that may have the effect of delaying, deferring or preventing a change of control of Ascend. Certain of such measures may be adopted without any further vote or action by Ascend's stockholders. Ascend is afforded the protections of Section 203 of the Delaware General Corporation Law (the "DGCL"), which could delay or prevent a change in control of Ascend, impede a merger, consolidation or other business combination involving Ascend or discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of Ascend.

  Volatility of Stock Price. Ascend's Common Stock has experienced significant price volatility, and such volatility may occur in the future, particularly as a result of quarter-to-quarter variations in the actual or anticipated financial results of Ascend or of other companies in the networking industry, announcements by Ascend or its competitors regarding new product introductions or other developments affecting Ascend, or changes in financial estimates by public market analysts. In addition, the market has experienced extreme price and volume fluctuations that have affected the market price of many technology companies' stocks and that have been unrelated or disproportionate to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of Ascend's Common Stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on the business, results of operations and financial condition of Ascend.

                          THE STRATUS SPECIAL MEETING

DATE, TIME AND PLACE

  This Prospectus/Proxy Statement is being furnished to holders of Stratus Common Stock in connection with the solicitation of proxies by the Stratus Board for use at the Stratus Special Meeting scheduled to be held on Monday, October 19, 1998 at 2:00 p.m., local time, at the offices of Stratus, 55 Fairbanks Boulevard, Marlborough, Massachusetts, and at any adjournments or postponements thereof.

  This Prospectus/Proxy Statement and the accompanying form of proxies are first being mailed to stockholders of Stratus on or about September 11, 1998.

PURPOSE

  At the Stratus Special Meeting, holders of Stratus Common Stock will consider and vote upon (i) a proposal described in this Prospectus/Proxy Statement to approve and adopt the Merger Agreement pursuant to which Sub will merge with and into Stratus and Stratus will survive the Merger as a wholly owned subsidiary of Ascend and (ii) such other matters as may properly be brought before the Stratus Special Meeting, including any motion to adjourn the Stratus Special Meeting to a later date to permit further solicitation of proxies if necessary to establish a quorum or to obtain additional votes, or any adjournments or postponements thereof. In the Merger, holders of outstanding shares of Stratus Common Stock will have the right to receive 0.75 of a share of Ascend Common Stock for each share of Stratus Common Stock held by them.

  AFTER CAREFUL CONSIDERATION, THE STRATUS BOARD HAS UNANIMOUSLY DETERMINED THE MERGER TO BE FAIR TO AND IN THE BEST INTERESTS OF STRATUS AND ITS STOCKHOLDERS AND APPROVED THE MERGER AGREEMENT. THE STRATUS BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF STRATUS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. See "The Merger--Recommendation of the Stratus Board."

STRATUS RECORD DATE

  The Stratus Board has fixed the close of business on September 4, 1998 as the Stratus Record Date for the determination of stockholders entitled to notice of and to vote at the Stratus Special Meeting. As of the Stratus Record Date, there were 24,061,522 shares of Stratus Common Stock issued and outstanding, net of treasury stock, held by approximately 1,281 holders of record.

REQUIRED VOTE

  A majority of the outstanding shares of Stratus Common Stock entitled to vote at the Stratus Special Meeting must be present, either in person or by proxy, to constitute a quorum at the Stratus Special Meeting.

  The affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of Stratus Common Stock entitled to vote at the Stratus Special Meeting is required to approve and adopt the Merger Agreement. Each holder of record of Stratus Common Stock on the Stratus Record Date is entitled to cast one vote per share of Stratus Common Stock held by such holder.

  As of the Stratus Record Date, directors and executive officers of Stratus and their affiliates had the right to vote approximately 8.24% of all issued and outstanding shares of Stratus Common Stock entitled to vote at the Stratus Special Meeting. Such persons have indicated to Stratus that they intend to vote all of such shares in favor of approval and adoption of the Merger Agreement.

PROXIES

  All shares of Stratus Common Stock represented by properly executed proxies received prior to or at the Stratus Special Meeting will, unless such proxies shall have been revoked, be voted in accordance with the instructions indicated thereon. If no instructions are indicated on a properly executed proxy, the shares will be voted for approval and adoption of the Merger Agreement. Stockholders are urged to mark the box on the proxy to indicate how their shares are to be voted.

  If an executed proxy is returned and the stockholder has abstained from voting on approval and adoption of the Merger Agreement, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of approval and adoption of the Merger Agreement. If an executed proxy is returned by a broker holding shares of Stratus Common Stock in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on any matter (a so-called "broker non-vote"), such shares will be considered present at the meeting for purposes of determining the presence of a quorum and of calculating the vote, but will not be considered to have been voted in favor of approval and adoption of the Merger Agreement. Because the Merger requires the affirmative vote of at least two-thirds of the shares of Stratus Common Stock issued and outstanding and entitled to vote at the Stratus Special Meeting, abstentions and broker non-votes will have the same effect as a vote against approval and adoption of the Merger Agreement.

  It is not expected that any matter other than those referred to herein will be brought before the Stratus Special Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to such matters, unless authority to do so is withheld in the proxy.

  Any Stratus stockholder who executes and returns a proxy may revoke such proxy at any time before it is voted by (i) notifying in writing the Assistant Clerk of Stratus at 55 Fairbanks Boulevard, Marlborough, Massachusetts 01752,
(ii) granting a subsequent proxy or (iii) appearing in person and voting at the Stratus Special Meeting. Attendance at the Stratus Special Meeting will not in and of itself constitute revocation of a proxy.

  The expenses incurred in connection with the printing and mailing of this Prospectus/Proxy Statement will be shared equally by Stratus and Ascend. Stratus has retained Kissel Blake, Inc. at an estimated cost of $10,000 plus reimbursement of expenses, to assist in the solicitation of proxies by telephone. Stratus and Kissel Blake, Inc. will also request banks, brokers, and other intermediaries holding shares beneficially owned by others to send this Prospectus/Proxy Statement to and obtain proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in so doing.

ADJOURNMENT OF THE STRATUS SPECIAL MEETING

  In the event that there are not sufficient votes to approve and adopt the Merger Agreement at the time of the Stratus Special Meeting, such proposal could not be approved unless the Stratus Special Meeting was adjourned in order to permit further solicitation of additional proxies from Stratus stockholders. Proxies that are being solicited by the Stratus Board grant the discretionary authority to vote for any such adjournment. A majority of the voting power represented and voting at the Stratus Special Meeting is required to approve any such adjournment whether or not a quorum is present at the Stratus Special Meeting.

  An adjournment of the Stratus Special Meeting may be necessary because the limited time between the mailing of the Prospectus/Proxy Statement and the Stratus Special Meeting may result in the lack of a quorum at the Stratus Special Meeting. In addition, the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of Stratus Common Stock is required to approve and adopt the Merger Agreement, and not merely a majority of the shares present and voting in person or by proxy. To obtain the requisite vote, it may be necessary to adjourn the Stratus Special Meeting to solicit additional proxies.

EXCHANGE OF STRATUS CERTIFICATES

  Promptly after the Effective Time, the Exchange Agent will mail to each holder of record of Stratus Common Stock whose shares were converted into the right to receive shares of Ascend Common Stock (i) a duly executed letter of transmittal and (ii) instructions for use in effecting the surrender of Stratus Certificates in exchange for Ascend Common Stock. The transmittal instructions will describe the procedures for surrendering Stratus Certificates. Upon surrender of a Stratus Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Stratus Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Ascend Common Stock which such holder has the right to receive pursuant to the Merger Agreement, and the Stratus Certificate so surrendered shall immediately be canceled.

  HOLDERS OF STRATUS COMMON STOCK SHOULD NOT SUBMIT THEIR STRATUS CERTIFICATES FOR EXCHANGE UNLESS AND UNTIL THEY HAVE RECEIVED THE TRANSMITTAL INSTRUCTIONS AND A FORM OF LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

                                  THE MERGER

  Certain statements made in the following paragraphs regarding the potential benefits that could result from the Merger are forward-looking statements based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Such risks and uncertainties are set forth under "Risk Factors" and elsewhere in this Prospectus/Proxy Statement. To the extent this section of the Prospectus/Proxy Statement relates to the Merger Agreement, the following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Annex A hereto and is incorporated herein by reference. While Stratus and Ascend believe that such description covers the material terms of the Merger Agreement, all stockholders of Stratus are urged to read the Merger Agreement in its entirety.

BACKGROUND OF THE MERGER

  On March 13, 1998, Bruce I. Sachs, President and Chief Executive Officer of Stratus, contacted Mory Ejabat, President and Chief Executive Officer of Ascend to discuss the interoperability or joint development of Stratus' SS7 switches (the intelligent management of a telephone network) with Ascend's remote access products for a particular Stratus customer.

  On March 16, 1998, Mr. Sachs contacted Mr. Ejabat to discuss the interoperability of the Ascend remote access product line with the Stratus SS7 gateway and an upcoming Stratus press release. Mr. Ejabat agreed that Ascend would participate in Stratus' upcoming press release. Mr. Ejabat and Mr. Sachs agreed to continue discussing the feasibility of joint development of Ascend and Stratus products.

  On March 17, 1998, Stratus issued a press release regarding core technologies that enable interoperability between advanced voice and data services and the public switched telephone network.

  In April and May 1998, Mr. Ejabat, Michael F.G. Ashby, Executive Vice President and Chief Financial Officer of Ascend, and certain other members of Ascend senior management undertook a review of the voice and data networking industry, including an analysis of potential acquisitions or combinations. As a part of its review, Ascend conferred with Deutsche Morgan Grenfell ("DMG") with respect to various alternative transactions. Mr. Ejabat authorized DMG to contact a select group of identified strategic partners on a "no names" basis to determine their interest in a possible business combination.

  On May 7, 1998, Ascend engaged DMG to act as its financial advisor in connection with several potential strategic business combinations unrelated to Stratus.

  On May 21, 1998, the Ascend Board of Directors held a regularly scheduled meeting attended by members of Ascend's senior management. Mr. Ejabat updated the Ascend Board on consolidation trends in the data networking industry as well as industry trends leading towards the integration of voice and data networks. The Ascend Board discussed a variety of strategic transactions with companies that have products and technologies that were complimentary to that of Ascend. The Ascend Board authorized management to continue to explore potential strategic transactions, including business combinations. In addition, the Ascend Board authorized management to obtain more detailed information regarding such potential strategic transactions so that the Board could better assess the relative merits of each proposed transaction.

  On June 9, 1998, Mr. Ejabat and Jeanette Symons, Chief Technology Officer of Ascend, held an unscheduled meeting with Mr. Sachs at the SuperCom Trade Show. Mr. Ejabat indicated to Mr. Sachs that he wanted to discuss the possibility of a strategic relationship.

  On June 11 and 12, 1998, Mr. Sachs and Mr. Castonguay discussed with the Stratus Board various matters including the fact that Mr. Ejabat wanted to discuss and explore a possible strategic relationship with Stratus.

With the Stratus Board's authorization, Mr. Sachs contacted Mr. Ejabat for further discussions, which resulted in Mr. Ejabat asking Ms. Symons to visit Stratus on June 12, 1998.

  On June 12, 1998, Ms. Symons met with the following Stratus representatives:
Mr. Sachs, Rod Randall, Vice President of Worldwide Marketing and Telecommunications Software, Steve Kiely, Vice President of Platform Products, Ron Staub, Vice President of Telecommunications Engineering and Ali Kafel, Director, Telecommunications Marketing. The parties discussed present product plans and reviewed certain public information regarding Stratus. As a result of the foregoing discussions, both companies agreed that an exchange of certain confidential information would be useful. Later that same day, Mr. Ejabat arranged a follow-up meeting with Messrs. Sachs and Castonguay.

  On June 15, 1998, Ascend and Stratus entered into a confidentiality agreement governing the exchange of non-public information between the parties. On the same day, Messrs. Ejabat, Ashby, Sachs and Castonguay discussed the possibility of a strategic business combination, including product and operational synergies and business and financial strengths. The parties made available to each other a variety of public and nonpublic information and documents concerning Ascend and Stratus.

  Mr. Sachs reported to the Stratus Board on his discussions with Ascend concerning a possible strategic relationship at a special meeting on the evening of June 15, 1998.

  On June 16, 1998, Mr. Ejabat contacted Mr. Sachs to inform him that Ascend would evaluate the information recently exchanged. Both parties agreed that the potential merits of a strategic business combination might be further evaluated in the future, but further evaluation would not go forward at this time.

  On June 17, 1998, Stratus issued a press release announcing that its second quarter results would be below expectations of the investment community.

  On June 18, 1998, Ascend senior management met with Salomon Smith Barney ("SSB") to discuss consolidation trends in the voice and data networking industry and to evaluate strategic alternatives available to Ascend.

  On June 23, 1998, Morgan Stanley discussed with Messrs. Sachs and Castonguay certain strategic alternatives.

  In late June 1998, DMG reorganized as an on-going business entity. Thereafter, Ascend consulted with SSB as its financial advisor in connection with a potential strategic business combination.

  On July 2, 1998, Ken Fehrnstrom, Vice President of Business Development of Ascend, requested that SSB help Ascend evaluate Stratus as a strategic business combination and prepare preliminary analyses including various valuation models.

  On July 7, 1998, Messrs. Sachs and Ejabat discussed the feasibility of a strategic business combination. Messrs. Sachs and Ejabat discussed the data and voice markets in general and the business impact of a potential strategic business combination. Messrs. Sachs and Ejabat agreed that they may continue these discussions after Ascend's scheduled earnings release. Separately on that day, Messrs. Ashby and Fehrnstrom met with SSB to review its evaluation of a potential strategic business combination between Ascend and Stratus. Ascend requested SSB to prepare additional valuation models relating to the proposed business combination.

  On July 14, 1998, the Ascend Board held a special meeting by telephone conference attended by members of Ascend senior management. Mr. Ejabat reported on the status of discussions with potential strategic partners other than Stratus. Mr. Ejabat also updated the Ascend Board on the status of discussions with Stratus. Mr. Ejabat discussed the relative merits of each strategic partner, including an assessment of product line, technology and market position. Mr. Ejabat addressed questions and comments of the Ascend Board with respect to each strategic partner discussed in this meeting. At the conclusion of the discussion, the Ascend Board authorized and instructed management to continue the discussions with Stratus regarding a possible business combination. Following this meeting, Mr. Ejabat contacted Mr. Sachs to discuss a schedule of future meetings.

  On July 14, 1998 Ascend issued a press release reporting its second quarter financial results for 1998.

  On July 16, 1998, senior members of the management teams of Ascend and Stratus met to discuss the possibility of a strategic business combination. Discussions were held regarding Stratus' financial performance and a proposed management structure following a strategic business combination. The parties discussed the possibility of divesting the non-telecommunications business units of Stratus.

  On July 17, 1998, Messrs. Ashby and Castonguay held a teleconference meeting with Ascend's and Stratus' independent auditors to discuss accounting issues associated with a possible strategic business combination. On July 17, 1998, Ascend supplied Stratus with a preliminary due diligence checklist to be used should the parties decide to pursue a strategic business combination.

  On July 19, 1998, Mr. Ejabat met with Mr. Sachs to discuss concerns regarding the recent decline in the price of Stratus Common Stock. At this meeting, Mr. Ejabat also indicated the price per share of Stratus Common Stock that Ascend was considering for any proposal it may make to acquire Stratus. Mr. Sachs told Mr. Ejabat that he would not support a transaction at such a price. Based on this conversation, Ascend ceased discussions with Stratus regarding a strategic business combination.

  On July 21, 1998, Stratus engaged Morgan Stanley to act as financial advisor in connection with various acquisitions Stratus was considering, as well as a possible transaction between Stratus and Ascend.

  On July 21, 1998, at a regularly scheduled meeting of the Stratus Board attended by Morgan Stanley, Mr. Sachs reported on the status of discussions with Ascend, including the price per share of Stratus Common Stock that Ascend was considering. The Stratus Board indicated that they would not support a transaction at that price and instructed Mr. Sachs to advise Mr. Ejabat of that information. Mr. Sachs contacted Mr. Ejabat to report that the Stratus Board would not support a strategic business transaction at that price.

  On July 22, 1998, Messrs. Ejabat and Sachs discussed further a possible strategic business combination of Ascend and Stratus, including the price per share of Stratus Common Stock to be paid in any such combination. In the course of that discussion, Mr. Ejabat asked Mr. Sachs if Mr. Sachs would recommend an exchange ratio of 0.75 of a share of Ascend Common Stock for each share of Stratus Common Stock to the Stratus Board, subject to approval of the Ascend Board, due diligence and other satisfactory conditions. Mr. Sachs indicated that he would recommend that exchange ratio to the Stratus Board.

  At a special meeting of the Stratus Board held via conference telephone on July 22, 1998, Mr. Sachs discussed the status of discussions with Ascend, including the proposed 0.75 exchange ratio. The Stratus Board authorized Mr. Sachs to continue discussing a possible business combination with Ascend.

  From July 22-23, 1998, members of Ascend management held an off-site meeting for the purpose of considering strategic issues relating to the long-term position of Ascend.

  On July 23, 1998, at the Ascend off-site meeting, the Ascend executive committee discussed the possibility of a strategic business combination with Stratus, subject to further discussion with the Ascend Board and due diligence. Mr. Ejabat discussed the proposed 0.75 exchange ratio matter further with the Ascend senior management team and scheduled an Ascend Board Meeting to discuss the matter further. On that same day, Mr. Sachs contacted Mr. Ejabat to report that he had been authorized by the Stratus Board to continue discussions regarding a strategic business combination at the proposed exchange ratio. Following this discussion, Mr. Ashby contacted
Mr. Castonguay to discuss a schedule for future meetings.

  On July 24, 1998, the Ascend Board held a special meeting in which members of Ascend's senior management reported on the status of discussions with Stratus, including a recommended exchange ratio of 0.75 of a share of Ascend Common Stock, and the feasibility of a strategic business combination. The Ascend Board discussed, among other things, the possible timing, structure and terms of such a transaction. Ascend's legal counsel described to the Ascend Board the fiduciary duties applicable to directors in considering a strategic business combination. The Ascend Board authorized and instructed management to continue to explore a possible strategic business combination, to pursue further discussions and to begin due diligence with Stratus.

  On July 25, 1998, Ascend presented Stratus with a proposal regarding the timing, structure and terms of a strategic business combination. The proposal served as the basis for discussion between members of senior management of both companies. The parties made preliminary arrangements to begin the legal due diligence process.

  On July 26, 1998, the parties commenced due diligence.

  Between July 26 and July 31, 1998, the parties conducted a series of due diligence meetings in which each party and its financial, legal and accounting advisors reviewed documents and held due diligence discussions with the other party and its advisors. As a part of this process, Messrs. Ejabat and Ashby and other members of senior management of Ascend met with Messrs. Sachs, Castonguay and other members of senior management of Stratus to discuss the proposed timing, structure and terms of a strategic business combination. Representatives of the parties' financial advisors participated in some of these meetings and also held additional meetings to review and obtain information concerning the companies.

  On July 27, 1998, GCW&F, counsel to Ascend, distributed a draft of the Merger Agreement and other related agreements to Stratus, SSB, Morgan Stanley and SASM&F, counsel to Stratus. Discussions concerning the draft merger agreement occurred on a daily basis between the legal representatives of Ascend and Stratus and certain members of each company's management team until execution of the Merger Agreement on August 3, 1998.

  On July 28, 1998, Ascend engaged SSB to act as its financial advisor in connection with a possible strategic business combination with Stratus.

  On July 29, 1998, Messrs. Ejabat and Sachs discussed further details of the proposed structure following a strategic business combination, including plans regarding the non-telecommunications business units of Stratus.

  Later that same day, the Ascend Board held a special meeting by telephone conference attended by members of Ascend's senior management and representatives of SSB and GCW&F. Ascend's senior management reported on the status of the negotiations between Ascend and Stratus. SSB delivered a preliminary financial and business analysis of Stratus and the potential business combination. Representatives of SSB delivered an analysis of certain financial considerations of the proposed transaction. Representatives of senior management presented a report to the Ascend Board regarding the due diligence investigation of Stratus and management's financial and business analysis of the proposed transaction. A discussion among the members of the Ascend Board ensued regarding these matters and issues related to the proposed Merger Agreement and related documents. The Ascend Board authorized management to complete due diligence and negotiations regarding documentation and finalize a proposal for consideration by the Ascend Board.

  On July 31, 1998, the Ascend Board held a special meeting by telephone conference led by Ms. Symons. Ms. Symons instructed the Board on the product synergies and the related investor relations presentation following a strategic business combination.

  On July 31, 1998, the Stratus Board held a special meeting attended by members of Stratus' senior management and representatives of Morgan Stanley and SASM&F at the Boston offices of SASM&F. Mr. Sachs reported on the status of the negotiations between Ascend and Stratus. Morgan Stanley delivered a preliminary financial and business analysis of the potential business combination. SASM&F reviewed the preliminary terms of the then-current draft of the Merger Agreement and related documents and presented other information concerning the proposed transaction. Representatives of SASM&F provided each member of the Stratus Board with a copy of the then-current draft of the Merger Agreement. Representatives of Morgan Stanley provided each member of the Stratus Board with their analysis of certain financial considerations of the proposed transaction. Representatives of senior management discussed the due diligence investigation of Ascend and management's financial and business analysis of the proposed transaction. The Stratus Board authorized management to continue its negotiations with respect to the proposed transaction, the Merger Agreement and related documents.

  On the morning of August 2, 1998, the Stratus Board held a special meeting by telephone conference attended by members of Stratus' senior management and representatives of Morgan Stanley and SASM&F. Mr. Sachs reviewed the status of the negotiations between Ascend and Stratus and related matters. Representatives of SASM&F described to the Stratus Board the fiduciary duties applicable to directors in considering a strategic business combination. Representatives of SASM&F reviewed the terms of the Merger Agreement and related documents and presented other information concerning the proposed transaction. Representatives of Morgan Stanley described the financial analysis performed by Morgan Stanley with respect to the possible combination with Ascend and then delivered the oral opinion of Morgan Stanley, later confirmed in writing to the effect, that the Exchange Ratio was fair to Stratus stockholders from a financial point of view. Following discussion, the Stratus Board unanimously determined the Merger to be fair and in the best interest of Stratus and its stockholders and approved the Merger Agreement and related documents.

  In the evening on August 2, 1998, the Ascend Board held a special meeting by telephone conference attended by members of Ascend's senior management and representatives of SSB and GCW&F. Prior to the meeting, Ascend's counsel provided each member of the Ascend Board with the then current draft of the Merger Agreement and related documents. The Ascend Board considered the proposed Merger Agreement, related documents and the transactions contemplated thereby. Mr. Ejabat summarized the status of negotiations. Representatives of SSB described the financial analysis performed by SSB with respect to the possible combination with Stratus, and then delivered the oral opinion of SSB, later confirmed in writing, to the effect that, the Exchange Ratio was fair to Ascend from a financial point of view. Following discussion, the Ascend Board then concluded that the Merger was in the best interest of Ascend and unanimously approved the Merger Agreement and related documents.

  On August 2, 1998, representatives of GCW&F and SASM&F continued the final negotiation and drafting of the Merger Agreement and related documents overnight, and in the morning of August 3, 1998, the Merger Agreement was signed and delivered, and a press release was issued by the parties announcing the Merger.

REASONS FOR THE MERGER

 Ascend's Reasons for the Merger

  In reaching their decision to approve the Merger Agreement and the Merger, the Ascend Board consulted with its management teams and advisors and independently considered the proposed Merger Agreement and the transactions contemplated thereby. Based upon, among other things, this review, the Ascend Board approved the Merger Agreement and the transactions contemplated thereby.

  The strategic basis for the Merger is Ascend's belief that a convergence of traditional telecommunications and data networking is occurring, and that telecommunications carriers increasingly desire to tightly integrate their voice and data networks. Ascend believes that the strong growth in the Internet and other data traffic has created and will continue to create strong demand by carriers for data networks, both public and private, that offer enterprises and consumers higher speeds, lower costs and enhanced services. Ascend expects that these data networks will over time come to dominate telecommunications networks and will support not only the current data networking applications such as electronic mail and file transfer, but will also support networking applications like voice and fax transmission.

  To optimize network access and coverage, these data networks will be integrated with the carrier's traditional voice networks. In recent years, carriers have begun to enhance these voice networks to offer additional services such as local number portability, caller ID and voice mail. Ascend expects that this trend to create "intelligent" voice networks will continue and that a natural extension of these networks will be to integrate these voice networks more closely with data networks and to migrate many of the features offered by these networks to the data networks, particularly as voice communications over the data networks increase.

  Accordingly, Ascend believes that the Merger will enable it to deliver network solutions that will permit the carriers to optimally integrate their voice and data networks. Some additional attributes of the Merger are expected to be as follows:

  (i) Ascend will be a leader in the telecommunications and networking industry, with combined 1997 pro forma revenues of $1.9 billion and $931 million for the six months ended June 30, 1998, over 4,710 employees and a global presence in over 35 countries and territories. Ascend is recognized as a market leader in access concentrators and frame relay, IP and ATM switches, while Stratus is recognized as a market leader in SS7 switches.

  (ii) Ascend will not only continue to offer the data and voice products of each of Ascend and Stratus, but will be able to combine Ascend's data networking expertise with Stratus' voice networking expertise to offer network solutions that will allow carriers to integrate their voice and data networks. These solutions are expected to include:

      (a) the integration of Ascend's access products with Stratus' SS7 switch to create an Internet gateway application, enabling carriers to redirect data and voice traffic and relieve the traffic congestion they are currently experiencing; and

      (b) the integration of voice capabilities and SS7 intelligence from Stratus into Ascend's access and core switching products, enabling the integration of voice and data traffic on a single platform.

  (iii) Ascend believes that the combination of the research and development activities and personnel of Ascend and Stratus gives Ascend the research and development strengths that will be required to create the network solutions that will be demanded by carriers driving the voice and data networking convergence.

  (iv) Ascend will have a market reach that exceeds the current market reach of either Ascend or Stratus because Ascend will have access to Stratus' customer base, and Stratus' telecommunication business, which will be retained by Ascend, will have access to Ascend's customer base. This is expected to accelerate deployment of the products of Ascend into Ascend's and Stratus' core customer accounts. Specific distribution advantages that are expected to be enjoyed by Ascend include:

      (a) distribution of Stratus' telecommunications products through the combined direct sales force (Ascend has a direct sales force of 224, which is 3 times the size of Stratus' sales force dedicated to Stratus' telecommunications products, and this sales force already has exposure to Internet gateway applications like those offered by Stratus as a result of recently announced products by Ascend); and

      (b) Ascend's strong presence with the competitive local exchange carriers ("CLECs"), the new carriers and the ISPs, Stratus' strong presence with traditional carriers and both companies' strong presence with telecommunications equipment providers such as Lucent, Bell Communications Research Inc. and NEC Corporation.

  The foregoing assessment of the Merger is based on Ascend's expectations about future performance of Ascend. After the Merger, there can be no assurances that any of the results, efficiencies or opportunities described in this Prospectus/Proxy Statement will be achieved. See "Risk Factors--Risks Relating to the Merger."

  In reaching its decision to approve the Merger Agreement and the issuance of shares of Ascend Common Stock in connection with the Merger, the Ascend Board also considered, among other things, the following factors:

    (i) the effect on stockholder value of a combination with Stratus, in light of the financial condition and prospects of Ascend and Stratus and the current economic and industry environment, including, but not limited to, (a) other possible strategic alternatives for Ascend and (b) the possibility of synergies from combining Ascend's and Stratus' product lines, research and development programs and sales and marketing organizations;

    (ii) the results of the due diligence investigations by Ascend's management and legal, financial and accounting advisors concerning the business, technology, products, operations, financial condition and prospects of Stratus;

    (iii) its knowledge of the business operations, properties, assets, financial condition and operating results of Stratus;

    (iv) Ascend's future prospects and whether such prospects could be significantly enhanced by the Merger and the anticipated operating results of Stratus;

    (v) the terms and conditions of the Merger Agreement, which were the product of extensive arm's length negotiations (see "The Merger
  Agreement");

    (vi) the compatibility of the respective business philosophies and corporate cultures of Ascend and Stratus;

    (vii) the management resources available to address the management needs of Ascend and such management's experience at managing operations at different locations and integrating acquisitions; and

    (viii) the impact of the Merger on Ascend's and Stratus' customers, suppliers and employees.

  The Ascend Board also identified and considered a number of potentially negative factors in its deliberations concerning the Merger, including, but not limited to:

    (i) the possible adverse impact that Stratus' near-term operating results could have on Ascend;

    (ii) the difficulty of managing separate operations at different geographic locations;

    (iii) the risk that despite the efforts of Ascend, key technical, marketing and management personnel might not choose to remain employed by Ascend;

    (iv) the risk that the operations of the two companies would not be successfully integrated; and

    (v) the other risks associated with Ascend's businesses and with the Merger described under "Risk Factors," as well as certain risks identified in other recent business combinations in the networking industry.

  The Ascend Board believed that certain of these risks were unlikely to occur, while others could be avoided or mitigated by Ascend, and that, overall, these risks were outweighed by the potential benefits of the Merger.

  The foregoing discussion of the information and factors considered by the Ascend Board is not intended to be exhaustive but is believed to include all material factors considered by the Ascend Board. In view of the variety of factors considered in connection with its evaluation of the Merger, the Ascend Board did not find it practicable to and did not quantify or otherwise assign relative weight to the specific factors considered in reaching its determination. In addition, individual members of the Ascend Board may have given different weight to different factors.

 Stratus' Reasons for the Merger

  AFTER CAREFUL CONSIDERATION, THE STRATUS BOARD HAS UNANIMOUSLY DETERMINED THE MERGER TO BE FAIR TO AND IN THE BEST INTERESTS OF STRATUS AND ITS STOCKHOLDERS AND APPROVED THE MERGER AGREEMENT. THE STRATUS BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF STRATUS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

  In reaching this determination, the Stratus Board considered a variety of factors, including, among other things:

    (i) information relating to the business, assets, management, competitive position and financial prospects of Stratus and Ascend, including the prospects of Stratus if it were to continue as an independent company;

    (ii) the possibility of strategic alternatives to the Merger for enhancing long-term stockholder value, including the possibility of transactions with other potential strategic merger partners or the possibility of continuing as an independent company while restructuring Stratus in a manner similar to that contemplated after the Merger;

    (iii) the fact that a close working relationship between Ascend and Stratus and shared technology would allow Ascend to offer end-to-end service delivery across IP and ATM networks after the Merger;

    (iv) Ascend's name recognition in the Internet domain;

    (v) the complementary products, channels, partners, technology and critical skills of Stratus and Ascend;

    (vi) the potential for entry into new markets by Ascend after the Merger, which markets are unavailable to either Stratus or Ascend as stand-alone companies;

    (vii) the increased potential for Ascend and Stratus to create the next generation of carrier switch architectures;

    (viii) significant enhancement of the strategic and market position of the combined companies beyond that achievable by Stratus alone;

    (ix) recent market prices of Stratus Common Stock and Ascend Common Stock, as well as market prices of Stratus Common Stock and Ascend Common Stock during the past several years;

    (x) current industry, market and economic conditions;

    (xi) a review with Stratus Board's outside counsel of the terms of the Merger Agreement, including circumstances in which either Stratus or Ascend may terminate the Merger Agreement (and the fees associated therewith) and the closing conditions to the Merger contained therein;

    (xii) the opinion of Morgan Stanley that the consideration to be paid to the holders of Stratus Common Stock pursuant to the Merger is fair to such stockholders from a financial point of view; and

    (xiii) the structure of the Merger which generally will permit holders of Stratus Common Stock to have their shares converted into Ascend Common Stock on a "tax-free" basis.

  The above factors were considered collectively by the Stratus Board without giving specific weight to any particular factor and without specifically characterizing the factors as "positive," "negative," or "neutral" to its determinations, in connection with its assessment of the benefits of the Merger.

RECOMMENDATION OF THE STRATUS BOARD

  AFTER CAREFUL CONSIDERATION, THE STRATUS BOARD HAS UNANIMOUSLY DETERMINED THE MERGER TO BE FAIR TO AND IN THE BEST INTERESTS OF STRATUS AND ITS STOCKHOLDERS AND HAS APPROVED THE MERGER AGREEMENT. THE STRATUS BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF STRATUS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

OPINION OF FINANCIAL ADVISOR TO STRATUS

  Morgan Stanley was retained by Stratus to act as financial advisor in connection with the Merger. Morgan Stanley is an internationally recognized investment banking firm and was selected by Stratus based on Morgan Stanley's qualifications and expertise in the industry.

  At the August 2, 1998 meeting of the Stratus Board, Morgan Stanley rendered its oral opinion that, as of such date and based upon and subject to the various considerations set forth in its opinion, the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to holders of Stratus Common Stock

(other than Ascend or any wholly owned subsidiary of Ascend). Morgan Stanley delivered to the Stratus Board a written opinion dated August 2, 1998 confirming its oral opinion (the "Morgan Stanley Opinion").

  THE FULL TEXT OF THE MORGAN STANLEY OPINION, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND THE LIMITS OF THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX B TO THIS PROSPECTUS/PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF SHARES OF STRATUS COMMON STOCK ARE URGED TO, AND SHOULD, READ THE MORGAN STANLEY OPINION CAREFULLY AND IN ITS ENTIRETY. THE MORGAN STANLEY OPINION IS ADDRESSED TO THE STRATUS BOARD AND ADDRESSES THE FAIRNESS OF THE EXCHANGE RATIO PURSUANT TO THE MERGER AGREEMENT FROM A FINANCIAL POINT OF VIEW TO THE HOLDERS OF STRATUS COMMON STOCK AND THE MORGAN STANLEY OPINION DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER; NOR DOES IT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF STRATUS AS TO HOW STRATUS' STOCKHOLDERS SHOULD VOTE AT THE STRATUS SPECIAL MEETING. THE SUMMARY OF THE MORGAN STANLEY OPINION SET FORTH IN THIS PROSPECTUS/PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE MORGAN STANLEY OPINION.

  In rendering the Morgan Stanley Opinion, Morgan Stanley, among other things,
(i) reviewed certain publicly available financial statements and other information of Stratus and Ascend, respectively; (ii) reviewed certain internal financial statements and other financial and operating data concerning Stratus prepared by the management of Stratus; (iii) analyzed certain financial projections prepared by the management of Stratus;
(iv) discussed the past and current operations and financial condition and the prospects of Stratus, including information related to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Stratus; (v) discussed the past and current operations and financial condition and the prospects of Ascend, including information relating to certain strategic, financial and operational benefits from the Merger, with senior executives of Ascend; (vi) reviewed the pro forma impact of the Merger on Ascend's earnings per share and other financial ratios; (vii) reviewed the reported prices and trading activity for Stratus Common Stock and Ascend Common Stock; (viii) discussed with the senior managements of Stratus and Ascend certain research analyst projections for Stratus and Ascend, respectively; (ix) compared the financial performance of Stratus and Ascend and the prices and trading activity of Stratus Common Stock and Ascend Common Stock with that of certain comparable publicly-traded companies and their securities; (x) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions; (xi) participated in discussions and negotiations among representatives of Stratus and Ascend and their financial and legal advisors; (xii) reviewed the draft Merger Agreement dated August 2, 1998 between Stratus and Ascend; and (xiii) performed such other analyses as Morgan Stanley deemed appropriate.

  In rendering the Morgan Stanley Opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by it for the purposes of the Morgan Stanley Opinion. With respect to the financial projections, including the information relating to certain strategic, financial and operational benefits anticipated to result from the Merger provided by Stratus and Ascend, Morgan Stanley assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the prospects of Stratus and Ascend, respectively. In addition, Morgan Stanley assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, including, among other things, that the Merger will be treated as a tax-free reorganization pursuant to the Code. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Stratus, nor had it been furnished with any such appraisals. The Morgan Stanley Opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion.

  The following is a brief summary of certain analyses performed by Morgan Stanley and reviewed with the Stratus Board on July 31, 1998. On August 2, 1998, Morgan Stanley reaffirmed its opinion, as of such date and based upon and subject to the various considerations set forth in its written opinion as to the fairness from a financial point of view of the Exchange Ratio to holders of Stratus Common Stock.

  Historical Common Stock Performance. Morgan Stanley's analysis of Stratus Common Stock performance consisted of an historical analysis of closing prices and trading volumes over the period from January 1, 1997 to July 30, 1998. During that period, based on closing prices on The New York Stock Exchange, Stratus Common Stock achieved a high closing price of $58.81 on September 8, 1997 and a low closing price of $21.75 on July 24, 1998. Additionally, Morgan Stanley noted that Stratus Common Stock closed at a price of $23.06 on July 28, 1998, the last trading day prior to news stories of pending merger discussions.

  Morgan Stanley's analysis of Ascend Common Stock performance consisted of an historical analysis of closing prices and trading volumes over the period from January 1, 1997 to July 30, 1998. During that period, based on closing prices on The Nasdaq National Market, Ascend Common Stock achieved a high closing price of $78.75 on January 20, 1997 and a low closing price of $22.65 on November 10, 1997. Additionally, Morgan Stanley noted that Ascend Common Stock closed at a price of $51.50 on July 30, 1998.

  Comparative Stock Price Performance. Morgan Stanley performed an historical analysis of closing prices from January 1, 1997 to July 30, 1998 of: Stratus Common Stock; the Standard & Poor's 500 Index (the "S&P 500 Index"); and an index of comparable computer companies ("Stratus Comparable Companies") consisting of Sun Microsystems, Inc., Silicon Graphics, Inc., Data General Corp. and Sequent Computer Systems, Inc. Morgan Stanley compared the performance of such companies and indexes to the performance of Stratus Common Stock during such period. Morgan Stanley observed that over the period from January 1, 1997 to July 30, 1998, Stratus Common Stock increased 3%, the S&P 500 Index increased 54% and the index of Stratus Comparable Companies decreased 1%.

  Morgan Stanley also performed an historical analysis of closing prices from January 1, 1997 to July 30, 1998 of: Ascend Common Stock; the S&P 500 Index; an index of comparable network equipment companies ("Ascend Comparable Companies") consisting of ADC Telecommunications, ADTRAN Inc., Advanced Fibre Communications, Cisco Systems, Inc., Lucent, Newbridge Networks Corp., Nortel and Tellabs, Inc. Morgan Stanley compared the performance of such companies and indexes to the performance of Ascend Common Stock during such period. Morgan Stanley observed that over the period from January 1, 1997 to July 30, 1998, Ascend Common Stock decreased 17%, the S&P 500 Index increased 54% and the index of Ascend Comparable Companies increased 66%.

  Comparable Public Company Analysis. As part of its analysis, Morgan Stanley compared certain publicly available financial information of Stratus Comparable Companies and applied these statistics to the financial performance of Stratus. Such financial information included price to earnings multiples, the ratio of the price to earnings multiple to the forecasted long-term earnings growth rate, and the market capitalization to revenue multiple, based on First Call median earnings per share ("EPS") forecasts and research analysts' estimates of forward operating performance.

  Such analyses indicated that as of July 29, 1998 and based on a compilation of First Call estimates, Stratus traded at 41.2 times forecasted earnings for the calendar year 1998, 12.5 times forecasted earnings for the calendar year 1999, (representing a multiple of 1.0 times its forecasted, long-term earnings growth rate), and market capitalization represented 0.5 times forecasted revenues for calendar year 1998. These multiples compared to a range of multiples based on 1998 forecasted earnings (18.7 to 58.9 times), 1999 earnings (11.2 to 14.7 times), the ratio of the price to 1999 earnings multiple to the forecasted, long-term growth rates (0.6 to 1.2 times), and multiple of market capitalization to forecasted revenues (0.4 to 1.8 times) for Stratus Comparable Companies.

  As part of its analysis, Morgan Stanley also compared certain available financial information of Ascend Comparable Companies and applied these statistics to the financial performance of Ascend. Such financial information included price to earnings multiples, the ratio of the price to earnings multiple to the forecasted long-term earnings growth rate, and market capitalization to revenue multiple based on First Call median EPS forecasts and research analysts' estimates of forward operating performance.

  Such analyses indicated that as of July 29, 1998 and based on a compilation of First Call estimates, Ascend traded at 42.9 times forecasted earnings for the calendar year 1998, 32.2 times forecasted earnings for 1999 (representing a multiple of 1.3 times its forecasted, long-term earnings growth rate) and
7.4 times its forecasted revenues for 1998. These multiples compared to a range of multiples based on 1998 forecasted earnings (21.9 to 52.0 times), 1999 earnings (18.3 to 43.5 times), the ratio of the price to 1999 earnings multiple to the forecasted, long-term growth rates (0.6 to 2.2 times), and multiple of market capitalization to forecasted 1998 revenues (0.9 to 12.2 times) for the Ascend Comparable Companies.

  No company utilized in the comparable public company analysis or the comparable stock price performance is identical to Stratus or Ascend. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Stratus or Ascend and other factors that could affect the public trading value of the companies to which they are being compared. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Stratus or Ascend, such as the impact of competition on Stratus or Ascend and the industry generally, industry growth and/or technological change and the absence of any adverse material change in the financial conditions and prospects of Stratus or Ascend or the industry or in the financial markets in general. Mathematical analysis (such as determining the mean or median) is not, in itself, a meaningful method of using comparable company data.

  Discounted Equity Analysis. Morgan Stanley performed an analysis of the present value per share of Stratus' respective future trading prices based on ranges of the following assumptions: earnings per share estimates for the years 1999 and 2000; illustrative multiples of earnings per share, ranging from 11.0 to 15.0; and illustrative discount rates, ranging from 14.0% to 16.0%. Based on these assumptions, Morgan Stanley calculated the present value of future theoretical trading values, ranging from $14.41 to $32.59 per share of Stratus Common Stock.

  Historical Exchange Ratio Analysis. Morgan Stanley also reviewed the ratio of the closing prices of Stratus Common Stock to Ascend Common Stock over the intervals of one week, one month, three months, and six months prior to July 28, 1998, the last trading day prior to news stories of pending merger discussions. Such implied ratios averaged 0.43 over the last week, 0.46 over the last month, 0.69 over the last 3 months and 0.97 over the last 6 months. Morgan Stanley noted that the ratio based on closing prices on July 28, 1998 was 0.46.

  Pro Forma Analysis of the Merger. Morgan Stanley analyzed the pro forma impact of the Merger on earnings per share and cash flow per share for Ascend for years 1998 through 2000. The pro forma results were calculated as if the Merger had closed at the beginning of 1998, and were based on projected earnings derived from First Call Estimates for Stratus and Ascend. The pro forma analysis also took into account the purchase accounting assumptions and estimated financial and operational benefits expected to be derived from the Merger. Morgan Stanley noted that the Merger would be slightly dilutive to Ascend's earnings per share in 1998 and accretive to Ascend's earnings per share in 1999 and 2000.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Morgan Stanley believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting for any particular analysis described above should therefore not be taken to be Morgan Stanley's view of the actual value of Stratus or Ascend.

  In connection with the review of the Merger by the Stratus Board, Morgan Stanley performed a variety of financial and comparative analyses for purposes of its opinion given in connection therewith. The summary set forth above does not purport to be a complete description of the analyses performed by Morgan Stanley in connection with the Merger.

  In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Stratus or Ascend. The analyses performed by Morgan Stanley are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Morgan Stanley's preparation of its fairness opinion and were provided to the Stratus Board in connection with the delivery of Morgan Stanley's oral and written opinion. These analyses do not purport to be appraisals or to reflect the prices at which Stratus or Ascend might actually be sold.

  As described above, Morgan Stanley's opinion and presentation to the Stratus Board were one of many factors taken into consideration by the Stratus Board in making its determination to approve the Merger Agreement and the transactions contemplated thereby. Consequently, the Morgan Stanley analyses described above should not be viewed as determinative of the opinion of the Stratus Board or the management of Stratus with respect to the value of Stratus or Ascend or whether the Stratus Board would have been willing to agree to a different Exchange Ratio.

  Morgan Stanley is a full services securities firm, engaged in securities trading and brokerage activities, as well as providing investment banking, financial and financial advisory services. As part of its investment banking business, Morgan Stanley is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuation for estate, corporate and other purposes. In the ordinary course of its trading, brokerage and financing activities, Morgan Stanley and its affiliates may actively trade or effect transactions in the debt and equity securities or senior loans of Stratus and Ascend for their own account or for the account of customers and may, from time to time, hold a long or short position in, and buy and sell, securities of Stratus or Ascend. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services to Stratus, Ascend and their affiliates and have received customary fees in connection with these services.

  Pursuant to an engagement letter between Stratus and Morgan Stanley, Stratus retained Morgan Stanley as financial advisor in connection with a potential transaction involving Stratus. Stratus has agreed to pay Morgan Stanley a transaction fee of approximately $4.8 million based on the successful completion of the Merger. Stratus has also agreed to reimburse Morgan Stanley for its out-of-pocket expenses related to its engagement. Stratus has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees, and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including liabilities under the federal securities laws arising out of or in connection with Morgan Stanley's engagement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the Stratus Board with respect to the Merger Agreement and the Merger, stockholders of Stratus should be aware that certain members of Stratus' management and the Stratus Board have certain interests in the Merger that are in addition to the interests of the stockholders of Stratus generally. The Stratus Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the Merger.

  Stock Options. Stratus has granted stock options pursuant to the Stratus Stock Plans. Generally, upon the consummation of the transactions contemplated by the Merger Agreement, unvested options for the purchase of Stratus Common Stock granted to directors and executive officers of Stratus under the Stratus Stock Plans will immediately vest. Certain other options held by executive officers of Stratus and all options held by other employees of Stratus which would vest within two years of the consummation of the Merger had such officer or employee been employed for such period will become vested upon consummation of the Merger as if such officers and employees had been employed for such period. As of September 4, 1998, unvested options to purchase an aggregate of 1,222,524 shares were held by the directors and executive officers of Stratus, including 550,000 unvested options held by Mr. Sachs and 80,250 unvested shares held by William E. Foster, Chairman of Stratus. Upon the consummation of the transactions contemplated by the Merger Agreement, options held by the directors and executive officers of Stratus with an aggregate value of $2,493,023 (measured by subtracting the per share exercise price of such options from $27.81, the closing price per share of Stratus Common Stock on The New York Stock Exchange on September 4, 1998, the last practicable trading date for which information was available before the printing of this Prospectus/Proxy Statement) will become vested and exercisable, including options with an aggregate value of $567,781 held by Mr. Foster.

  As of the Effective Time, all options issued under Stratus Stock Plans will be assumed by Ascend and deemed to constitute options to acquire Ascend Common Stock (under the same terms and conditions as were previously applicable) (the "Assumed Options"). The number of shares subject to the Assumed Options will be the number of shares of Ascend Common Stock the option holders would have been entitled to acquire in the Merger had such option holders exercised such options in full immediately prior to the Effective Time, with an exercise price per share equal to the exercise price of the option divided by the Exchange Ratio.

  Officer Appointment. Pursuant to the terms of the Merger Agreement, Ascend will take all action required to cause the appointment of Mr. Sachs as Executive Vice President of Carrier Signaling and Management of Ascend.

  Indemnification and Insurance. From and after the Effective Time, Ascend will indemnify the officers and directors of Stratus against all losses, claims or similar expenses arising out of the fact that such person is or was a director or officer of Stratus, and Ascend will assume the indemnification obligations of Stratus pursuant to the bylaws of Stratus, as amended as of August 3, 1998 (the "Stratus Bylaws") and any indemnification agreement between Stratus and such directors and officers. The indemnification obligations set forth in the Articles of Organization of Stratus, as amended as of August 3, 1998 (the "Stratus Charter") and the Stratus Bylaws will not be amended for a period of six years after the Effective Time in any manner that would adversely affect the rights of Stratus' directors and officers. Ascend will, until the sixth anniversary of the Effective Time, cause to be maintained in effect the policies of directors' and officers' liability insurance maintained by Stratus.

  Employment Agreements. Messrs. Sachs and Castonguay have entered into employment agreements with Stratus which were amended in connection with and subject to the Merger (respectively, the "Sachs Agreement" and the "Castonguay Agreement").

  Pursuant to the Sachs Agreement, upon termination of Mr. Sachs' employment other than for cause (as defined in the Sachs Agreement) following the Effective Time (including, as a result of the amendment made in connection with and subject to the Merger) or upon a termination of employment or resignation initiated by Mr. Sachs within one year of the Effective Time, Mr. Sachs shall receive from Ascend (i) a payment equal to two years base pay, payable as a lump sum or on a deferred two year basis at Mr. Sachs' election, and (ii) a payment sufficient to allow Mr. Sachs to purchase medical and life insurance coverage equal to that provided to him as of the date of his termination, and financial planning and tax assistance to the extent provided by Stratus as of the date of his termination, in each case for a period of two years following the date of his termination.

  Pursuant to the Castonguay Agreement, upon any termination of Mr. Castonguay's employment with Stratus following the Effective Time (including, as a result of the amendment made in connection with and subject to the Merger, a termination of employment or resignation initiated by Mr. Castonguay within one year of the Effective Time), Mr. Castonguay will receive a lump sum payment equal to his annual salary and target annual bonus, as each is in effect as of the date of such termination of employment.

  Continuation of Employee Benefits. Pursuant to the Merger Agreement, Ascend will give individuals, including any executive officers, who are employed by Stratus as of the Effective Time and who remain employees of Stratus following the Effective Time (each such employee, an "Affected Employee") full credit for purposes of eligibility, vesting, benefit accrual and determination of the level of benefits under any employee benefit plans or arrangements maintained by Ascend or Stratus for such Affected Employees' service with Stratus to the same extent recognized immediately prior to the Effective Time. In any event, Ascend will provide Affected Employees, for a period of one year following the Effective Time, with employee benefit plans or arrangements, including the Stratus severance plan and policy, that are, in the aggregate, not less favorable than those provided to Affected Employees immediately prior to the Effective Time. Commencing on the first anniversary of the Effective Time (unless Ascend consents to an earlier commencement date), the Affected Employees will be eligible to participate in Ascend's employee benefit plans and arrangements in which similarly situated employees of Ascend or affiliates of Ascend participate, to the same extent as such similarly situated employees of Ascend or affiliates of Ascend. As of the Effective Time, Ascend shall expressly assume and agree to perform in accordance with their terms, all employment, severance and other compensation agreements then existing between Stratus and any director, officer or employee of Stratus.

  Amendment of Severance Policy. Prior to the Effective Time, Stratus will be permitted to amend its severance policy with respect to not more than 50 key employees to provide that if any such key employee is terminated following the Effective Time and would be entitled to severance under the existing policy, he or she shall receive a lump sum, cash severance benefit on the date of termination equal to 150% of the amount to which such key employee would otherwise be entitled upon termination under Stratus' existing severance policy.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

  In the opinions of SASM&F, tax counsel to Stratus, and GCW&F, tax counsel to Ascend, subject to the qualifications set forth below and contained herein, the following is a summary of the material United States federal income tax consequences of the Merger to holders of Stratus Common Stock who exchange such stock for Ascend Common Stock pursuant to the Merger. The following summary addresses only such stockholders who hold their Stratus Common Stock as a capital asset and does not address all of the United States federal income tax consequences that may be relevant to particular stockholders in light of their individual circumstances or to stockholders who are subject to special rules (including, without limitation, financial institutions, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, foreign holders, persons who hold such shares as a hedge against currency risk, or a constructive sale or conversion transaction, or holders who acquired their shares pursuant to the exercise of employee stock options or otherwise as compensation). The following summary is not binding on the IRS. It is based upon the Code, laws, regulations, rulings and decisions in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local, and other foreign laws are not addressed herein.

  HOLDERS OF STRATUS COMMON STOCK ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

  No ruling has been (or will be) sought from the IRS as to the United States federal income tax consequences of the Merger. It is a condition to the consummation of the Merger that Stratus receive an opinion from its tax counsel, SASM&F, and that Ascend receive an opinion from its tax counsel, GCW&F, to the effect that, based upon certain facts, representations and assumptions, the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code. The issuance of such opinions is conditioned on, among other things, such tax counsels' receipt of representation letters from each of Stratus, Ascend and Sub, in each case, in form and substance reasonably satisfactory to each such tax counsel. The following discussion assumes that the Merger constitutes a reorganization within the meaning of
Section 368(a) of the Code.

  Based on the above assumptions and qualifications, holders of Stratus Common Stock who exchange their Stratus Common Stock for Ascend Common Stock pursuant to the Merger will not recognize gain or loss for United States federal income tax purposes, except with respect to cash, if any, they receive in lieu of fractional shares of Ascend Common Stock. Holders of Stratus Common Stock who receive cash in lieu of fractional shares of Ascend Common Stock in the Merger generally will be treated as if the fractional shares of Ascend Common Stock had been distributed to them as part of the Merger and then redeemed by Ascend in exchange for the cash actually distributed in lieu of the fractional shares, with such redemption qualifying as an exchange under Section 302 of the Code. Consequently, such holders will generally recognize capital gain or loss with respect to cash payments they receive in lieu of fractional shares. In the case of an individual stockholder, any such capital gain will be subject to a maximum federal income tax rate of 20% if the individual held his or her Stratus Common Stock for more than 12 months at the Effective Time. The deductibility of capital losses is subject to limitations for both individuals and corporations.

  Each holder's aggregate tax basis in the Ascend Common Stock received in the Merger will be the same as his or her aggregate tax basis in the Stratus Common Stock exchanged therefor, decreased by the amount of any tax basis allocable to any fractional share interest for which cash is received. The holding period of the Ascend Common Stock received in the Merger by a holder of Stratus Common Stock will include the holding period of Stratus Common Stock surrendered in exchange therefor.

ACCOUNTING TREATMENT

  The Merger will be accounted for as a "purchase" transaction for accounting and financial reporting purposes, in accordance with generally accepted accounting principles. Accordingly, a determination of the fair value of Stratus' assets and liabilities will be made in order to allocate the purchase price to the assets acquired and the liabilities assumed. In connection with the Merger, it is anticipated that Ascend will take a one-time charge consisting of a write-off of in-process research and development, estimated to be approximately $305 million. The purchase price allocation, including the one-time charge for write-off of in-process research and development, is subject to revision when additional information concerning asset and liability valuation is obtained. Upon consummation of the Merger, Ascend plans to divest certain lines of business of Stratus. Ascend is in the early stages of determining the impact of divesting such operations and upon consummation of the Merger will separately account for the results of operations and assets of these lines of business. See "Operations After the Merger."

REGULATORY REQUIREMENTS

  The Merger is subject to the requirements of the HSR Act, which provide that certain transactions may not be consummated until required information and materials have been furnished to the Antitrust Division and the FTC and certain waiting periods have expired or been early terminated. On August 21, 1998, Stratus and Ascend filed the required information and materials with the Antitrust Division and the FTC and requested early termination of the applicable 30-day waiting period under the HSR Act. In addition, similar filings relating to compliance with antitrust regulations have been made in Germany, Ireland and Sweden. The requirements of the HSR Act will be satisfied if the Merger is consummated within one year from the termination of the waiting period.

  At any time before or after the Effective Time, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial businesses of Ascend or Stratus as a condition to consenting to such transactions. At any time before or after the Effective Time, and notwithstanding that the HSR Act waiting period has expired, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of substantial businesses of Ascend or Stratus. Private parties also may seek to take legal action under the antitrust laws under certain circumstances.

  Based on information available to them, Ascend and Stratus believe that the Merger can be effected in compliance with federal and state antitrust laws. However, there can be no assurance that a challenge to the consummation of the Merger on antitrust grounds will not be made or that, if such a challenge were made, Ascend and Stratus would prevail or would not be required to accept certain conditions, including certain divestitures, in order to consummate the Merger. In this regard, it is a condition to the obligation of the parties to consummate the Merger that no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting Ascend's or Stratus's conduct or operation of the business of Ascend or Stratus after the Merger shall have been issued and be in effect, nor shall any proceeding brought by a domestic administrative agency or commission or other domestic governmental entity, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or other enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal or prevents or prohibits the Merger. Pursuant to the Merger Agreement, Ascend and Stratus have agreed to use all reasonable efforts to consummate and make effective the transactions contemplated by the Merger Agreement, including cooperating fully with each other to resolve any competitive issues relating to or arising under the HSR Act, including all litigation resulting from such issues; provided, however, that neither Ascend nor Stratus is required to agree to divest itself or hold separate any subsidiary, division or business unit which is material to the business of such party and its subsidiaries, taken as a whole, or the divestiture or holding separate of which would be reasonably likely to have a material adverse effect on (i) the business, properties, assets, liabilities, financial condition or results of operations of such party and its subsidiaries taken as a whole or (ii) the benefits intended to be derived as a result of the Merger.

  Neither Stratus nor Ascend is aware of any other material governmental or regulatory approval required for consummation of the Merger, other than compliance with applicable securities laws and filings under the MBCL and the DGCL.

RESTRICTIONS ON RESALE OF ASCEND COMMON STOCK

  The shares of Ascend Common Stock issuable to stockholders of Stratus upon consummation of the Merger will have been registered under the Securities Act at the Effective Time. Such shares will be freely transferable without restriction by those Stratus stockholders who are not deemed to be "affiliates" of Ascend or Stratus, as that term is defined in the rules under the Securities Act.

  Shares of Ascend Common Stock received pursuant to the Merger by those stockholders of Stratus who are deemed to be "affiliates" of Stratus or Ascend may be resold without registration under the Securities Act only as permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of Stratus or Ascend, as the case may be, and may include certain officers and directors of Stratus or Ascend as well as principal stockholders of Stratus or Ascend. Affiliates may not sell their shares of Ascend Common Stock acquired in connection with the Merger except pursuant to (i) an effective registration statement under the Securities Act covering the resale of such shares, (ii) paragraph (d) of Rule 145 under the Securities Act or (iii) any other applicable exemption under the Securities Act. The Registration Statement, of which this Prospectus/Proxy Statement forms a part, does not cover the resale of shares of Ascend Common Stock to be received by affiliates in the Merger.

NASDAQ NATIONAL MARKET QUOTATION

  It is a condition to the Merger that the shares of Ascend Common Stock to be issued pursuant to the Merger Agreement and required to be reserved for issuance in connection with the Merger be approved for quotation on The Nasdaq National Market. Ascend has agreed to use its best efforts to cause such approval for quotation and has begun preparation of a notification for listing of such shares of Ascend Common Stock on The Nasdaq National Market.

APPRAISAL RIGHTS

  Holders of shares of Stratus Common Stock are entitled to appraisal rights under Sections 85 through 98, inclusive, of the MBCL (the full text of which is reprinted in its entirety as Annex C to this Prospectus/Proxy Statement). Pursuant to such sections of the MBCL, any stockholder of Stratus who files a written objection to the Merger prior to the taking of the vote to approve and adopt the Merger Agreement at the Stratus Special Meeting stating that he intends to demand payment for his shares if the Merger Agreement is approved and adopted by the stockholders of Stratus, and who does not vote in favor of such approval and adoption, is entitled to demand in writing that Stratus pay to such stockholder in cash the fair value of the shares of Stratus Common Stock held by such stockholder (exclusive of any element of value arising from the expectation or accomplishment of the Merger).

  Any stockholder who wishes to make a demand for appraisal is urged to review carefully the provisions of Sections 85 through 98 of the MBCL, inclusive, particularly the provisions setting forth the procedural steps required to perfect the appraisal rights provided for therein. Appraisal rights will be lost if such procedural requirements are not fully satisfied.

  Holders of Stratus Common Stock wishing to exercise appraisal rights should bear in mind that the fair value of their shares of Stratus Common Stock determined under the MBCL could be more than, the same as or less than the value of the consideration they will be entitled to receive under the Merger Agreement if they do not seek to exercise their appraisal rights. Stockholders should also bear in mind that opinions of investment banking firms as to fairness from a financial point of view are not necessarily opinions as to fair value under the MBCL.

  SET FORTH BELOW IS A SUMMARY OF THE PROCEDURES RELATING TO THE EXERCISE OF APPRAISAL RIGHTS. THE FOLLOWING SUMMARY DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, THE PROVISIONS OF SECTIONS 85 THROUGH 98, INCLUSIVE, OF THE MBCL WHICH, TOGETHER WITH ANY AMENDMENTS TO SUCH SECTIONS AS MAY BE ADOPTED AFTER THE DATE OF THIS PROSPECTUS/PROXY STATEMENT, ARE INCORPORATED HEREIN BY REFERENCE. A COPY OF SUCH SECTIONS IS ATTACHED AS ANNEX C TO THIS PROSPECTUS/PROXY STATEMENT.

  Before the stockholders' vote is taken on the proposal to approve and adopt the Merger Agreement, a stockholder who intends to exercise appraisal rights must deliver to Stratus a written objection to the proposed Merger, stating that such stockholder intends to demand payment for the shares of Stratus Common Stock held by the stockholder if the Merger is consummated (such holder, a "Dissenter" and such holder's shares of Stratus Common Stock, "Dissenting Shares"). Such written objection should be addressed to Stratus at 55 Fairbanks Boulevard, Marlborough, Massachusetts 01752, Attention: Assistant Clerk. The written objection to the Merger must be in addition to and separate from any proxy or vote against the Merger. Neither voting against, nor failure to vote for, the Merger will constitute the written objection required to be filed by an objecting stockholder. A stockholder voting for the Merger will be deemed to have waived his rights to an appraisal under the MBCL. A signed proxy that is returned but which does not contain any instructions as to how it should be voted will be voted in favor of approval and adoption of the Merger Agreement and will be deemed a waiver of the right to an appraisal under the MBCL. Failure to vote against the Merger, however, will not constitute a waiver of appraisal rights.

  If the Merger Agreement is approved and adopted at the Stratus Special Meeting and the Merger becomes effective, Stratus will, within ten days after the Effective Time, notify each holder of shares of Stratus Common Stock who has filed a written objection meeting the requirements of Section 86 of the MBCL, and whose shares of Stratus Common Stock were not voted in favor of the proposal to approve and adopt the Merger Agreement, that the Merger has become effective. The giving of such notice will not be deemed to create any rights in the stockholder receiving such notice to demand payment for such stockholder's shares of Stratus Common Stock.

The notice will be sent by registered or certified mail, addressed to the stockholder at such stockholder's last known address as it appears on the records of Stratus immediately prior to the Effective Time.

  Within 20 days after the mailing by Stratus of the notice described above, any stockholder to whom Stratus was required to give such notice may demand in writing from Stratus payment for the fair value of all of such holder's shares of Stratus Common Stock. Such written demand should be addressed to Stratus at 55 Fairbanks Boulevard, Marlborough, Massachusetts 01752, Attention: Assistant Clerk. If Stratus and such stockholder shall have agreed as to the fair market value of such shares of Stratus Common Stock, Stratus, as the surviving corporation, will pay to such stockholder the agreed value of such stockholder's shares of Stratus Common Stock within 30 days after the expiration of the 20-day period during which such written demand may be made. The MBCL provides that any stockholder who has demanded payment for his stock under the MBCL shall not thereafter be entitled to notice of any meeting of stockholders, to vote such stock for any purpose or to payment of dividends or other distributions on such stock (except dividend and distributions payable at a date prior to the date of the vote of the proposed corporate action) unless (i) a bill (as described below) is not filed during the 30-day period referred to herein; (ii) a bill, if filed, is dismissed as to such stockholder; or (iii) such stockholder, with the written approval of the corporation (or surviving corporation in the case of a merger), delivers to the corporation a written withdrawal of his objection to and an acceptance of such corporate action.

  If Stratus and any stockholder seeking appraisal have not agreed on the fair value of such stockholder's shares of Stratus Common Stock within such 30-day period, any such stockholder who has complied with Section 86 of the MBCL, or Stratus, may, by filing a bill in equity with the Massachusetts Superior Court in Middlesex County, Massachusetts (the "Court") within four months after the expiration of such 30-day period, demand a determination of the fair value of the shares of Stratus Common Stock of all such stockholders seeking such an appraisal. If no such bill is filed within such four-month period, no holder of shares of Stratus Common Stock will be entitled to such an appraisal. If a bill is filed by Stratus, all stockholders seeking appraisal, other than those who have reached agreement with Stratus as to the value of their shares of Stratus Common Stock, must be named as parties to such proceeding. If a bill is filed by a stockholder seeking appraisal, service of the bill must be made upon Stratus by subpoena with a copy of the bill annexed. Stratus must file with its answer a duly verified list of all stockholders seeking appraisal who have not reached agreement with Stratus as to the value of their shares of Stratus Common Stock, and such stockholders will thereupon be deemed to have been added as parties to the bill. Stratus must give notice, in such form and returnable on such date as the Court shall order, to each stockholder seeking appraisal which is party to the bill by registered or certified mail, addressed to the last known address of such stockholder as shown in the records of Stratus, and the Court may order such additional notice by publication or otherwise as it deems advisable. Each stockholder seeking appraisal who makes a written demand for payment of his shares of Stratus Common Stock as provided above will be deemed to have consented to the giving of notice in such manner, and the giving of notice to any such stockholder in compliance with the order of the Court will be sufficient service on him. Failure to give notice to any stockholder seeking appraisal will not invalidate the proceedings as to other stockholders seeking appraisal to whom notice was properly given, and the Court may at any time before the entry of a final decree make supplementary orders of notice.

  After a hearing on such a bill, the Court will enter a decree determining the fair value of the shares of Stratus Common Stock of those stockholders who have become entitled to the valuation thereof and payment therefor. The full value of such shares of Stratus Common Stock will be determined as of the day preceding the date of the vote to approve and adopt the Merger Agreement and shall be exclusive of any element of value arising from the accomplishment or expectation of the Merger. When the value is so determined, the Court will order the payment by Stratus of such value, with interest thereon, if any, as provided below, to the stockholders entitled to receive the same upon surrender to Stratus by such stockholders of their Stratus Stock Certificates. The costs of such a bill, including the reasonable compensation and expenses of any master appointed by the Court, but exclusive of fees of counsel or of experts retained by any party, will be determined by the Court and assessed against the parties to the bill, or any of them, in such manner as appears to the Court to be equitable, except that all costs of giving notice to stockholders must be paid by Stratus. Interest shall be paid upon any award from the date of the Stratus Special Meeting, and the Court may, upon application of any interested party, determine the amount of interest to be paid in the case of any stockholder.

  The MBCL provides that the enforcement by a stockholder of appraisal rights pursuant to the procedures set forth above is such stockholder's exclusive remedy except for the right of such stockholder to bring an appropriate proceeding to obtain relief on the ground that such corporate action will be or is illegal or fraudulent as to such stockholder.

  ANY STRATUS STOCKHOLDER WHO DESIRES TO EXERCISE APPRAISAL RIGHTS SHOULD CAREFULLY REVIEW THE MBCL AND IS ADVISED TO CONSULT HIS OR HER LEGAL ADVISOR BEFORE EXERCISING OR ATTEMPTING TO EXERCISE SUCH RIGHTS.

DELISTING AND DEREGISTRATION OF STRATUS COMMON STOCK AFTER THE MERGER.

  If the Merger is consummated, Stratus Common Stock will be delisted from the Stratus Exchanges and will be deregistered under the Exchange Act.

                          OPERATIONS AFTER THE MERGER

  Stratus will be divided into four business units: a telecommunications business unit; an enterprise computer business unit; and two business units focused on financial and enterprise software (the TCAM Systems business unit and the S2 Systems business unit, respectively). Ascend contemplates that following the Merger the telecommunications business unit of Stratus will be integrated into Ascend and the non-telecommunications business units will be set up as separate subsidiaries and will then be divested. It is anticipated that, subject to certain requirements that must be satisfied for the Merger to qualify as a tax-free reorganization, definitive agreements relating to such divestitures will be negotiated by the end of 1998 and closed within three months of signing such definitive agreements, but in no event later than 12 months following the consummation of the Merger.

  Achieving the anticipated benefits of the Merger will depend in large part upon whether the integration of Stratus' telecommunications business into Ascend is accomplished in an efficient and effective manner. The integration of Stratus' telecommunications business into Ascend will require, among other things, integration of the products, technologies, manufacturing operations, research and development activities, distribution channels, management information systems and key personnel of Stratus' telecommunications business into Ascend. Because certain aspects of Stratus' telecommunications business have not historically been separated from the non-telecommunications businesses of Stratus, Ascend may encounter unforseen difficulties in separating and integrating these aspects of the telecommunications business. There can be no assurance that the integration of Stratus' telecommunications business will be accomplished in an efficient and effective manner, if at all. If significant difficulties are encountered in the integration, it could have a material adverse effect on the business, results of operations and financial condition of Ascend.

  The integration of operations and technologies following the Merger will require the dedication of management and other personnel which may distract their attention from the day-to-day business of Ascend, the development or acquisition of new technologies, and the pursuit of other business acquisition opportunities. The difficulties of integrating Ascend and Stratus may be increased by the necessity of coordinating organizations with distinct cultures and widely dispersed operations. Successful integration of the two companies' sales and marketing organizations will require the sales and marketing personnel of each company to learn about the often technically-complex products, services and technologies of the other company. In addition, as commonly occurs with mergers of technology companies, during the pre-merger and integration phases, competitors may undertake initiatives to attract customers and recruit key employees through various incentives which could have a material adverse effect on the business, results of operations and financial condition of Ascend.

  Ascend will be required to finance the non-telecommunications businesses until it completes their divestitures. To the extent these businesses require unanticipated financing, there could be a material adverse effect on the business, results of operations and financial condition of Ascend. As of the date of this Prospectus/Proxy Statement, Ascend is in the early stages of determining the impact of divesting these businesses, and Ascend has determined a preliminary purchase price allocation for these businesses. While Ascend believes this allocation is reasonable, there can be no assurances that the amount received for these businesses on their divesture will approximate such allocation of the purchase price. To the extent that either the preliminary purchase price allocation or the consideration received from the divestiture of these businesses differs from their final purchase price allocation, an adjustment to goodwill will be recorded in Ascend's financial statements. While the amortization of any increased goodwill will have no effect on Ascend's operating cash flow, such amortization could have a material adverse effect on Ascend's reported earnings per share. As of the date of this Prospectus/Proxy Statement, Ascend and Stratus have begun discussions with potential acquirors for the non-telecommunications businesses. However, no definitive agreements to divest any of these businesses have been reached. There can be no assurance that Ascend will be able to find acquirors for the businesses to be sold. Failure to sell the businesses within 12 months of the consummation of the Merger or at an adequate sales price could have a material adverse effect on the business, results of operations and financial condition of Ascend.

  The businesses to be divested share common technology, personnel and other aspects of operations with one another and with the telecommunications business of Stratus. Ascend may encounter unforseen difficulties in separating these businesses, which could diminish the value of the businesses to a potential acquiror or complicate or preclude the ability of Ascend to complete a divestiture. For instance, these businesses share common intellectual property rights, some of which are pursuant to licences and other agreements with third parties that may preclude the businesses from utilizing such intellectual property if they are divested without the permission of the third parties. Failure to successfully separate these businesses could have a material adverse effect on the business, results of operations and financial condition of Ascend.

  The value of the businesses to be divested depends in large part upon the retention of key employees in those businesses. Due to the uncertainty surrounding the future of these businesses, there is substantial risk that such key employees will consider alternative employment opportunities and will be particularly susceptible to recruiting efforts by competitors. The loss of such key employees could materially adversely affect the ability of Ascend to sell such businesses and the price a potential acquiror is willing to pay for such businesses.

                             THE MERGER AGREEMENT

  The following is a brief summary of certain provisions of the Merger Agreement, a copy of which is attached as Annex A to this Prospectus/Proxy Statement and incorporated herein by reference. This summary is qualified in its entirety by reference to the Merger Agreement which is attached as Annex A to this Prospectus/Proxy Statement. Stockholders of Stratus are urged to read the Merger Agreement in its entirety for a more complete description of the Merger. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement.

FORM OF THE MERGER

  The Merger Agreement provides that, following the approval and adoption of the Merger Agreement by the stockholders of Stratus and the satisfaction or waiver of the other conditions to the Merger, Sub will merge with and into Stratus and Stratus will survive the Merger as a wholly owned subsidiary of Ascend.

  If all conditions to the Merger are satisfied or waived, the Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware and the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts.

CONVERSION OF SECURITIES

  Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time, (i) each issued and outstanding share of Stratus Common Stock together with each associated Right (other than shares to be canceled pursuant to clause (ii) below and Dissenting Shares (See "The Merger--Appraisal Rights")) will be converted into the right to receive 0.75 of a share of Ascend Common Stock and (ii) all shares of Stratus Common Stock, together with each associated Right, owned by Ascend, Stratus, Sub or any other wholly owned subsidiary of Ascend or Stratus will be canceled and retired and shall cease to exist, and no stock of Ascend or other consideration shall be delivered in exchange therefor. Each share of Sub common stock, par value $.001 per share, issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock, par value $.01 per share, of the Surviving Corporation. The Exchange Ratio has been fixed pursuant to the Merger Agreement but is subject to proportionate adjustment for any stock split or stock dividend effected between August 3, 1998 (the date of the Merger Agreement) and the Effective Time.

  Based upon the respective capitalizations of Stratus and Ascend as of September 4, 1998, the stockholders of Stratus immediately prior to the consummation of the Merger will own approximately 9.62% of the outstanding shares of Ascend Common Stock immediately following consummation of the Merger (which percentage will be less to the extent that stockholders of Stratus exercise their appraisal rights). If any holder of shares of Stratus Common Stock would be entitled to receive a number of shares of Ascend Common Stock that includes a fraction, in lieu of a fractional share, such holder will be entitled to receive cash in an amount equal to such fractional part of a share of Ascend Common Stock multiplied by the average of the last reported sale prices of Ascend Common Stock on The Nasdaq National Market on the ten trading days immediately preceding the Effective Time.

  Promptly after the Effective Time, the Exchange Agent will mail a letter of transmittal, together with instructions, to each holder of record of Stratus Common Stock for use in effecting the surrender and exchange of certificates evidencing shares of Stratus Common Stock for certificates evidencing the shares of Ascend Common Stock (and cash in lieu of any fractional shares) to which such holder has become entitled. After receipt of such letter of transmittal, each holder of certificates formerly representing Stratus Common Stock will be able to surrender such certificates to the Exchange Agent and will receive in exchange therefor one or more certificates evidencing the number of whole shares of Ascend Common Stock (and cash in lieu of any fractional shares) to which such holder is entitled. STRATUS STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL AND EXCHANGE INSTRUCTIONS FROM THE EXCHANGE AGENT.

  After the Effective Time, and until surrendered and exchanged, each certificate evidencing Stratus Common Stock will be deemed, for all purposes, to evidence only the right to receive the number of whole shares of Ascend Common Stock which the holder of such certificate is entitled to receive and the right to receive the applicable cash payment (if any) in lieu of any fractional share of Ascend Common Stock that such holder is entitled to receive. The holder of such unexchanged certificate will not be entitled to receive any dividends or other distributions payable by Ascend until the certificate has been exchanged. Subject to applicable laws, such dividends and distributions, together with any cash payment in lieu of a fractional share of Ascend Common Stock, will be paid without interest.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains representations and warranties by each of Ascend, Sub, and Stratus relating to a number of matters, including: (i) the due organization, valid existence and good standing of Ascend, Stratus and their respective subsidiaries; (ii) subsidiaries and joint ventures of Ascend and Stratus; (iii) the capital structure of Ascend and Stratus; (iv) the authorization, execution, delivery and enforceability of the Merger Agreement and related matters; (v) the absence of conflicts under each party's charter and by-laws, required governmental consents or approvals and violations of any instruments or laws; (vi) the filing of documents and financial statements by Ascend and Stratus with the Commission and the accuracy of information contained therein; (vii) the absence of undisclosed liabilities; (viii) the absence of certain material adverse changes or events; (ix) taxes, tax returns and tax deficiencies; (x) material litigation; (xi) compliance with laws;
(xii) interested party transactions; (xiii) the accuracy of information supplied for the Registration Statement and Prospectus/Proxy Statement; and
(xiv) opinions of financial advisors.

  In addition to the representations and warranties by Ascend, Sub and Stratus as set forth above, the Merger Agreement includes the following representations and warranties by Stratus regarding: (i) intellectual property rights; (ii) agreements, contracts and commitments; (iii) environmental matters; (iv) employee benefit plans (including international employee benefit plans) and other employee matters; (v) the nonapplicability of control share acquisition provisions of Chapters 110D and 110E of the MBCL (and similar provisions of the Stratus Charter and Stratus Bylaws) to the transactions contemplated by the Merger Agreement; (vi) the Rights Agreement (to the extent that the execution and delivery of the Merger Agreement, and the consummation of the transactions contemplated by the Merger Agreement do not constitute a "Stock Acquisition Date" or cause Ascend to become an "Acquiring Person" or an "Adverse Person" as such terms are defined in the Rights Agreement); and (vii) validity of title to properties.

  The Merger Agreement also contains a representation and warranty by Ascend and Sub concerning the interim operations of Sub.

CERTAIN COVENANTS AND AGREEMENTS

  Conduct of Business by Ascend and Stratus. Pursuant to the Merger Agreement, Ascend and Stratus have each agreed that, during the period from August 3, 1998 until the Effective Time (the "Interim Operations Period"), except with the advance written consent of the other party or as contemplated by the Merger Agreement, each of Ascend and Stratus and their respective subsidiaries will: (i) carry on their respective businesses in the ordinary course in substantially the same manner as previously conducted, including keeping available the services of their present officers and key employees; (ii) pay their respective debts and taxes when due subject to good faith disputes over such debts or taxes, and pay or perform other obligations when due;
(iii) preserve intact their respective present business organizations and relationships; (iv) not declare or pay any dividends on or make other distributions in respect of any of their respective capital stock, not effect certain other changes in their respective capitalization, and not purchase or otherwise acquire, directly or indirectly, any shares of their capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with the termination of service entered into in connection with prior acquisitions; (v) not amend their respective bylaws (Ascend has also agreed not to amend its Certificate of Incorporation); and (vi) not take any action that would make any of its representations and warranties in the Merger Agreement untrue or incorrect in any material respect or prevent them from performing any of their obligations under the Merger Agreement.

  Conduct of Business by Stratus. Pursuant to the Merger Agreement, Stratus has also agreed that during the Interim Operations Period, except with the advance written consent of Ascend or as contemplated by the Merger Agreement, Stratus will not (i) accelerate, amend or change the period of exercisability of options granted under any employee stock plan, except as required pursuant to the plan or any related agreement in effect as of August 3, 1998; (ii) transfer or license or otherwise extend, amend or modify any material rights to its intellectual property, other than in the ordinary course of business consistent with past practices on a non-exclusive basis, except to renew or extend exclusive licenses existing as of August 3, 1998; (iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or any subscriptions, rights, warrants, or options to acquire, or other agreements obligating any of them to issue any such shares or other convertible securities, subject to certain exceptions; (iv) acquire or agree to acquire, by merging or consolidating with, by purchasing a substantial interest in or substantial portion of the assets of, or by any other means, any business entity, or otherwise acquire or agree to acquire any material amount of assets; (v) sell, lease, license or otherwise dispose of material properties or assets except in the ordinary course of business; (vi) increase or agree to increase the compensation payable to its officers, employees or consultants (except for increases consistent with past practices), grant additional severance or termination pay or enter into employment agreements with directors or officers, grant severance or termination pay to or enter into any employment or severance agreements with any employee (except in accordance with past practices or to satisfy existing contractual obligations), enter into any collective bargaining agreement or establish, adopt, enter into or amend in any material respect any plan for the benefit of its directors, officers or employees, subject to certain exceptions; (vii) revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (viii) incur capital expenditures in excess of certain individual or aggregate amounts; (ix) enter into or amend any material OEM agreement or other agreements pursuant to which any third party is granted exclusive marketing, manufacturing or other rights with respect to any product, process or technology; (x) amend or terminate any material contract, agreement or license except in the ordinary course of business; (xi) waive or release any material right or claim, except in the ordinary course of business; (xii) initiate any litigation or arbitration proceeding against any person known to Stratus to be a customer or distributor of Ascend without prior notice to Ascend's Chief Financial Officer or settle any litigation or arbitration proceedings involving out-of-pocket settlement payments exceeding one million dollars; (xiii) make any loans to directors, officers or employees (except pursuant to existing contracts entered into prior to August 3, 1998); or (xiv) make any material changes in its tax or, except as required by law, its accounting policies.

  The Merger Agreement also provides for certain additional agreements among the parties to the Merger, including but not limited to the following:

  No Solicitation. Stratus has agreed that until the earlier of the Effective Time or the termination of the Merger Agreement it will not, directly or indirectly, through any officer, director, employee, representative, agent or affiliate (i) solicit, initiate or encourage any Competing Offers, (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Competing Offer, or (iii) agree to, approve, recommend or consummate any Competing Offer. Notwithstanding the foregoing restriction, the Merger Agreement does not prevent Stratus and the Stratus Board from (A) furnishing non-public information or enter into discussions or negotiations in connection with an unsolicited bona fide written Competing Offer or to recommend such an unsolicited bona fide written Competing Offer to stockholders, if and only to the extent that (1) such Competing Offer would, if consummated, result in a transaction that would, in the reasonable good faith judgment of the Stratus Board, after consultation with its financial advisors, result in a transaction more favorable to Stratus' stockholders from a financial point of view than the Merger and, in the reasonable good faith judgment of the Stratus Board, after consultation with its financial advisors, the person or entity making such Superior Proposal appears to have the financial means, or the ability to obtain the necessary financing, to conclude such transaction, (2) the failure to take such action would, in the reasonable good faith judgment of the Stratus Board after consultation with outside corporate counsel, be contrary to the fiduciary duties of Stratus' directors to Stratus' stockholders under applicable law, and (3) prior to furnishing such non-public information, or entering into such discussions or negotiations, the Stratus Board receives an executed confidentiality agreement not materially less favorable than those contained in the Mutual Nondisclosure and Confidentiality Agreement dated June 15, 1998 between Ascend and Stratus, (B) accepting or agreeing to a Superior Proposal or consummating a transaction contemplated by a Superior Proposal, or (C) complying with Rule 14e-2 of the Exchange Act with regard to a Competing Offer. Stratus is required to notify Ascend (orally and in writing) within 24 hours after receipt of any Competing Offer, or any request for non-public information or access to its properties, books or records in connection with a Competing Offer. Such notice to Ascend is to indicate in reasonable detail the identity of the party considering making, or which has made, a Competing Offer, and the terms and conditions of such proposal, inquiry or contact. Additionally, Stratus is required to notify Ascend of the occurrence and substance of any discussions held with any such party within 24 hours of the occurrence of such discussions and at least 48 hours prior to accepting or agreeing to a Superior Proposal, making any public announcement of its intention to do so, recommending a Superior Proposal to its stockholders, withdrawing its recommendation for approval of the Merger, or engaging in a Superior Proposal.

  Third-Party Consents. Each party has agreed to use its reasonable efforts to obtain all necessary consents, waivers and approvals under its respective material agreements, contracts, licenses or leases required for the consummation of the transactions contemplated by the Merger.

  Notice of Certain Events. Each party has agreed to give prompt notice to the other of the occurrence of any event which is likely to cause any representation or warranty in the Merger Agreement to be untrue in any material respect at or prior to the Effective Time and to give prompt notice of any failure to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with under the Merger Agreement.

  Tax Free Reorganization. Each party has agreed to use its best efforts to cause the Merger to be treated as a reorganization within the meaning of
Section 368(a) of the Code.

  Assumption of Stratus Options. Upon consummation of the Merger, each then-outstanding Stratus Option will be assumed by Ascend and will be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Stratus Option, the same number of shares of Ascend Common Stock (rounded down to the nearest whole share) as the holder of such Stratus Option would have been entitled to receive pursuant to the Merger had such holder exercised such Stratus Option in full immediately prior to the consummation of the Merger, at a price per share (rounded up to the nearest whole cent) equal to the per share exercise price of such Stratus Option as in effect immediately prior to the Effective Time divided by the Exchange Ratio. Following the Effective Time, Ascend will issue to each holder of a Stratus Option a document evidencing the assumption of such Stratus Option by Ascend.

  Ascend has agreed to file a registration statement on Form S-8 for the Ascend Common Stock issuable with respect to Stratus Options assumed by Ascend within ten business days after the Effective Time.

  Indemnification and Insurance. The Merger Agreement provides that Stratus shall and, from and after the Effective Time, Ascend and the Surviving Corporation shall, indemnify, defend and hold harmless each person who is now, or has been at any time prior to August 3, 1998 or who becomes prior to the Effective Time, an officer or director of Stratus or any of its subsidiaries (each an "Indemnified Party") against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement (provided, in the case of amounts paid in settlement, that such amounts shall have been approved by the indemnifying party, which approval shall not be unreasonably withheld), of or in connection with any claim, action, demand, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Stratus or any of its subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities") including, without limitation, all losses, claims, damages, costs, expenses, liabilities or judgments or settlement amounts based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent a corporation is permitted under the MBCL to indemnify its own directors and officers, as the case may be. In addition, Stratus, Ascend and the Surviving Corporation, as the case may be, will pay expenses in advance of the final disposition of any such claim, demand, action suit, proceeding or investigation to each Indemnified Party to the full extent permitted by law upon receipt of any undertaking contemplated by Section 67 of the MBCL. Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought or asserted against any Indemnified Party (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel reasonably satisfactory to them and Stratus (or them and Ascend and the Surviving Corporation after the Effective
Time), (ii) Stratus (or after the Effective Time, Ascend and the Surviving Corporation) shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received upon receipt of an undertaking by such person to repay such payment if it is determined that such person is not entitled to indemnification hereunder, and
(iii) Stratus (or after the Effective Time, Ascend and the Surviving Corporation) shall use all reasonable efforts to assist in the vigorous defense of any such matter, provided that none of Stratus, Ascend or the Surviving Corporation shall be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld.

  From and after the Effective Time, the Surviving Corporation and Ascend shall fulfill, assume and honor in all respects the obligations of Stratus pursuant to Stratus' Bylaws, and any indemnification agreement between Stratus and any of Stratus' directors and officers existing and in force as of the date of this Agreement and filed as an exhibit to filings made with the Commission by Stratus. Ascend and Stratus further have agreed that the indemnification obligations set forth in the Stratus Charter and Stratus Bylaws shall survive the Merger, and may not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties.

  Additionally, Ascend and the Surviving Corporation have agreed to maintain, in effect the directors' and officers' liability insurance maintained by Stratus and its subsidiaries as of August 3, 1998, or policies with at least the same coverage and amounts and terms no less advantageous to the insured parties, for six years following the Effective Time (or an earlier date mutually agreed upon by Ascend, the Surviving Corporation and the applicable Indemnified Party), such insurance to provide coverage for claims based upon or arising out of facts or circumstances occurring on or before the Effective Time, including without limitation all claims based upon, arising out of, directly or indirectly resulting from, in consequence of, or in any way involving the Merger and any and all related transactions or related events. In no event will Ascend or the Surviving Corporation be required to expend an amount greater than 150% of the aggregate annual premiums paid by Stratus and its subsidiaries for directors and officers insurance premiums in the last fiscal year.

  In lieu of the purchase of such insurance by Ascend or the Surviving Corporation, Stratus may purchase a six year extended reporting period endorsement ("reporting tail coverage") under its existing directors' and officers' and liability insurance coverage, provided that such reporting tail coverage shall extend the directors' and officers' liability coverage in force as of August 3, 1998 for a period of at least six years from the Effective Time for any claims based upon, arising out of, directly or indirectly resulting from, in consequence of, or in any way involving wrongful acts or omissions occurring on or prior to the Effective Time, including without limitation all claims based upon, arising out of, directly or indirectly resulting from, in consequence of, or in any way involving the Merger and any and all related transactions or related events.

  The Merger Agreement also provides that if Ascend or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all its properties and assets to any person, then, and in each case, proper provision shall be made so that the successors and assigns of Ascend or the Surviving Corporation, as the case may be, honor the indemnification obligations described above.

  Further Action. Each of the parties has agreed to use its reasonable efforts to take all actions necessary, proper or advisable to consummate the Merger and all transactions contemplated thereunder, including without limitation the making of all necessary government filings.

CONDITIONS TO THE MERGER

  The consummation of the Merger is subject to the satisfaction of certain conditions, including the following: (i) the Merger Agreement shall have been approved and adopted by the requisite vote of holders of Stratus Common Stock pursuant to the MBCL; (ii) the waiting period required by the HSR Act, and any other material waiting periods under applicable foreign laws shall have expired or been terminated and no action by the Antitrust Division or the FTC or any foreign governmental entity challenging or seeking to enjoin the consummation of the Merger shall be pending or have been instituted; (iii) all governmental approvals and filings required for the Merger, the absence of which would be reasonably likely to have a material adverse effect on either party or on the parties' ability to complete the Merger, shall have been obtained or made; (iv) the Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and all required state securities laws authorizations shall have been received; (v) there shall be no order, injunction or other legal or regulatory restraint or prohibition in effect preventing or prohibiting the consummation of the Merger or restricting the conduct of either Ascend's or Stratus' business after the consummation of the Merger; (vi) each of Ascend and Stratus shall have received opinions from their respective counsel to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code for United States federal income tax purposes; (vii) the shares of Ascend Common Stock to be issued in the Merger shall have been authorized for quotation on The Nasdaq National Market; (viii) Ascend, Sub and Stratus shall have performed, in all material respects, all obligations they are required to perform at or prior to the closing date of the Merger; (ix) the provisions of the Rights Agreement shall not apply to Ascend or the Merger and all Rights issued thereunder shall have been canceled or redeemed or shall be converted by virtue of the Merger; and (x) the parties' representations and warranties shall be accurate in all material respects when made and as of the closing date of the Merger.

  Any of the conditions in the Merger Agreement may be waived by the party benefited thereby, except those conditions imposed by law.

TERMINATION; TERMINATION FEES AND EXPENSES

  The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of Ascend or Stratus of the matters presented in connection with the Merger:

    (a) by the mutual written consent of Ascend and Stratus;

    (b) by either Ascend or Stratus, if the Merger shall not have been consummated by January 31, 1999, unless the party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

    (c) by either Ascend or Stratus, if a court of competent jurisdiction or other governmental entity shall have issued a nonappealable final order, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, subject to certain limitations;

    (d) by either Ascend or Stratus, if, at the Stratus Special Meeting (including any adjournment or postponement thereof), the requisite vote of the stockholders of Stratus in favor of the Merger Agreement and the Merger shall not have been obtained;

    (e) by Ascend, if (i) the Stratus Board shall have withdrawn or modified its recommendation of the Merger Agreement or the Merger in a manner adverse to Ascend or shall have resolved or publicly announced or disclosed its intention to do so; (ii) the Stratus Board shall have recommended a Superior Proposal to the stockholders of Stratus or shall have resolved or publicly announced its intention to recommend or accept a Superior Proposal; or (iii) a tender offer or exchange offer which if completed would result in the ownership by any person and such person's affiliates of 50% or more of the outstanding shares of Stratus Common Stock shall have been commenced and the Stratus Board shall have filed a Statement on Form 14D-9 recommending acceptance of such tender or exchange offer or shall have resolved or publicly announced its intention to recommend acceptance of such tender or exchange offer;

    (f) by either Ascend or Stratus, if a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in the Merger Agreement shall have occurred which, if uncured, would cause the representations and warranties of such other party to be untrue and such breach is either incapable of being cured or shall not have been cured within 20 business days following receipt by the breaching party of written notice of such breach from the other party; or

    (g) by Stratus if it shall have accepted, approved or resolved to accept or approve a Superior Proposal in compliance with the terms of the Merger Agreement.

  In the event of any termination of the Merger Agreement by either Ascend or Stratus as provided above, there will be no liability or obligation on the part of Stratus, Ascend, Sub or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from the willful breach by a party of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, and provided that the (i) provisions described below relating to the payment of fees and expenses, (ii) the Confidentiality Agreement and (iii) the parties' agreement to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement (subject to the terms and conditions of the Merger Agreement and subject to the appropriate vote of the stockholders of Stratus), shall survive any such termination.

  If the Merger Agreement is terminated (i) by Ascend as a consequence of the actions described in paragraph (e) above, (ii) by Stratus as a consequence of the actions described in paragraph (g) above or (iii) by Stratus or Ascend pursuant to paragraph (d) above as a result of the failure to obtain the requisite vote for adoption of the Merger Agreement and approval of the Merger by the stockholders of Stratus and (in the case of clause (iii)) (x) at the time of such failure an "Alternative Transaction" (as such term is defined in the following paragraph) involving Stratus shall have been announced or publicly proposed and (y) within one year of such failure Stratus or the Stratus Board accepts, recommends or enters into or announces any definitive or preliminary agreement or letter of intent with respect to an Alternative Transaction, amends or otherwise takes action under the Rights Agreement which has the effect of rendering the Rights Agreement inapplicable to an Alternative Transaction, or redeems the Rights so as to facilitate an Alternative Transaction, or an Alternative Transaction is consummated, Stratus shall pay to Ascend the Termination Fee. The Termination Fee shall be paid in cash and shall be payable: (A) in the case of termination by Stratus pursuant to paragraph (g) above, prior to and as a condition precedent to the effectiveness of such termination; (B) in the case of termination by Ascend pursuant to Section (e), promptly after such termination; and (C) in the case of termination by Stratus or Ascend pursuant to (d) in the circumstances set forth in clause (iii) of the preceding sentence, not later than the earliest such time as (A) the Stratus Board accepts, recommends or enters into or announces any definitive or preliminary agreement or letter of intent with respect to such Alternative Transaction, amends or otherwise takes action under the Rights Agreement which has the effect of rendering the Rights Agreement inapplicable to such Alternative Transaction, or redeems the Rights so as to facilitate such Alternative Transaction, or (B) an Alternative Transaction is consummated.

  "Alternative Transaction" with respect to Stratus means (i) a transaction or series of transactions pursuant to which any person or group (as such term is defined under the Exchange Act), other than Ascend or Sub, or any affiliate thereof (a "Third Party"), acquires (or would acquire upon completion of such transaction or series of transactions) more than 50% of the equity securities or voting power of Stratus or any of its material subsidiaries, pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, consolidation, share exchange or other business combination involving Stratus or any of its material subsidiaries pursuant to which any Third Party acquires ownership (or would acquire ownership upon consummation of such merger, consolidation, share exchange or other business combination) of more than 50% of the outstanding equity securities or voting power of Stratus or any of its material subsidiaries or of the entity surviving such merger or business combination or resulting from such consolidation, or (iii) any other transaction or series of transactions pursuant to which any Third Party acquires (or would acquire upon completion of such transaction or series of transactions) control of assets of Stratus or any of its material subsidiaries (including, for this purpose, outstanding equity securities of subsidiaries of Stratus) having a fair market value equal to more than 50% of the fair market value of all the consolidated assets of Stratus immediately prior to such transaction or series of transactions.

  Except as described above, whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, except that all fees and expenses, other than attorneys' and accounting fees and expenses, incurred in connection with the printing and filing of this Prospectus/Proxy Statement and any filings under the HSR Act and applicable foreign laws (if any) shall be shared equally by Ascend and Stratus.

AMENDMENT AND WAIVER

  The Merger Agreement may be amended by the parties to the Merger Agreement, by action taken or authorized by their respective Boards of Directors, at any time before or after the approval of the matters presented in connection with the Merger by the stockholders of Stratus, but no amendment shall be made after stockholder approval which by law requires further approval by such stockholders, without such further approval.

  At any time prior to the Effective Time, Ascend and Stratus, by action taken or authorized by their respective Boards of Directors, to the extent legally allowed, may extend the time for performance of the obligations or other acts of the other parties to the Merger Agreement, may waive inaccuracies in the representations or warranties contained in the Merger Agreement and may waive compliance with any agreements or conditions contained in the Merger Agreement.

                         INFORMATION CONCERNING ASCEND

  The following is a brief description of the business of Ascend. Additional information regarding Ascend is contained in Ascend's filings with the Commission pursuant to the Exchange Act. See "Available Information."

  Ascend develops, manufactures and sells wide area networking solutions for telecommunications carriers, ISPs and corporate customers worldwide that enable them to build: (i) Internet access systems consisting of POP equipment for ISPs and remote site Internet access equipment for Internet subscribers;
(ii) telecommunications carrier and ISP backbone networks utilizing high speed Frame Relay, ATM and IP switches for application; (iii) extensions and enhancements to corporate backbone networks that facilitate access to these networks by remote offices, telecommuters and mobile computer users; and (iv) videoconferencing and multimedia access facilities. Ascend's products support existing digital and analog networks.

                        INFORMATION CONCERNING STRATUS

  The following is a brief description of the business of Stratus on a stand-alone basis and does not describe the business of Stratus if the Merger is consummated. Additional information regarding Stratus is contained in Stratus' filings with the Commission pursuant to the Exchange Act. See "Available Information."

  Stratus was founded in 1980. Stratus' objective is to be the premier supplier of hardware, software and services solutions to targeted telecommunications and enterprise server markets where continuous availability is a critical need. Continuous availability, as compared to the term "high availability," refers to Stratus systems' ability to substantially reduce the two main sources of downtime: (i) downtime due to unexpected system failures such as hardware or operating system crashes; and (ii) downtime associated with shutting down a system for planned maintenance and upgrade procedures. Stratus systems are used primarily for on-line transaction processing, message switching, communications control, distributed computing and other interactive applications in which system availability and data integrity are critical.

  Stratus competes in two major market areas: (1) telecommunications where service providers use Stratus systems at critical points in their networks and operations support systems; and (2) enterprise server applications which support enterprise-wide computing in a client/server architecture. Five key telecommunications applications have been targeted: (i) Internet infrastructure; (ii) intelligent network services; (iii) home location register; (iv) local number availability; and (v) network operations support systems. Enterprise server applications are found in electronic commerce, financial services, retail, travel, healthcare and gaming industries.

         UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

  The unaudited pro forma condensed combined financial information for Ascend set forth below gives effect to the acquisition of the Stratus Common Stock. The historical financial information set forth below has been derived from, and is qualified by reference to, the consolidated financial statements of Ascend and Stratus, and should be read in conjunction with those financial statements and the notes thereto incorporated by reference herein. The unaudited pro forma condensed combined statement of operations data for the year ended December 31, 1997 and the six months ended June 30, 1998 set forth below give effect to the acquisition as if it occurred on January 1, 1997. The unaudited pro forma condensed combined balance sheet as of June 30, 1998 set forth below gives effect to the acquisition of Stratus as if it occurred on June 30, 1998. The unaudited pro forma condensed combined financial information set forth below reflects certain adjustments, including among others, adjustments to reflect the amortization of the excess purchase price. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes to the financial statements of Ascend and Stratus which are incorporated by reference herein from Ascend's and Stratus' Annual Reports on Form 10-K for the years ended December 31, 1997 and December 28, 1997, respectively, and the Quarterly Reports on Form 10-Q from the quarterly periods ended June 30, 1998 and June 28, 1998, respectively. The unaudited pro forma condensed combined financial information set forth below does not purport to represent what the consolidated results of operations or financial condition of Ascend would actually have been if the Stratus acquisition and related transaction had in fact occurred on such date or to project the future consolidated results of operations or financial condition of Ascend.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              AS OF JUNE 30, 1998
                                 (IN THOUSANDS)

                                                                        PRO FORMA
                                                                        BUSINESS     PRO FORMA
                         ASCEND AS OF  STRATUS AS OF                   COMBINATION     AS OF
                         JUNE 30, 1998 JUNE 28, 1998  COMBINED         ADJUSTMENTS JUNE 30, 1998
                         ------------- ------------- ----------        ----------- -------------
ASSETS
Current assets:
 Cash and cash equiva-
  lents.................  $  164,772     $ 219,785   $  384,557         $     --    $  384,557
 Short-term invest-
  ments.................     198,357        57,960      256,317               --       256,317
 Accounts receivable,
  net...................     268,954        99,823      368,777               --       368,777
 Inventories............     131,902        75,135      207,037               --       207,037
 Deferred income taxes..     107,229        19,857      127,086               --       127,086
 Other current assets...      18,352        14,243       32,595               --        32,595
                          ----------     ---------   ----------         ---------   ----------
Total current assets....     889,566       486,803    1,376,369               --     1,376,369
Investments.............     340,701           --       340,701               --       340,701
Furniture, fixtures and
 equipment, net.........     139,759       141,939      281,698               --       281,698
Other assets............      20,203        68,638       88,841 (1)(3)     37,029      125,870
                          ----------     ---------   ----------         ---------   ----------
Total assets............  $1,390,229     $ 697,380   $2,087,609         $  37,029   $2,124,638
                          ==========     =========   ==========         =========   ==========
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable.......  $   68,788     $  22,016   $   90,804         $     --    $   90,804
 Accrued compensation
  and related
  liabilities...........      21,596        21,570       43,166               --        43,166
 Accrued liabilities....     112,254        15,283      127,537 (3)       116,000      281,293
                                                                (6)        37,756          --
 Deferred revenue.......         --         17,856       17,856 (6)       (17,856)         --
 Income taxes payable...         --         19,900       19,900 (6)       (19,900)         --
                          ----------     ---------   ----------         ---------   ----------
Total current liabili-
 ties...................     202,638        96,625      299,263           116,000      415,263
Long-term obligations...         --          1,163        1,163               --         1,163
Commitments and
 contingencies..........
Stockholders' equity:
 Common stock...........         196           282          478 (3)            18          214
                                                                (3)          (282)         --
 Additional paid-in cap-
  ital..................     985,328       269,249    1,254,577 (3)       825,603    1,810,931
                                                                (3)      (269,249)         --
 Retained earnings......     202,067       472,832      674,899 (1)(3)   (305,000)    (102,933)
                                                                (3)      (472,832)         --
 Cumulative translation
  adjustment............         --         (6,116)      (6,116)(3)         6,116          --
                          ----------     ---------   ----------         ---------   ----------
Subtotal................   1,187,591       736,247    1,923,838          (215,626)   1,708,212
Less: Shares in trea-
 sury, at cost..........         --       (136,655)    (136,655)(3)       136,655          --
                          ----------     ---------   ----------         ---------   ----------
Total stockholders' eq-
 uity...................   1,187,591       599,592    1,787,183           (78,971)   1,708,212
                          ----------     ---------   ----------         ---------   ----------
Total liabilities and
 stockholders' equity...  $1,390,229     $ 697,380   $2,087,609         $  37,029   $2,124,638
                          ==========     =========   ==========         =========   ==========

   See accompanying notes to Unaudited Pro Forma Condensed Combined Financial
                                  Information.

              UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF
                OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                             ASCEND      STRATUS                                PRO FORMA
                            FOR THE      FOR THE                    PRO FORMA  FOR THE YEAR
                           YEAR ENDED   YEAR ENDED                  BUSINESS      ENDED
                          DECEMBER 31, DECEMBER 28,                COMBINATION DECEMBER 31,
                              1997         1997      COMBINED      ADJUSTMENTS     1997
                          ------------ ------------ ----------     ----------- ------------
Revenues:
  Net product sales.....   $1,167,352    $489,214   $1,656,566       $   --     $1,656,566
  Services..............          --      199,061      199,061           --        199,061
                           ----------    --------   ----------       -------    ----------
Total revenues..........    1,167,352     688,275    1,855,627           --      1,855,627
Cost of sales:
  Product cost of
   sales................      413,570     252,487      666,057           --        666,057
  Services..............          --      125,103      125,103           --        125,103
                           ----------    --------   ----------       -------    ----------
Total cost of sales.....      413,570     377,590      791,160           --        791,160
                           ----------    --------   ----------       -------    ----------
Gross profit............      753,782     310,685    1,064,467           --      1,064,467
Operating expenses:
  Research and
   development..........      155,996      90,647      246,643           --        246,643
  Sales and marketing...      249,129     110,460      359,589           --        359,589
  General and
   administrative.......       35,267      27,438       62,705 (1)     5,286        67,991
  Purchased research and
   development..........      231,100         --       231,100 (2)       --        231,100
  Costs of mergers......      150,271         --       150,271           --        150,271
                           ----------    --------   ----------       -------    ----------
Total operating
 expenses...............      821,763     228,545    1,050,308         5,286     1,055,594
                           ----------    --------   ----------       -------    ----------
Operating income
 (loss).................      (67,981)     82,140       14,159        (5,286)        8,873
Interest and other
 income, net............       23,029      12,877       35,906           --         35,906
                           ----------    --------   ----------       -------    ----------
Income (loss) before
 income taxes...........      (44,952)     95,017       50,065        (5,286)       44,779
Provision for income
 taxes..................       79,422      20,903      100,325           --        100,325
                           ----------    --------   ----------       -------    ----------
Net income (loss).......   $ (124,374)   $ 74,114   $  (50,260)      $(5,286)   $  (55,546)
                           ==========    ========   ==========       =======    ==========
Pro forma net income
 (loss) per share--Basic
 (4) ...................   $    (0.66)   $   3.15                               $    (0.27)
                           ==========    ========                               ==========
Pro forma net income
 (loss) per share--
 Diluted (4) ...........   $    (0.66)   $   3.01                               $    (0.27)
                           ==========    ========                               ==========
Number of shares used in
 pro forma per share
 calculation--Basic
 (4)....................      189,129      23,522                                  206,771
                           ==========    ========                               ==========
Number of shares used in
 pro forma per share
 calculation--Diluted
 (4)....................      189,129      24,635                                  206,771
                           ==========    ========                               ==========

   See accompanying notes to Unaudited Pro Forma Condensed Combined Financial
                                  Information.

              UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF
               OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                             ASCEND      STRATUS                             PRO FORMA
                          FOR THE SIX  FOR THE SIX               PRO FORMA  FOR THE SIX
                          MONTHS ENDED MONTHS ENDED              BUSINESS   MONTHS ENDED
                            JUNE 30,     JUNE 28,               COMBINATION   JUNE 30,
                              1998         1998     COMBINED    ADJUSTMENTS     1998
                          ------------ ------------ --------    ----------- ------------
Revenues:
  Net product sales.....    $632,469     $195,508   $827,977      $   --      $827,977
  Services..............         --       102,842    102,842                   102,842
                            --------     --------   --------      -------     --------
Total revenues..........     632,469      298,350    930,819                   930,819
Cost of sales:
  Product cost of
   sales................     226,929      117,273    344,202          --       344,202
  Services..............         --        66,289     66,289          --        66,289
                            --------     --------   --------      -------     --------
Total cost of sales.....     226,929      183,562    410,491          --       410,491
                            --------     --------   --------      -------     --------
Gross profit............     405,540      114,788    520,328          --       520,328
Operating expenses:
  Research and
   development..........      87,431       45,593    133,024          --       133,024
  Sales and marketing...     135,063       50,403    185,466          --       185,466
  General and
   administrative.......      19,761       13,225     32,986(1)     2,643       35,629
                            --------     --------   --------      -------     --------
Total operating
 expenses...............     242,255      109,221    351,476        2,643      354,119
                            --------     --------   --------      -------     --------
Operating income
 (loss).................     163,285        5,567    168,852       (2,643)     166,209
Interest and other
 income, net............      10,887        8,097     18,984          --        18,984
                            --------     --------   --------      -------     --------
Income (loss) before
 income taxes...........     174,172       13,664    187,836       (2,643)     185,193
Provision for income
 taxes..................      62,715        6,370     69,085          --        69,085
                            --------     --------   --------      -------     --------
Net income (loss).......    $111,457     $  7,294   $118,751      $(2,643)    $116,108
                            ========     ========   ========      =======     ========
Pro forma net income per
 share--Basic (4).......    $   0.58     $   0.30                             $   0.55
                            ========     ========                             ========
Pro forma net income per
 share--Diluted (4) ....    $   0.55     $   0.29                             $   0.52
                            ========     ========                             ========
Number of shares used in
 pro forma per share
 calculation--Basic
 (4)....................     193,802       23,928                              211,748
                            ========     ========                             ========
Number of shares used in
 pro forma per share
 calculation--Diluted
 (4)....................     203,886       24,824                              222,504
                            ========     ========                             ========

   See accompanying notes to Unaudited Pro Forma Condensed Combined Financial
                                  Information.

                  NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                        COMBINED FINANCIAL INFORMATION

  Pro forma adjustments for the unaudited pro forma condensed combined balance sheet as of June 30, 1998 and statements of operations for the six months ended June 30, 1998 and for the year ended December 31, 1997 are as follows:

  (1) Reflects the preliminary allocation of the purchase price and the amortization of the cost over the fair value of net assets acquired for the Stratus acquisition. The preliminary allocation has resulted in a charge for purchased in-process research and development estimated to be $305 million and estimated goodwill of $37 million which is being amortized over an average period of seven years.

  The total estimated purchase price for the Stratus acquisition has been allocated on a preliminary basis to assets and liabilities based on management's best estimates of their fair value with the excess costs over the net assets acquired allocated to goodwill. This allocation is subject to change pending a final analysis of the value of the assets acquired and, liabilities assumed and divestiture of Stratus' non-telecommunications businesses. The impact of such changes could be material (see note 5 below).

  (2) The pro forma condensed combined statements of operations for the year ended December 31, 1997 and the six months ended June 30, 1998 do not include the purchased research and development related charge of $305 million since it is considered a non-recurring charge.

  (3) To reflect the purchase of all of the outstanding stock of Stratus for a total purchase price of approximately $1.0 billion. The purchase price consisted of approximately $826 million of stock to be issued and the fair value assigned to assumed stock options, and the assumption of approximately $214 million of liabilities consisting of liabilities acquired from Stratus and acquisition and other related costs.

  (4) Pro forma net income (loss) reflects the impact of the adjustments above. Pro forma basic net income (loss) per share is computed using the weighted-average number of shares of common stock outstanding after the issuance of Ascend Common Stock to acquire the outstanding shares of Stratus Common Stock. Pro forma diluted net income per share is computed as described above and also gives effect to any dilutive options and warrants. Dilutive options and warrants are excluded from the computation during loss periods as their effect is antidilutive.

  (5) Upon consummation of the Merger between Ascend and Stratus, Ascend plans to divest certain lines of business of Stratus. As of the date of this filing, Ascend was in the early stages of determining the impact of divesting such operations and accordingly, the above pro forma information does not include any adjustments relating to the planned sale of the lines of business. The preliminary purchase price allocation does not assume any synergies associated with the combination of operations of the two companies nor any benefits from the actions expected to be taken by Ascend upon consummation of the Merger.

  (6) Pro forma reclassifications are made to conform the Stratus presentation to the Ascend presentation.

                 COMPARISON OF RIGHTS OF STRATUS STOCKHOLDERS
                            AND ASCEND STOCKHOLDERS

  After consummation of the Merger, the holders of Stratus Common Stock who receive Ascend Common Stock under the terms of the Merger Agreement will become stockholders of Ascend. As stockholders of Stratus, their rights are presently governed by the MBCL and by the Stratus Charter and the Stratus Bylaws. As stockholders of Ascend, their rights will be governed by the DGCL and by the Restated Certificate of Incorporation of Ascend, as amended (the "Ascend Certificate") and the Ascend Bylaws, as amended (the "Ascend Bylaws"). The following discussion summarizes the material differences between the rights of holders of Ascend Common Stock and holders of Stratus Common Stock and differences between the charters and bylaws of Ascend and Stratus. This summary does not purport to be complete and is qualified in its entirety by reference to the Ascend Certificate and Bylaws, the Stratus Charter and Bylaws and the relevant provisions of the DGCL and the MBCL.

  Special Meetings of Stockholders. The DGCL provides that special meetings of stockholders may be called by the board of directors or by any other person as may be authorized by the corporation's certificate of incorporation or bylaws. The Ascend Certificate and Ascend Bylaws provide that special meetings of the stockholders, unless otherwise prescribed by statute, may be called by either a resolution adopted by a majority of the authorized directors of the Ascend Board or by the holders of not less than 10% of all shares entitled to cast votes at the special meeting.

  The MBCL provides that special meetings of stockholders of a corporation with a class of voting stock registered under the Exchange Act (a "public company"), may be called by a corporation's president or board of directors, and, unless otherwise provided in the articles of organization or bylaws, must be called by its clerk or any other officer upon written application of the owners of at least 40% of the corporation's stock entitled to vote at such meeting. Stratus is a public company, and the Stratus Bylaws provide that, upon written application of one or more stockholders who hold at least 40% of the capital stock entitled to vote at a meeting, a special meeting shall be called by the clerk.

  Inspection Rights. Inspection rights under the DGCL are more extensive than under the MBCL. Under the DGCL, stockholders, upon the written demand under oath stating a proper purpose, have the right to inspect a corporation's stock ledger, stockholder list, and other books and records. The Ascend Bylaws provide that a stockholder list prepared for a stockholder meeting shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting.

  Under the MBCL, a corporation's stockholders have the right for a proper purpose to inspect the corporation's articles of organization, bylaws, records of all meetings of incorporators and stockholders, and stock and transfer records, including the stockholder list. The Stratus Bylaws parallel the statutory requirements but also provide that access to corporate records will not be granted for the purpose of securing a list of stockholders in order to sell such list or for using such list for a purpose other than in the interest of the stockholder relative to the affairs of the corporation. In addition, stockholders of a Massachusetts business corporation have common-law rights under certain circumstances to inspect other books and records of the corporation.

  Action by Consent of Stockholders. Under the DGCL, unless the certificate of incorporation provides otherwise, any action to be taken by stockholders may be taken without a meeting, without prior notice, and without a vote, if the stockholders having the number of votes that would be necessary to take such action at a meeting at which all stockholders were present and voted consent to the action in writing. The Ascend Certificate, however, provides that any action required or permitted to be taken by its stockholders cannot be effected by written consent, but must be effected at a duly called annual or special meeting of stockholders.

  Under the MBCL, any action to be taken by stockholders may be taken without a meeting if all stockholders entitled to vote on the matter consent to the action in writing, and such consents must be filed with the records of meetings of stockholders.

  Cumulative Voting. Under the DGCL, a corporation may provide in its certificate of incorporation for cumulative voting by stockholders in elections of directors (i.e., each stockholder casts as many votes for directors as such stockholder has shares of stock multiplied by the number of directors to be elected). The Ascend Certificate does not provide for cumulative voting.

  The MBCL has no cumulative voting provision. Neither the Stratus Charter nor the Stratus Bylaws provide for cumulative voting.

  Dividends and Repurchases of Stock. Under the DGCL, a corporation generally is permitted to declare and pay dividends out of surplus or out of net profits for the current and/or preceding fiscal year, provided that such dividends will not reduce capital below the amount of capital represented by all classes of stock having a preference upon the distribution of assets. Under the DGCL, a corporation may also generally redeem or repurchase shares of its stock if such redemption or repurchase will not impair the capital of the corporation.

  Under the MBCL, the payment of dividends and the repurchase of the corporation's stock are generally permissible if such actions are not taken when the corporation is insolvent, do not render the corporation insolvent or bankrupt, and do not violate the corporation's articles of organization.

  Classification of the Board of Directors. The DGCL permits (but does not require) classifications of a corporation's board of directors into one, two or three classes. The Ascend Certificate does not provide for classes of directors.

  The MBCL permits classification of a corporation's board of directors, but in the case of a public company, the MBCL requires classification into three classes and imposes certain requirements unless the corporation makes an election not to be governed by the statutory provisions. Stratus has not made such an election and, therefor, the Stratus Board is classified into three classes.

  Removal of Directors. Under the DGCL, stockholders generally may remove directors with or without cause by a majority vote. Under the DGCL, directors are not permitted to remove other directors.

  Under the MBCL, stockholders may remove directors with or without cause by a majority of shares entitled to vote. However, the Stratus Bylaws, in conformity with statutory provisions, provide that directors elected by a particular class of stockholders may be removed only by a vote of the holders of a majority of shares of such class. Under the MBCL and the Stratus Bylaws, directors may remove other directors for cause by a majority vote.

  Vacancies on the Board of Directors. Under both the MBCL and the DGCL, unless otherwise provided in the charter or bylaws, vacancies on the board of directors and newly created directorships resulting from any increase in the authorized number of directors may be filled by the remaining directors. The Ascend Certificate and Ascend Bylaws provide that vacancies on the Ascend Board and newly created directorships resulting from any increase in the authorized number of directors may be filled only by a majority vote of the directors then in office, except that vacancies on the Ascend Board resulting from the removal of a director by the stockholders of Ascend may be filled at a special meeting of the Ascend stockholders held for that purpose. The Stratus Bylaws provide that any vacancy on the Stratus Board, may be filled by the stockholders, or, in the absence of stockholder action, by the directors.

  Exculpation of Directors. The DGCL and the MBCL have substantially similar provisions relating to exculpation of directors. Each state's law permits a corporation to provide, and the Ascend Certificate and the Stratus Charter do so provide, that no director shall be personally liable to Ascend and Stratus, respectively, or their respective stockholders for monetary damages for breaches of fiduciary duty except where such exculpation is expressly prohibited by law. Neither Stratus nor Ascend may eliminate the liability of directors, (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,
(iii) for any transaction from which the director derived an improper personal benefit or (iv) for unauthorized distributions and loans to insiders with respect to corporations governed by the MBCL or for unlawful payments of dividends, unlawful stock purchases or redemptions with respect to corporations governed by the DGCL.

  Indemnification of Directors, Officers and Others. Both the DGCL and the MBCL generally permit indemnification of directors and officers for expenses incurred by them by reason of their position with the corporation, if the director or officer has acted in good faith and with the reasonable belief that his conduct was in the best interests of the corporation. However, the DGCL, unlike the MBCL, does not permit a corporation to indemnify persons in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation in actions brought by or in the right of the corporation (although it does permit indemnification in such situations if approved by the Delaware Court of Chancery). The Ascend Bylaws authorize Ascend to provide indemnification to its directors, officers and employees or persons serving at Ascend's request as director, officer or employee of another corporation to the maximum extent legally permissible. The Stratus Bylaws provide for indemnification to its directors and officers to the maximum extent legally permissible, and Ascend and Stratus have entered into indemnification agreements with each of its directors and officers.

  Interested Director Transactions. The DGCL provides that no transaction between a corporation and one or more of its directors or officers or any entity in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for that reason. In addition, no such transaction shall be void or voidable solely because the director or officer is present at or participates in the meeting of the board of directors or committee which authorizes the transaction, or solely because his or their votes are counted for such purposes. In order that such a transaction not be found void or voidable, it must, after disclosure of material facts, be approved by a vote of a majority of the disinterested directors, a committee of disinterested directors, or the stockholders, or the transaction must be fair as to the corporation.

  The MBCL has no comparable provisions to those of the DGCL. The Ascend Certificate or Ascend Bylaws do not address this issue. The Stratus Bylaws parallel the DGCL statutory provisions and contain provisions relating to certain contracts and transactions involving officers, directors, stockholders or employees. Such a transaction shall not be void or voidable if all material facts were known or disclosed to the directors or stockholders voting at the meeting on the contract or transaction.

  Sales, Lease or Exchange of Assets and Mergers. The DGCL requires the approval of the directors and the vote of the holders of a majority of the outstanding stock entitled to vote thereon for the sale, lease, or exchange of all or substantially all of a corporation's property and assets or a merger or consolidation of the corporation into any other corporation, although the certificate of incorporation may require a higher stockholder vote. The Ascend Certificate does not require a higher vote.

  The MBCL provides that a vote of two-thirds of the shares of each class of stock outstanding and entitled to vote thereon is required to authorize the sale, lease, or exchange of all or substantially all of a corporation's property and assets or a merger or consolidation of the corporation into any other corporation, except that the articles of organization may provide that the vote of a greater or lesser proportion, but not less than a majority of the outstanding shares of each class, is required. Under the MBCL, the articles of organization or bylaws of a corporation may provide that all outstanding classes of stock shall vote as a single class, but, in the case of a merger or consolidation, the separate vote of all classes of stock, the rights of which would be adversely affected by the transaction, also is required. The Stratus Charter does not reduce the stockholder vote required to approve such transactions from two-thirds.

  Amendments to Charter. Under the DGCL, charter amendments require the approval of the directors and the vote of the holders of a majority of the outstanding stock entitled to vote thereon and a majority of each class of stock outstanding and entitled to vote thereon as a class, unless the certificate of incorporation requires a greater proportion. The Ascend Certificate requires two-thirds of the voting power of all of the outstanding shares of capital stock entitled to vote generally in the election of directors to amend certain provisions of the Ascend Certificate. In addition, the DGCL requires a class vote when, among other things, an amendment will adversely affect the powers, preferences or special rights of a class of stock.

  Under the MBCL, amendments to a corporation's articles of organization relating to certain changes in capital or in the corporate name require the vote of at least a majority of each class of stock outstanding and entitled to vote thereon. Amendments relating to other matters require a vote of at least two-thirds of each class outstanding and entitled to vote thereon or, if the articles of organization so provide, a greater or lesser proportion but not less than a majority of the outstanding shares of each class. Under the MBCL, the articles of organization or bylaws may provide that all outstanding classes of stock shall vote as a single class, but the separate vote of any class of stock the rights of which would be adversely affected by the amendment is also required. The Stratus Charter does not reduce the stockholder vote required to approve such amendments.

  Amendments to Bylaws. Under the DGCL, the power to adopt, amend or repeal bylaws lies in stockholders entitled to vote; provided, however, that any corporation may, in its certificate of incorporation, confer the power to adopt, amend or repeal bylaws upon the directors. The Ascend Certificate gives the board of directors the power to make, alter, amend or repeal bylaws.

  Under the MBCL, the power to make, amend or repeal bylaws also lies in the stockholders; provided that if authorized by the articles of organization, the bylaws may provide that the directors also may make, amend or repeal the bylaws, except with respect to any provision which by law, the articles of organization or the bylaws requires action by the stockholders. The Stratus Bylaws may be amended by an affirmative vote of at least a majority of stockholders present at a meeting of the stockholders and entitled to vote, provided that notice of the proposed amendment was given in the notice for the meeting. The Stratus Charter provides that the directors may amend or repeal the Stratus Bylaws in whole or in part, except with respect to any provision thereof which by law or the Stratus Bylaws requires action by the stockholders.

  Appraisal Rights. Dissenting stockholders have the right to obtain the fair value of their shares (so-called "appraisal rights") in more circumstances under the MBCL than under the DGCL. Under the DGCL, appraisal rights are available in connection with a statutory merger or consolidation in certain specified situations. Appraisal rights are not available when a corporation is to be the surviving corporation and no vote of its stockholders is required to approve the merger. In addition, unless otherwise provided in the charter, no appraisal rights are available to holders of shares of any class of stock which is either: (a) listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. or (b) held of record by more than 2,000 stockholders, unless such stockholders are required by the terms of the merger to accept anything other than: (i) shares of stock of the surviving corporation; (ii) shares of stock of another corporation which are or will be so listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by The Nasdaq Stock Market, Inc. or held of record by more than 2,000 stockholders; (iii) cash in lieu of fractional shares of such stock or (iv) any combination thereof. The DGCL provides that appraisal rights may be granted in the corporation's certificate of incorporation in the event of the sale, lease, or exchange of all or substantially all of a corporation's assets or the adoption of an amendment to its certificate of incorporation. The Ascend Certificate does not grant such rights.

  Under the MBCL, a properly dissenting stockholder is entitled to receive the appraised value of such stockholder's shares when the corporation votes (i) to sell, lease, or exchange all or substantially all of its property and assets,
(ii) to adopt an amendment to its articles of organization which adversely affects the rights of the stockholder, or (iii) to merge or consolidate with another corporation. See "The Merger--Appraisal Rights."

  Business Combination Statute. Delaware's "business combination" statute is substantially similar to Massachusetts' business combination statute. However, while the DGCL provides that, if a person acquires 15% or more of the stock of a Delaware corporation without the approval of the board of directors of that corporation (an "interested stockholder"), the stockholder may not engage in certain transactions with the corporation for a period of three years, the MBCL has a 5% threshold with certain persons excluded. Both the DGCL and the MBCL include certain exceptions to this prohibition; for example, if the board of directors approves the acquisition of stock or the transaction prior to the time that the person became an interested stockholder, or if the interested stockholder acquires 85% (in the DGCL) or 90% (in the MBCL) of the voting stock of the corporation (excluding voting stock owned by directors who are also officers and certain employee stock plans) in one transaction, or if the transaction is approved by the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

  Control Share Acquisition Statute. Under the Massachusetts Control Share Acquisition statute for Massachusetts corporations, a person (hereinafter, the "acquirer") who makes a bona fide offer to acquire, or acquires, shares of stock of a corporation that when combined with shares already owned, would increase the acquirer's ownership to at least 20%, 33 1/3%, or a majority of the voting stock of the corporation, must obtain the approval of a majority of the shares held by all stockholders except the acquirer and the officers and inside directors of the corporation, in order to vote the shares acquired. The statute does not require the acquirer to consummate the purchase before the stockholder vote is taken. The Massachusetts Control Share Acquisition statute permits a Massachusetts corporation to elect not to be governed by these provisions by including such an election in its articles of organization or bylaws. The Stratus Bylaws state that the Control Share Acquisition statute shall not apply to Stratus. Delaware does not have a Control Share Acquisition statute.

  Consideration of Societal Factors. Unlike the MBCL, the DGCL does not explicitly provide for the consideration of societal interests by a corporation's board of directors in making decisions. The Delaware Supreme Court has, however, held that, in discharging their responsibilities, directors may consider constituencies other than stockholders, such as creditors, customers, employees and perhaps even the community in general, as long as there are rationally related benefits accruing to stockholders as well. The Delaware Supreme Court has held, however, the concern for non-stockholder interests is inappropriate when a sale of the company is inevitable and an auction among active bidders is in progress. The Ascend Certificate and Ascend Bylaws do not directly discuss consideration of societal factors.

  The MBCL expressly provides that in determining what a director reasonably believes to be in the best interests of the corporation, the director may consider the interests of the corporation's employees, suppliers, creditors and customers; the economy of the state, region and nation; community and societal considerations; and the long-term as well as short-term interests of the corporation and its stockholders, including the possibility that these interests may be served best by the continued independence of the corporation. Thus, these interests could be considered even in connection with a decision to sell a corporation. The Stratus Charter and Stratus Bylaws do not discuss the consideration of societal factors.

                      DESCRIPTION OF ASCEND CAPITAL STOCK

  The authorized capital stock of Ascend consists of 400,000,000 shares of Ascend Common Stock, $.001 par value per share, and 2,000,000 shares of Ascend Preferred Stock, $.001 par value per share.

COMMON STOCK

  As of September 4, 1998, there were approximately 198,274,964 shares of Ascend Common Stock outstanding held of record by approximately 2,501 stockholders.

  The holders of Ascend Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Accordingly, holders of a majority of the shares of Ascend Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any outstanding Ascend Preferred Stock, holders of Ascend Common Stock are entitled to receive ratably such dividends as may be declared by the Ascend Board out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Ascend, holders of Ascend Common Stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preference of any outstanding Ascend Preferred Stock. Holders of Ascend Common Stock have no preemptive, conversion or redemption rights. All of the outstanding shares of Ascend Common Stock are, and the shares to be issued in connection with the Merger when issued will be, fully paid and non-assessable.

  The transfer agent for Ascend Common Stock is BankBoston, N.A.

CERTAIN CHARTER PROVISIONS

  The Ascend Certificate and Ascend Bylaws contain certain provisions that could have the effect of delaying, deferring or preventing a change in control of Ascend. See "Comparison of Rights of Stratus Stockholders and Ascend Stockholders."

ASCEND PREFERRED STOCK

  As of the date of this Prospectus/Proxy Statement, there were no shares of Ascend Preferred Stock outstanding. The Ascend Board has the authority, without further action by the stockholders, to issue such Ascend Preferred Stock in one or more series and to fix the designations, powers, preferences, privileges and relative participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the Ascend Common Stock. The Ascend Board, without stockholder approval, can issue Ascend Preferred Stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of Ascend Common Stock. Ascend Preferred Stock could thus be issued quickly with terms calculated to delay or prevent a change in control of Ascend or make removal of management more difficult. Additionally, the issuance of Ascend Preferred Stock may have the effect of decreasing the market price of the Ascend Common Stock. At present, Ascend has no plans to issue any of the Ascend Preferred Stock.

                       OWNERSHIP OF STRATUS COMMON STOCK

  The following table sets forth, as of September 4, 1998, certain information with respect to the beneficial ownership of Stratus Common Stock by (i) each holder known by Stratus to be the beneficial owner of more than 5% of Stratus Common Stock, (ii) each director of Stratus, (iii) the Chief Executive Officer and the four other most highly compensated executive officers as of December 28, 1997, and (iv) all directors and executive officers of Stratus as a group.

                                                       BENEFICIAL OWNERSHIP
                                                     OF STRATUS COMMON STOCK
                                                     --------------------------
                                                      NUMBER OF     PERCENT OF
NAME                                                  SHARES(1)     OWNERSHIP
----                                                 ------------- ------------
Morgan Stanley, Dean Witter, Discover & Co.........      2,740,384       10.55%
Joseph L. Haroush..................................      2,248,200        9.25%
Lazard Freres & Co. LLC............................      1,412,860        5.88%
Alexander d'Arbeloff...............................         70,909        0.29%
Paul J. Ferri......................................         51,312        0.21%
William E. Foster(2)...............................        253,681        1.05%
Gardner C. Hendrie.................................         29,500        0.12%
Robert M. Morill(3)................................         30,551        0.13%
Candy M. Obourn....................................         17,000        0.07%
Bruce I. Sachs.....................................        800,742        3.33%
Paul Severino......................................         16,000        0.07%
Stephen G. Kiely...................................        130,899        0.54%
Edward J. Mezzanotte...............................         44,778        0.19%
J. Donald Oldham...................................        118,118        0.49%
David M. Weishar...................................        110,000        0.46%
All directors and executive officers as a group (17
 persons)..........................................      1,982,636        8.24%

--------
(1) Includes 1,534,926 shares which may be acquired within 60 days after September 4, 1998 by exercise of stock options by the directors and named executive officers as follows: Mr. D'Arbeloff, 46,000; Mr. Ferri, 36,000; Mr. Foster, 169,000; Mr. Hendrie, 29,500; Mr. Morrill, 20,551; Mrs. Obourn, 17,000; Mr. Sachs, 800,000; Mr. Severino, 16,000; Mr. Kiely 130,000; Mr. Mezzanotte, 44,375; Mr. Oldham, 116,500; Mr. Weishar, 110,000; all directors and executive officers as a group, 1,842,594. Of the stock options, 1,840,999 would be fully vested as to all directors and executive officers as a group within that 60-day period, assuming consummation of the Merger within such 60-day period, and the holders would have investment and voting powers; the remaining shares would be subject to vesting, and the holders would have voting but not investment powers until the shares vested. However, certain of these options have exercise prices above the closing price for Stratus Common Stock on The New York Stock Exchange on September 4, 1998.
(2) Excludes 42,000 shares held by Mr. Foster's wife, beneficial ownership of which he disclaims.
(3) Includes 10,000 shares held by Morrill Associates Limited Partners, of which Mr. Morrill and members of his family are partners.

                                 LEGAL MATTERS

  The validity of the shares of Ascend Common Stock to be issued in connection with the Merger will be passed upon for Ascend by Gray Cary Ware & Freidenrich LLP, Palo Alto, California. As of the date hereof, attorneys at Gary Cary Ware & Freidenrich LLP participating in this matter beneficially own approximately 8,494 shares of Ascend Common Stock.

                                    EXPERTS

  The consolidated financial statements and financial statement schedule of Ascend at December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 incorporated by reference in the proxy statement to be delivered to Stratus' stockholders, which is referred to and made a part of this Prospectus/Proxy Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference elsewhere herein which, as to years 1995 and 1996, are based in part on the report of PricewaterhouseCoopers LLP, independent accountants, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements and financial statement schedule of Stratus incorporated by reference and included in Stratus' Annual Report (Form 10-K) for the year ended December 28, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference and included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report, given on the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of Cascade as of December 31, 1996, and for the years ended December 31, 1996 and 1995, incorporated by reference in this Prospectus/Proxy Statement, have been incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

               STOCKHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING
                            OF STRATUS STOCKHOLDERS

  If the Merger is not consummated, it is currently anticipated that the 1999 Annual Meeting of stockholders of Stratus will be held on or about April 29, 1999. If such meeting is held, stockholder proposals (i) must be submitted to the Assistant Clerk of Stratus no later than November 17, 1998, in order to be considered for inclusion in the proxy materials for such meeting and (ii) must be submitted to the Assistant Clerk of Stratus no later than March 15, 1999, in order to be considered at the 1999 annual meeting. The inclusion of any such proposal will be subject to applicable rules of the Commission.

                     MANAGEMENT AND ADDITIONAL INFORMATION

  Certain information relating to the management, executive compensation, various benefit plans (including stock plans), voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to Stratus and Ascend may be set forth in or incorporated herein by reference to, in the case of Stratus, its Annual Report on Form 10-K for the fiscal year ended December 28, 1997 and, in the case of Ascend, its Annual Report on Form 10-K for the fiscal year ended December 31, 1997, which are incorporated by reference in this Prospectus/Proxy Statement. All documents filed by Stratus and Ascend pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the date of the Stratus Special Meeting shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. See "Incorporation By Reference." Stockholders of Stratus who wish to obtain copies of these documents may contact Stratus or Ascend, as applicable, at its address or telephone number set forth under "Incorporation by Reference."

                                                                         ANNEX A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                          ASCEND COMMUNICATIONS, INC.,
                            A DELAWARE CORPORATION,

                          WILDCARD MERGER CORPORATION,
                   A DELAWARE CORPORATION AND A WHOLLY OWNED
                             SUBSIDIARY OF ASCEND,

                                      AND

                            STRATUS COMPUTER, INC.,
                          A MASSACHUSETTS CORPORATION

                           DATED AS OF AUGUST 3, 1998


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE I THE MERGER.......................................................  A-1
  Section 1.1 Merger.......................................................  A-1
  Section 1.2 Closing......................................................  A-1
  Section 1.3 Effects of the Merger........................................  A-1
  Section 1.4 Directors and Officers.......................................  A-2
ARTICLE II CONVERSION OF SECURITIES........................................  A-2
  Section 2.1 Conversion of Capital Stock..................................  A-2
  Section 2.2 Exchange of Certificates.....................................  A-2
  Section 2.3 Dissenting Shares............................................  A-4
ARTICLE III REPRESENTATIONS AND WARRANTIES OF STRATUS......................  A-4
  Section 3.1 Organization.................................................  A-5
  Section 3.2 Stratus Subsidiaries and Joint Ventures......................  A-5
  Section 3.3 Stratus Capital Structure....................................  A-5
  Section 3.4 Authority; No Conflict; Required Filings and Consents........  A-6
  Section 3.5 SEC Filings; Financial Statements............................  A-7
  Section 3.6 Absence of Undisclosed Liabilities...........................  A-7
  Section 3.7 Absence of Certain Changes or Events.........................  A-8
  Section 3.8 Taxes........................................................  A-8
  Section 3.9 Properties...................................................  A-9
  Section 3.10 Intellectual Property....................................... A-10
  Section 3.11 Agreements, Contracts and Commitments....................... A-10
  Section 3.12 Litigation.................................................. A-11
  Section 3.13 Environmental Matters....................................... A-11
  Section 3.14 Employee Benefit Plans and Employee Matters................. A-12
  Section 3.15 Compliance with Laws........................................ A-15
  Section 3.16 Tax Matters................................................. A-15
  Section 3.17 Interested Party Transactions............................... A-15
  Section 3.18 Registration Statement; Proxy Statement/Prospectus.......... A-15
  Section 3.19 Opinion of Financial Advisor................................ A-15
  Section 3.20 Applicability of Certain Massachusetts Laws................. A-16
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF ASCEND AND SUB................ A-16
  Section 4.1 Organization................................................. A-16
  Section 4.2 Ascend Subsidiaries and Joint Ventures....................... A-16
  Section 4.3 Ascend Capital Structure..................................... A-17
  Section 4.4 Authority; No Conflict; Required Filings and Consents........ A-17
  Section 4.5 SEC Filings; Financial Statements............................ A-18
  Section 4.6 Absence of Undisclosed Liabilities........................... A-18
  Section 4.7 Absence of Certain Changes or Events......................... A-18
  Section 4.8 Litigation................................................... A-19
  Section 4.9 Compliance with Laws......................................... A-19
  Section 4.10 Tax Matters................................................. A-19
  Section 4.11 Interested Party Transactions............................... A-19
  Section 4.12 Registration Statement; Proxy Statement/Prospectus.......... A-19
  Section 4.13 Opinion of Financial Advisor................................ A-19
  Section 4.14 Taxes....................................................... A-20
  Section 4.15 Interim Operations of Sub................................... A-20

                                                                            PAGE
                                                                            ----
ARTICLE V CONDUCT OF BUSINESS.............................................. A-20
  Section 5.1 Covenants of Stratus......................................... A-20
  Section 5.2 Covenants of Ascend.......................................... A-22
  Section 5.3 Cooperation.................................................. A-23
ARTICLE VI ADDITIONAL AGREEMENTS........................................... A-23
  Section 6.1 No Solicitation.............................................. A-23
  Section 6.2 Proxy Statement/Prospectus; Registration Statement........... A-24
  Section 6.3 Consents..................................................... A-24
  Section 6.4 Access to Information........................................ A-24
  Section 6.5 Stratus Stockholders Meeting................................. A-24
  Section 6.6 Legal Conditions to Merger................................... A-24
  Section 6.7 Public Disclosure............................................ A-25
  Section 6.8 Tax-Free Reorganization...................................... A-25
  Section 6.9 Affiliate Legends............................................ A-25
  Section 6.10 Nasdaq Quotation............................................ A-25
  Section 6.11 Stock Plans and Options..................................... A-25
  Section 6.12 Brokers or Finders.......................................... A-26
  Section 6.13 Indemnification............................................. A-26
  Section 6.14 Employees................................................... A-28
  Section 6.15 Additional Agreements; Reasonable Efforts................... A-28
  Section 6.16 Certain Director and Officer Appointments................... A-29
  Section 6.17 Stratus' Rights Agreement................................... A-29
ARTICLE VII CONDITIONS TO MERGER........................................... A-29
  Section 7.1 Conditions to Each Party's Obligation to Effect the Merger... A-29
  Section 7.2 Additional Conditions to Obligations of Ascend and Sub....... A-30
  Section 7.3 Additional Conditions to Obligations of Stratus.............. A-30
ARTICLE VIII TERMINATION AND AMENDMENT..................................... A-31
  Section 8.1 Termination.................................................. A-31
  Section 8.2 Effect of Termination........................................ A-32
  Section 8.3 Fees and Expenses............................................ A-32
  Section 8.4 Amendment.................................................... A-33
  Section 8.5 Extension; Waiver............................................ A-33
ARTICLE IX MISCELLANEOUS................................................... A-33
  Section 9.1 Nonsurvival of Representations, Warranties and Agreements.... A-33
  Section 9.2 Notices...................................................... A-33
  Section 9.3 Interpretation............................................... A-34
  Section 9.4 Counterparts................................................. A-34
  Section 9.5 Entire Agreement; No Third Party Beneficiaries............... A-34
  Section 9.6 Governing Law................................................ A-34
  Section 9.7 Assignment................................................... A-35

                         AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of August 3, 1998, by and among Ascend Communications, Inc., a Delaware corporation ("Ascend"), Wildcard Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Ascend ("Sub"), and Stratus Computer, Inc., a Massachusetts corporation ("Stratus").

                                   Recitals

  WHEREAS, the Boards of Directors of Ascend, Sub and Stratus deem it advisable and in the best interests of each corporation and its respective stockholders that Ascend and Stratus combine in order to advance the long-term business interests of Ascend and Stratus, and have approved this Agreement, the Merger (as defined below) and the other transactions contemplated by this Agreement;

  WHEREAS, the combination of Ascend and Stratus shall be effected by the terms of this Agreement through a transaction in which Sub will merge with and into Stratus, Stratus will become a wholly-owned subsidiary of Ascend and the stockholders of Stratus will become stockholders of Ascend; and

  WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and that this Agreement shall be, and hereby is, adopted as a plan of reorganization for purposes of Section 368(a) of the Code.

  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

                                   ARTICLE I

                                  The Merger

  Section 1.1 Merger. Subject to the provisions of this Agreement and in accordance with the Massachusetts Business Corporation Law (the "MBCL"), Sub shall be merged with and into Stratus (the "Merger"). The Merger shall become effective (the time of such effectiveness being hereinafter referred to as the "Effective Time") upon the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts prepared and executed in accordance with the relevant provisions of the MBCL and the filing of a Certificate of Merger with the Secretary of State of the State of Delaware. As a result of the Merger, the outstanding shares of capital stock of Sub and Stratus shall be converted or canceled in the manner provided in Article II of this Agreement; the separate corporate existence of Sub shall cease; and Stratus shall be the surviving corporation in the Merger.

  Section 1.2 Closing. The closing of the Merger (the "Closing") will take place at 9:00 a.m., local time, on a date to be specified by Ascend and Stratus, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (the "Closing Date"), at the offices of Gray Cary Ware & Freidenrich, LLP, 400 Hamilton Avenue, Palo Alto, California, unless another date or place is agreed to in writing by Ascend and Stratus.

  Section 1.3 Effects of the Merger. From and after the Effective Time, (i) the separate existence of Sub shall cease and Sub shall be merged with and into Stratus (Sub and Stratus are sometimes referred to below as the "Constituent Corporations," and Stratus after the Effective Time is sometimes referred to below as the "Surviving Corporation"), (ii) the Articles of Organization of Stratus as in effect immediately prior to the Effective Time shall be the Articles of Organization of the Surviving Corporation, with such amendments thereto as Ascend may reasonably request, (iii) the Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, (iv) the Surviving Corporation shall be a Massachusetts corporation, and (v) the Merger shall have the further effects set forth in Section 80 of the MBCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Stratus and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Stratus and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

  Section 1.4 Directors and Officers. The directors of Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors have been appointed or elected in accordance with the Articles of Organization and Bylaws of the Surviving Corporation. The officers of Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed.

                                  ARTICLE II

                           Conversion of Securities

  Section 2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any capital stock of Stratus or capital stock of Sub:

  (a) Capital Stock of Sub. Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, $.01 par value per share, of the Surviving Corporation ("Sub Common Stock"), which shares of Sub Common Stock shall be the only shares of Sub capital stock outstanding immediately following such conversion.

  (b) Cancellation of Ascend-Owned Stock. All shares of common stock, $.01 par value per share, of Stratus ("Stratus Common Stock"), together with each associated right (a "Right") issued under the Rights Agreement (as defined in Section 3.4(b)), owned by Ascend, Stratus, Sub or any other wholly owned Subsidiary (as defined in Section 3.2(b)) of Ascend or Stratus (if any), shall be canceled and retired and shall cease to exist, and no stock of Ascend or other consideration shall be delivered in exchange therefor.

  (c) Exchange Ratio for Stratus Common Stock. Subject to Section 2.2, each issued and outstanding share of Stratus Common Stock (other than shares to be canceled in accordance with Section 2.1(b) and any Dissenting Shares (as defined in and to the extent provided in Section 2.3 hereof)) together with each associated Right shall be converted into the right to receive 0.75 (the "Exchange Ratio") of a fully paid and nonassessable share of common stock, $.001 par value per share, of Ascend ("Ascend Common Stock") (which amount will be proportionately adjusted for any stock split or stock dividend effected between the date of this Agreement and the Effective Time). All such shares of Stratus Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Ascend Common Stock and any cash in lieu of fractional shares of Ascend Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest.

  (d) Stratus Stock Options and Employee Stock Purchase Plan. At the Effective Time, all then outstanding options to purchase Stratus Common Stock issued under the Stratus Amended and Restated 1983 Stock Option Plan, as amended, the Stratus Amended and Restated Employee Stock Purchase Plan, the Stratus Restated Non-Qualified Stock Option Plan, and the Stratus 1997 Non-Qualified Stock Option Plan (collectively, including agreements entered into under such plans, the "Stratus Stock Plans"), not exercised as of the Effective Time will be assumed by Ascend in accordance with Section 6.11.

  Section 2.2 Exchange of Certificates. The procedures for exchanging outstanding shares of Stratus Common Stock for Ascend Common Stock pursuant to the Merger are as follows:

  (a) Exchange Agent. As of the Effective Time, Ascend shall deposit with a bank or trust company designated by Ascend and reasonably acceptable to Stratus (the "Exchange Agent"), for the benefit of the holders of shares of Stratus Common Stock, for exchange in accordance with this Section 2.2, through the Exchange Agent, certificates representing the shares of Ascend Common Stock (such shares of Ascend Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1 in exchange for outstanding shares of Stratus Common Stock.

  (b) Exchange Procedures. Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Stratus Common Stock (each a "Stratus Certificate" and collectively the "Stratus Certificates") whose shares were converted pursuant to Section 2.1 into the right to receive shares of Ascend Common Stock (i) a duly executed letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Stratus Certificates shall pass, only upon delivery of the Stratus Certificates to the Exchange Agent and shall be in such form and have such other provisions as Ascend and Stratus may reasonably specify) and (ii) instructions for use in effecting the surrender of the Stratus Certificates in exchange for certificates representing shares of Ascend Common Stock. Upon surrender of a Stratus Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Ascend, together with such letter of transmittal, duly executed, the holder of such Stratus Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Ascend Common Stock which such holder has the right to receive pursuant to the provisions of this
Article II, and the Stratus Certificate so surrendered shall immediately be canceled. In the event of a transfer of ownership of Stratus Common Stock which is not registered in the transfer records of Stratus, a certificate representing the proper number of shares of Ascend Common Stock may be issued to a transferee if the Stratus Certificate representing such Stratus Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Stratus Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Ascend Common Stock and cash in lieu of any fractional shares of Ascend Common Stock as contemplated by this Section 2.2.

  (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to Ascend Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Stratus Certificate with respect to the shares of Ascend Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to subsection (e) below, until the holder of record of such Stratus Certificate shall surrender such Stratus Certificate. Subject to the effect of applicable laws, following surrender of any such Stratus Certificate, there shall promptly be paid to the record holder of the certificates representing whole shares of Ascend Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Ascend Common Stock to which such holder is entitled pursuant to subsection
(e) of this Section 2.2 below and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Ascend Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Ascend Common Stock.

  (d) No Further Ownership Rights in Stratus Common Stock. All shares of Ascend Common Stock issued upon the surrender for exchange of shares of Stratus Common Stock in accordance with the terms hereof (including any cash paid pursuant to subsection (c) and (e) of this Section 2.2) shall be deemed to have been issued in full satisfaction of all rights under the MBCL pertaining to such shares of Stratus Common Stock. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Stratus Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Stratus Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.2.

  (e) No Fractional Shares. No certificate or scrip representing fractional shares of Ascend Common Stock shall be issued upon the surrender for exchange of Stratus Certificates, and such fractional share interests will not entitle the owner thereof to vote or to hold any other rights of a stockholder of Ascend. Notwithstanding any other provision of this Agreement, each holder of shares of Stratus Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Ascend Common Stock (after taking into account all Stratus Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Ascend Common Stock multiplied by the average of the last reported sale prices of Ascend Common Stock on The Nasdaq National Market on the ten (10) trading days immediately preceding the Effective Time.

  (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the stockholders of Stratus for one year after the Effective Time shall be delivered to Ascend, upon demand, and any stockholders of Stratus who have not previously complied with this Section 2.2 shall thereafter look only to Ascend for payment of their claim for Ascend Common Stock, cash in lieu of fractional shares of Ascend Common Stock, and dividends or distributions with respect to Ascend Common Stock.

  (g) No Liability. Neither Ascend nor Stratus, nor any of their respective directors, officers, employees or agents, shall be liable to any holder of shares of Stratus Common Stock or Ascend Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

  Section 2.3 Dissenting Shares.

  (a) Notwithstanding any provision of this Agreement to the contrary, the shares of any holder of Stratus Common Stock who has demanded and perfected appraisal rights for such shares in accordance with the MBCL and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights ("Dissenting Shares"), shall not be converted into or represent a right to receive Ascend Common Stock pursuant to Section 2.1, but the holder thereof shall only be entitled to such rights as are granted by the MBCL.

  (b) Notwithstanding the foregoing, if any holder of shares of Stratus Common Stock who demands appraisal of such shares under the MBCL shall effectively withdraw the request for appraisal or lose the right to appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive Ascend Common Stock and cash in lieu of fractional shares, without interest thereon, upon surrender of the certificate representing such shares.

  (c) Stratus shall give Ascend (i) prompt notice of any written demands for appraisal of any shares of Stratus Common Stock, withdrawals of such demands, and any other instruments served pursuant to the MBCL and received by Stratus, which relate to any such demand for appraisal and (ii) the opportunity to participate in all negotiations and proceedings which take place prior to the Effective Time with respect to demands for appraisal under the MBCL. Stratus shall not, except with the prior written consent of Ascend or as may be required by applicable law, voluntarily make any payment with respect to any demands for appraisal of Stratus Common Stock or offer to settle or settle any such demands.

                                  ARTICLE III

                   Representations and Warranties of Stratus

  Stratus represents and warrants to Ascend and Sub that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule delivered by Stratus to Ascend on or before the date of this Agreement ("Stratus Disclosure Schedule") or except to the extent disclosed in the Stratus SEC Reports (as defined herein) filed with the SEC since January 1, 1998. The Stratus Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections contained in this
Article III, and the disclosure in any such numbered and lettered section of the Stratus Disclosure Schedule shall qualify only the corresponding section in this Article III (except to the extent disclosure in any numbered and lettered section of the Stratus Disclosure Schedule is specifically cross-referenced in another numbered and lettered section of the Stratus Disclosure Schedule). The term "Stratus Material Adverse Effect" shall mean a material adverse effect on the business, operations, properties, assets (including intangible assets), financial condition, or results of operations of Stratus and its Subsidiaries, with materiality determined in accordance with Section 9.3.

  Section 3.1 Organization. Stratus and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted (without giving effect to the Merger), and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it is required by law to be so qualified, except where the failure to have such power or the failure to be so qualified could not reasonably be expected to have a Stratus Material Adverse Effect.

  Section 3.2 Stratus Subsidiaries and Joint Ventures.

  (a) Section 3.2(a) of the Stratus Disclosure Schedule sets forth a list of all Subsidiaries and Joint Ventures (as defined in Section 3.2(b)) of Stratus, including the name of each Subsidiary and Joint Venture, the jurisdiction in which such Subsidiary or Joint Venture is incorporated or organized and percentage ownership interests held by Stratus or its Subsidiaries in each such Joint Venture. There are no outstanding subscriptions, options, call, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants with respect to any such Subsidiary's capital stock, including any right obligating any such Subsidiary to issue, deliver, or sell additional shares of its capital stock, and no obligations, contingent or otherwise, of Stratus or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any shares of the capital stock of any Subsidiary of Stratus or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations of such Subsidiaries entered into in the ordinary course of business. All of the outstanding shares of capital stock of each Subsidiary of Stratus are duly authorized, validly issued, fully paid and nonassessable, and all such shares are owned by Stratus or another Subsidiary of Stratus free and clear of all security interests, liens, claims, pledges, agreements, limitations on Stratus's voting rights, charges or other encumbrances of any nature. Neither Stratus nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any such equity or similar interest in, any corporation, limited liability company, partnership, joint venture or other business association or entity (other than Stratus or another Subsidiary of Stratus), excluding securities of any publicly traded company held for investment and comprising less than five percent (5%) of the outstanding stock or voting power of such company.

  (b) As used in this Agreement, "Subsidiary" means, with respect to any party, any corporation, limited liability company, partnership, joint venture, or other business association or entity, at least a majority of the voting securities or economic interests of which is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries. As used in this Agreement, "Joint Venture" means, with respect to any party, any corporation, limited liability company, partnership, joint venture or other entity in which (i) such party, directly or indirectly, owns or controls five percent (5%) or more but less than a majority of any class of the outstanding voting securities or economic interests, or (ii) such party or a Subsidiary of such party is a general partner.

  Section 3.3 Stratus Capital Structure.

  (a) The authorized capital stock of Stratus consists of 150,000,000 shares of Stratus Common Stock and 500,000 shares of Junior Common Stock, $.01 par value per share ("Stratus Junior Common Stock"). As of July 31, 1998: (i) 28,219,077 shares of Stratus Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable; (ii) no shares of Stratus Junior Common Stock are issued or outstanding; (iii) 4,176,900 shares of Stratus Common Stock and no Stratus Junior Common Stock were held in the treasury of Stratus or by Subsidiaries of Stratus; (iv) 17,980,200 shares of Stratus Common Stock were reserved for issuance under Stratus Stock Plans (including (A) 10,880,200 shares reserved for issuance, as a maximum combined aggregate, under the Amended and Restated 1983 Stock Option Plan and Stratus Restated Non-Qualified Stock Option Plan, 4,014,041 of which were subject to outstanding options and 3,644,066 of which were reserved for future option grants, (B) 4,100,000 shares of Stratus Common Stock reserved for future issuance pursuant to rights outstanding under the Stratus Amended and Restated Employee Stock Purchase Plan, and (C) 3,000,000 shares reserved for issuance under the Stratus 1997 Non-Qualified Stock Option Plan; and (v) no shares of Stratus Common Stock were reserved for issuance pursuant to incentive and non-qualified stock option agreements with certain officers of Stratus. All shares of Stratus Common Stock subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of Stratus or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Stratus Common Stock.

  (b) Except as set forth in this Section 3.3 or as reserved for future grants of rights or options under the Stratus Stock Plans, as amended, and except for the Rights, there are no equity securities of any class of Stratus, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except (i) pursuant to the Stratus Stock Plans, (ii) as set forth in this Section 3.3(b), and (iii) for the Rights, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Stratus is a party or by which it is bound obligating Stratus to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Stratus or obligating Stratus to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement, and, to the best knowledge of Stratus, there are no voting trusts, proxies or other agreements or understandings with respect to the shares of capital stock of Stratus to which Stratus or any of its Subsidiaries is a party.

  Section 3.4 Authority; No Conflict; Required Filings and Consents.

  (a) Stratus has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate and stockholder action on the part of Stratus, subject only to the approval of the Merger by Stratus's stockholders by the affirmative vote of two-thirds of the shares of Stratus Common Stock outstanding at the record date under the MBCL. This Agreement has been duly executed and delivered by Stratus and, assuming this Agreement constitutes valid and binding obligations of the other parties hereto, this Agreement constitutes valid and binding obligations of Stratus, enforceable in accordance with the terms hereof, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

  (b) The execution and delivery of this Agreement by Stratus does not, and the consummation of the transactions contemplated by this Agreement will not,
(i) conflict with, or result in any violation or breach of any provision of the Articles of Organization or Bylaws of Stratus or any of its Subsidiaries (in each case as heretofore amended), (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) or require the consent, waiver or agreement of any person or entity (other than consents, waivers and agreements that have been or prior to the Closing will be obtained) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, contract or other material agreement, instrument or obligation to which Stratus or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, (iii) constitute a "Stock Acquisition Date" or cause Ascend to become an "Acquiring Person" or an "Adverse Person" as such terms are defined in that certain Rights Agreement dated as of December 4, 1990 between Stratus and The First National Bank of Boston (the "Rights Agreement"), or (iv) subject to the consents, approvals, orders, authorizations, filings and registrations specified in Section 3.4(c), conflict with or violate any judgment, order, decree, statute, law, ordinance, rule or regulation or any material permit, concession, franchise or license applicable to Stratus or any of its Subsidiaries or any of their properties or assets, except in the cases of clause (ii) and (iv) for such consents, waivers and agreements, the absence of which, and such violations, breaches, defaults, terminations, cancellations or accelerations which, in the aggregate could not reasonably be expected to have a Stratus Material Adverse Effect or a material adverse effect on the telecommunications (including SS7) business of Stratus or the ability of Stratus to consummate the transactions contemplated by this Agreement.

  (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency, commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Stratus or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of pre-merger notification reports under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the antitrust laws of any foreign jurisdiction which is applicable to the Merger and the expiration or early termination of any waiting period(s) thereunder;
(ii) the filing of the Registration Statement (as defined in Section 3.18 with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Act of 1933, as amended (the "Securities Act") and the entry of an order by the SEC permitting such registration statement to become effective;
(iii) the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts in accordance with the MBCL; (iv) the filing of the Proxy Statement (as defined in Section 3.18 and related proxy materials with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (v) such consents, approvals, orders, authorizations, filings, registrations and declarations as may be required under applicable federal and state securities laws and the laws of any foreign country; and (vi) such other consents, approvals, orders, authorizations, filings, approvals and registrations which, in the aggregate, if not obtained or made, could not reasonably be expected to have a Stratus Material Adverse Effect or have a material adverse effect on the ability of Stratus to consummate the transactions contemplated by this Agreement.

  Section 3.5 SEC Filings; Financial Statements.

  (a) Stratus has filed and made available to Ascend all forms, reports and documents required to be filed by Stratus with the SEC since January 1, 1996 (collectively, the "Stratus SEC Reports"). The Stratus SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a subsequent filing, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Stratus SEC Reports or necessary in order to make the statements in such Stratus SEC Reports, in the light of the circumstances under which they were made, not misleading. None of Stratus's Subsidiaries is required to file any forms, reports or other documents as a result of their issuance (or the registration of such securities on a national securities exchange) with the SEC, the National Association of Securities Dealers, Inc. (the "NASD"), the New York Stock Exchange, Inc., or any other stock exchange or any foreign securities commission or stock exchange regulating issuers of securities.

  (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the Stratus SEC Reports, including any Stratus SEC Reports filed after the date of this Agreement until the Closing (the "Stratus Financial Statements"), complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q or 8-K promulgated by the SEC), and fairly presented or will fairly present the consolidated financial position of Stratus and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The audited consolidated balance sheet of Stratus as of December 28, 1997 is referred to herein as the "Stratus Balance Sheet."

  Section 3.6 Absence of Undisclosed Liabilities. Stratus and its Subsidiaries do not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with U.S.
GAAP), and whether due or to become due, other than (i) liabilities reflected in the Stratus Balance Sheet, (ii) normal or recurring liabilities incurred since December 28, 1997 in the ordinary course of business consistent with past practices, or (iii) liabilities arising out of the transactions contemplated hereby or permitted hereunder, after the date hereof.

  Section 3.7 Absence of Certain Changes or Events. Since the date of the Stratus Balance Sheet (and in the case of clauses (a) and (e) through the date hereof), Stratus and its Subsidiaries have conducted their businesses only in the ordinary course in a manner consistent with past practice, and since such date there has not been:

  (a) any Stratus Material Adverse Effect;

  (b) any material change by Stratus or any of its Subsidiaries in its accounting methods, principles or practices;

  (c) any revaluation by Stratus or any of its Subsidiaries of any material asset or any writedown of the value of capitalized software or inventory, or any write-off of notes or accounts receivable other than in the ordinary course of business consistent with past practice;

  (d) any increase in the compensation payable or to become payable by Stratus or any of its Subsidiaries to its respective officers or employees, except for compensation increases granted in the ordinary course of business and in a manner consistent with past practices to the non-officer employees of Stratus and its Subsidiaries;

  (e) entered into any commitment or transaction outside the ordinary course of Stratus's business involving the payment or receipt by Stratus or its Subsidiaries of more than five million dollars ($5,000,000) (including without limitation any borrowing or capital expenditure); or

  (f) any other action or event that would have required the consent of Ascend pursuant to Section 5.1 of this Agreement had such action or event occurred after the date of this Agreement.

  Section 3.8 Taxes.

  (a) For purposes of this Agreement, a "Tax" or, collectively, "Taxes" means any and all federal, state, local and foreign taxes, assessments and other similar governmental charges, duties and impositions, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

  (b) Each of Stratus and its Subsidiaries have accurately prepared and timely filed (or will so file) all federal, state, local and foreign returns, estimates, information statements and reports relating to any and all Taxes concerning or attributable to Stratus or any of its Subsidiaries or to their operations ("Returns") required to be filed at or before the Effective Time, and such Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable law.

  (c) Each of Stratus and its Subsidiaries as of the Effective Time: (i) will have paid all Taxes it is required to pay prior to the Effective Time and (ii) will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld, except for Taxes contested in good faith by appropriate proceedings for which adequate reserves have been taken.

  (d) There is no Tax deficiency outstanding, proposed or assessed against Stratus or any of its Subsidiaries that is not reflected as a liability on the Stratus Balance Sheet nor has Stratus or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

  (e) Neither Stratus nor any of its Subsidiaries has any liability for unpaid federal, state, local or foreign Taxes that has not been accrued for or reserved on the Stratus Balance Sheet, whether asserted or unasserted, contingent or otherwise.

  (f) No audit or other examination of any Return of Stratus or any of its Subsidiaries is presently in progress, nor has Stratus or any of its Subsidiaries been notified of any request for such an audit or other examination.

  (g) Stratus has made available to Ascend or its legal counsel copies of all foreign, federal and state income and all state sales and use Returns for Stratus and all its Subsidiaries filed for all periods since their respective inceptions.

  (h) There are (and immediately following the Effective Time there will be) no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, "Liens") on the assets of Stratus nor any of its Subsidiaries relating to or attributable to Taxes other than Liens for Taxes not yet due and payable.

  (i) Neither Stratus nor any of its Subsidiaries has knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of Stratus or any of its Subsidiaries.

  (j) None of the assets of Stratus of any of its Subsidiaries are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

  (k) As of the Effective Time, there will not be any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Stratus or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Stratus or any of its Subsidiaries as an expense under applicable law. None of Stratus nor any of its Subsidiaries has, or will have as a result of the transactions contemplated by this Agreement, any liabilities for Taxes (for example under Section 280G of the Code) as a result of the amount of remuneration paid or to be paid to its employees.

  (l) Stratus nor any of its Subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(4) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Stratus or any of its Subsidiaries.

  (m) Neither Stratus nor any of its Subsidiaries is a party to any Tax sharing, indemnification or allocation agreement and neither owes any amount under any such agreement, other than this Agreement.

  (n) Each of Stratus's and its Subsidiaries' Tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income Tax deductions is accurately reflected on its respective Tax books and records.

  (o) Neither Stratus nor any of its Subsidiaries is and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

  (p) Except as may be required as a result of the Merger, Stratus and its Subsidiaries have not been and will not be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 or Section 263A of the Code or any comparable provision under state or foreign Tax laws as a result of the transactions, events or accounting methods employed prior to Closing.

  (q) The operations of Stratus and its Subsidiaries in the Republic of Ireland qualify for the ten percent (10%) effective rate (the "Effective Rate") of Tax imposed by the Republic of Ireland on the sale of goods manufactured in the Republic of Ireland. Stratus has made available to Ascend or its legal counsel copies of all of its and its Subsidiaries' files, books and records concerning Taxes imposed by the Republic of Ireland on the operations of Stratus and its Subsidiaries for all periods since the inception of such operations. Neither Stratus nor any of its Subsidiaries has (i) knowledge of any basis for the assertion of any claim which, if adversely determined, would result in any loss of qualification for the Effective Rate or (ii) any plan or intention for the operations of Stratus or its Subsidiaries in the Republic of Ireland which would result in any loss of qualification for the Effective Rate.

  Section 3.9 Properties. Stratus and its Subsidiaries own or have valid leasehold interests in all real property necessary for the conduct of their businesses as presently conducted. All material leases to which Stratus or any of its Subsidiaries is a party are in good standing, valid and effective in accordance with their respective terms, and neither Stratus nor its Subsidiaries is in default under any of such leases, except where the lack of such good standing, validity and effectiveness or the existence of such default could not reasonably be expected to have a Stratus Material Adverse Effect.

  Section 3.10 Intellectual Property.

  (a) Stratus and its Subsidiaries own, or are licensed or otherwise possess, legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and mask works, any applications for and registrations of such patents, trademarks, trade names, service marks, copyrights and mask works, and all processes, formulae, methods, schematics, technology, know how, computer software programs or applications programs and tangible or intangible proprietary information or material that are used in and material to the business of Stratus and its Subsidiaries as currently conducted by Stratus and its Subsidiaries (without giving effect to the Merger) (the "Stratus Intellectual Property Rights").

  (b) Neither Stratus nor any of its Subsidiaries is, or will be as a result of the execution and delivery of this Agreement or the performance of any of its obligations hereunder, in breach of any license, sublicense or other agreement relating to the Stratus Intellectual Property Rights except for such breaches as would not, individually or in the aggregate, be reasonably likely to have a Stratus Material Adverse Effect.

  (c) (i) Each patent, registered trademark, service mark and copyright which is owned by Stratus or any of its Subsidiaries which is material to the business of Stratus and its Subsidiaries is subsisting and, to the best of Stratus's knowledge valid and enforceable; (ii) Stratus as of the date hereof has not been sued in any suit, action or proceeding which is currently pending which involves a claim of infringement of any patent, trademark, service mark, copyright or violation of any trade secret or other proprietary right of any third party, or received notice of any such claim; (iii) to the best of Stratus's knowledge, the manufacturing, marketing, licensing or sale of Stratus's products sold or licensed to other than the telecommunications industry in the manner currently manufactured, marketed, sold or licensed, does not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party which infringement, either individually or in the aggregate, could reasonably be expected to have a Stratus Material Adverse Effect; and (iv) to the best of Stratus's knowledge, the manufacturing, marketing, licensing or sale of Stratus's material products sold or licensed to the telecommunications industry in the manner currently manufactured, marketed, sold or licensed, does not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party.

  (d) Section 3.10(d) of the Stratus Disclosure Schedule lists all patents and patent applications and all trademarks, registered copyrights, trade names and service marks included in the Stratus Intellectual Property Rights, including the jurisdictions in which each such Stratus Intellectual Property Right has been issued or registered or in which any such application for such issuance and registration has been filed. Stratus has made available to Ascend (i) all material licenses, sublicenses, distribution agreements and other agreements as to which Stratus or any of its Subsidiaries is a party and pursuant to which any person has exclusive rights to use any Stratus Intellectual Property Rights or has the exclusive right to manufacture, reproduce, market or exploit any product of Stratus or any of its Subsidiaries or any adaptation, translation or derivative work based on a product of Stratus or any of its Subsidiaries or any portion thereof; (ii) all material licenses, sublicenses and other agreements as to which Stratus or any of its Subsidiaries is a party and pursuant to which Stratus or any of its Subsidiaries is authorized to use any third party patents, trademarks or copyrights, including software which is used in the manufacture of, incorporated in, or forms a part of any product of Stratus or any of its Subsidiaries, that limits such use by geography or field of use; and (iii) all material joint development agreements to which Stratus or any of its Subsidiaries is a party.

  Section 3.11 Agreements, Contracts and Commitments. Neither Stratus nor any of its Subsidiaries has breached, or received in writing any claim or threat that it has breached, any of the terms or conditions of any agreement, contract, license or commitment to which it is a party or by which any of its assets and properties are bound ("Stratus Material Contracts") in such a manner as would permit any other party to cancel or terminate the same (within or without notice of passage of time) or would provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims) from Stratus or any of its Subsidiaries under any Stratus Material Contract, except such breaches, cancellations or terminations which in the aggregate could not reasonably be expected to have a Stratus Material Adverse Effect.

  Section 3.12 Litigation. There is no action, suit, proceeding, claim, arbitration or, to the knowledge of Stratus, investigation against Stratus or any of its Subsidiaries pending or, to the knowledge of Stratus, threatened, or as to which Stratus or any of its Subsidiaries has received any written notice of assertion, which, if decided adversely to Stratus or such Subsidiary, could reasonably be expected to have a Stratus Material Adverse Effect or have a material adverse effect on the ability of Stratus to consummate the transactions contemplated by this Agreement.

  Section 3.13 Environmental Matters.

  (a) As of the date hereof, neither Stratus nor any of its Subsidiaries has any reason to believe that any Hazardous Material- (as defined herein) related underground storage tanks, sumps, vaults, piping or other underground Hazardous Material-related equipment (collectively, "USTs"), are present at any property that Stratus or any of its Subsidiaries has at any time owned, operated, occupied, or leased, where the use, condition, or presence of such USTs would be reasonably likely to give rise to any corrective, investigative, or remedial obligation or any exposure to money damages under any Environmental Law (as defined herein) that could reasonably be expected to have a Material Adverse Effect.

  (b) Neither Stratus nor any of its Subsidiaries has disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Material (collectively, "Hazardous Material Handling"), arranged for any Hazardous Material Handling, or exposed any employee or other individual to any Hazardous Material so as to give rise to any corrective, investigative, or remedial obligation under any Environmental Law that could reasonably be expected to have a Material Adverse Effect.

  (c) Neither Stratus nor any of its Subsidiaries is aware of the presence at any time of any Hazardous Material-related contamination at, in, on, beneath, or relating to any property that Stratus or its Subsidiaries has at any time owned, operated, occupied, or leased that could reasonably be expected to have a Material Adverse Effect.

  (d) Stratus and its Subsidiaries have performed or arranged Hazardous Material Handling in compliance with all Environmental Laws except where non-compliance would not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the preceding sentence, neither Stratus nor any of its subsidiaries has disposed of, labeled, packaged, transported, sold, recycled, discarded, or manufactured any product or component of a product containing a Hazardous Material (the "Hazardous Material Product Activities") in violation of any Environmental Laws where such violation would reasonably be expected to have a Material Adverse Effect.

  (e) Stratus and its Subsidiaries currently hold all governmental environmental Hazardous Material-related approvals, permits, licenses, clearances, consents, and orders (the "Environmental Permits") necessary for the conduct of their respective Hazardous Material Handling and Hazardous Material Product Activities and other businesses of Stratus and its Subsidiaries as such activities are currently being conducted, except where the failure to hold any such Environmental Permit would not reasonably be expected to have a Material Adverse Effect.

  (f) No action, proceeding, revocation proceeding, amendment procedure, writ, injunction, or other governmental action is pending or, to the knowledge of Stratus threatened, concerning any Environmental Permits, or any Hazardous Material Handling or any Hazardous Material Product Activities of Stratus or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

  (g) Neither Stratus nor any of its Subsidiaries is aware of any fact or circumstance which could involve Stratus or any of its Subsidiaries in any litigation or in any administrative enforcement action, penalty or sanction, or impose upon Stratus or any of its Subsidiaries any liability, with respect to any Hazardous Materials Handling, any Hazardous Material Product Activities, or any Hazardous Material-related contamination relating to any business operation of Stratus or its Subsidiaries or relating to a property that Stratus or any of its Subsidiaries at any time has owned, operated, occupied, or leased that could reasonably be expected to have a Material Adverse Effect.

  (h) To the knowledge of Stratus, no property that Stratus or any of its Subsidiaries has at any time owned, operated, occupied, or leased is proposed for listing on the National Priorities List, CERCLIS, or any similar state, local or foreign list of sites that potentially endanger human health, ecology or environment or that require environmental investigation or cleanup.

  (i) To the knowledge of Stratus, any asbestos-containing material which is on, in or a part of any property or structure thereon currently owned, operated, occupied, or leased by Stratus or any of its Subsidiaries complies with current applicable standards of Environmental Law except where non-compliance would not have a Material Adverse Effect.

  (j) To the knowledge of Stratus, no governmental notification, approval, or consent, whether before or after the Closing, is required under Environmental Laws in connection with the consummation of the transaction contemplated by this Agreement.

  (k) As used herein, "Hazardous Material" means any substance, waste, material, chemical, compound or mixture which is harmful to the environment, flora, fauna, or human health, or which is flammable, ignitable, corrosive, reactive, radioactive, or explosive, or which is defined, listed, designated, described or characterized under Environmental Laws as hazardous, toxic, biohazardous, a contaminant, a pollutant, or words of similar import, and includes without limitation asbestos, polychlorinated biphenyls, petroleum (including crude oil or any fraction or distillate thereof), and natural gas.

  (l) As used herein, "Environmental Laws" means all applicable civil, criminal, and administrative laws (including common law), statutes, codes, rules, regulations, ordinances, and legally enforceable orders, decrees, judgments, permits, licenses, approvals, authorizations, and other requirements, directives, consents, and obligations imposed by local, state, federal, foreign, or supranational governmental authority pertaining to protection of the environment, flora, fauna, public health and safety.

  Section 3.14 Employee Benefit Plans and Employee Matters.

  (a) With the exception of the definition of "Affiliate" set forth in Section 3.14(a)(i) below (which definition shall apply only to this Section 3.14), for purposes of this Agreement, the following terms shall have the meanings set forth below:

    (i) "Affiliate" shall mean any other person or entity under common control with Stratus within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

    (ii) "Stratus Employee Plan" shall mean each plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA (as defined herein) which is maintained, contributed to, or required to be contributed to, by Stratus or any Affiliate for the benefit of any Employee (as defined in Section 3.14(a)(iv) below);

    (iii) "DOL" shall mean the Department of Labor;

    (iv) "Employee" shall mean any current, former, or retired employee, officer, or director of Stratus or any Affiliate;

    (v) "Employee Agreement" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation or similar agreement or contract between Stratus or any Affiliate and any Employee or consultant;

    (vi) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

    (vii) "International Employee Plan" shall mean each Stratus Employee Plan that has been adopted or maintained by Stratus, whether informally or formally, for the benefit of Employees outside the United States;

    (viii) "IRS" shall mean the Internal Revenue Service;

    (ix) "Multiemployer Plan" shall mean any Pension Plan (as defined in
  Section 3.14(a)(xi) below) which is a "multiemployer plan," as defined in
  Section 3(37) of ERISA;

    (x) "PBGC" shall mean the Pension Benefit Guaranty Corporation; and

    (xi) "Pension Plan" shall mean each Stratus Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

  (b) The Stratus Disclosure Schedule contains an accurate and complete list of each material Stratus Employee Plan and each material Employee Agreement other than Employee Agreements with former employees where Stratus has performed substantially all of Stratus's obligations thereunder) as of the date hereof. Stratus does not have any binding plan or binding commitment to establish any new Stratus Employee Plan, to modify any Stratus Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Stratus Employee Plan or Employee Agreement to the requirements of any applicable law, or as required by this Agreement), or to enter into any Stratus Employee Plan or material Employee Agreement, nor does it have any commitment to do any of the foregoing.

  (c) Stratus has provided to Ascend: (i) correct and complete copies of all documents embodying each material Stratus Employee Plan and each material Employee Agreement (other than Employee Agreements with former employees where Stratus has performed substantially all of Stratus's obligations thereunder), including all amendments thereto and written interpretations thereof; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Stratus Employee Plan or related trust; (iii) if the Stratus Employee Plan is funded, the most recent annual and periodic accounting of Stratus Employee Plan assets; (iv) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA with respect to each Stratus Employee Plan; (v) all IRS determination, opinion, notification and advisory letters, and rulings relating to Stratus Employee Plans and copies of all applications and correspondence to or from the IRS or the DOL with respect to any Stratus Employee Plan; (vi) all material written agreements and contracts relating to each Stratus Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; and
(vii) all material communications to any Employee or Employees relating to any Stratus Employee Plan and any proposed Stratus Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Stratus.

  (d) (i) Each Stratus Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA and the Code; (ii) each Stratus Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination letter from the IRS with respect to such plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination; (iii) no material "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any material Stratus Employee Plan; (iv) there are no material actions, suits or claims pending, or, to Stratus's knowledge, threatened (other than routine claims for benefits) against any Stratus Employee Plan or against the assets of any Stratus Employee Plan; (v) each Stratus Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Stratus or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (vi) to Stratus's knowledge, there are no material audits, inquiries or proceedings pending or threatened by the IRS or DOL with respect to any Stratus Employee Plan; and (vii) neither Stratus nor any Affiliate has been assessed any material penalty or material tax with respect to any Stratus Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code.

  (e) With respect to the Stratus Employee Plans, individually and in the aggregate, there are no material funded benefit obligations for which contributions have not been made or properly accrued and there are no material unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with U.S.GAAP, on the Stratus Financial Statements.

  (f) Stratus does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

  (g) At no time has Stratus contributed to or been required to contribute to any Multiemployer Plan.

  (h) No Stratus Employee Plan or Employee Agreement provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan" or
(iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

  (i) The execution of this Agreement and the announcement or the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent acts or events or passage of time) result in, or constitute an event under any Stratus Employee Plan, Employee Agreement, trust or loan that will or may result in, the establishment, accrual or payment of any benefit or compensation (whether of severance pay or otherwise), any acceleration, forgiveness of indebtedness, vesting or distribution of or increase in any benefit or obligation to fund any benefit with respect to any Employee. Neither Stratus nor any of its Subsidiaries is a party to any management, employment, deferred compensation, severance, bonus or other contract for personal services with any Employee or any plan agreement or understanding similar to any of the foregoing, in each case providing for compensation in excess of two hundred thousand dollars ($200,000) per annum.

  (j) Neither Stratus nor any of its Subsidiaries is a party to any oral or written agreement with any officer of Stratus or any of its Subsidiaries providing any term of employment or compensation guarantee extending for a period of longer than one year from the date hereof or for the payment of compensation in excess of two hundred thousand dollars ($200,000) per annum.

  (k) No payment or benefit which will or may be made by Stratus or its Affiliates with respect to any Employee as a result of the transactions contemplated by this Agreement will be characterized as an "excess parachute payment," within the meaning of Section 280G(B)(1) of the Code.

  (l) To its knowledge, Stratus: (i) is in compliance in all material respects with all applicable federal, state, local and foreign laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees, which amounts are material individually or in the aggregate;
(iii) is not liable for any material arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to Stratus's knowledge, threatened material claims or actions against Stratus under any worker's compensation policy or long-term disability policy. To Stratus's knowledge, no employee of Stratus has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such employee is bound due to such employee being employed by Stratus and disclosing to Stratus or using trade secrets or proprietary information of any other person or entity.

  (m) No work stoppage or labor strike against Stratus is pending or, to the knowledge of Stratus, threatened. Stratus does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to Stratus's knowledge, threatened or relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, individually or in the aggregate, would be reasonably likely to be a Stratus Material Adverse Effect. Neither Stratus nor any of its Affiliates has been charged with or received notice of any actual or alleged unfair labor practices within the meaning of the National Labor Relations Act. Stratus is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is currently being negotiated by Stratus.

  (n) Each International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. No International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued.

  Section 3.15 Compliance with Laws. (a) Stratus and its Subsidiaries have complied with, and have not received any notices of violations with respect to, and (b) as of the date hereof, Stratus and its Subsidiaries are not in violation of any U.S. federal, state, or local or foreign statute, law or regulation, affecting the conduct of its business or the ownership or operation of its business, including the U.S. Foreign Corrupt Practices Act and all United States statutes, laws and regulations governing the license and delivery of technology and products abroad by persons subject to the jurisdiction of the United States, except for failures to comply or violations which could not reasonably be expected to have a Stratus Material Adverse Effect.

  Section 3.16 Tax Matters. Neither Stratus nor any of its Subsidiaries, nor to Stratus's knowledge, any of its other Affiliates (as defined herein) has taken or agreed to take any action or failed to take any action which could prevent the Merger from qualifying as a reorganization within the meaning of
Section 368(a) of the Code.

  Section 3.17 Interested Party Transactions. Since the date of Stratus's last proxy statement to its stockholders, no event has occurred that would be required to be reported by Stratus as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated by the SEC.

  Section 3.18 Registration Statement; Proxy Statement/Prospectus. The information supplied to Ascend by Stratus for inclusion in the registration statement of Ascend on Form S-4 pursuant to which shares of Ascend Common Stock issued in the Merger will be registered with the SEC (the "Registration Statement") shall not contain, at the time the Registration Statement is first filed in publicly available form and at the time the Registration Statement is declared effective by the SEC, any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied by Stratus for inclusion in the Proxy Statement/Prospectus (the "Proxy Statement") to be sent to the stockholders of Stratus in connection with the special meeting of Stratus stockholders to consider this Agreement and the Merger (the "Stratus Stockholders Meeting") shall not, on the date the Proxy Statement is first mailed to stockholders of Stratus, at the time of the Stratus Stockholders Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stratus Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Stratus or any of its Affiliates, officers or directors should be discovered by Stratus which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Stratus shall promptly inform Ascend.

  Section 3.19 Opinion of Financial Advisor. The financial advisor to Stratus, Morgan Stanley & Company Incorporated, has delivered to Stratus an opinion dated as of or immediately prior to the date of this

Agreement to the effect that the Exchange Ratio is fair from a financial point of view to the holders of Stratus Common Stock.

  Section 3.20 Applicability of Certain Massachusetts Laws. Neither the control share acquisition provisions of Chapters 110D and 110E of the MBCL nor any similar provisions of the Articles of Organization or Bylaws of Stratus are applicable to the transactions contemplated by this Agreement.

                                  ARTICLE IV

               Representations and Warranties of Ascend and Sub

  Ascend and Sub represent and warrant to Stratus that the statements contained in this Article IV are true and correct, except as set forth in the disclosure schedule delivered by Ascend to Stratus on or before the date of this Agreement ("Ascend Disclosure Schedule") or except to the extent disclosed in the Ascend SEC Reports (as defined herein) filed with the SEC since January 1, 1998. The Ascend Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections contained in this
Article IV and the disclosure in any such numbered and lettered section of the Ascend Disclosure Schedule shall qualify only the corresponding section in this Article IV (except to the extent disclosure in any numbered and lettered section of the Ascend Disclosure Schedule is specifically cross-referenced in another numbered and lettered section of the Ascend Disclosure Schedule). The term "Ascend Material Adverse Effect" shall mean a material adverse effect on the business, operations, properties, assets (including intangible assets), financial condition or results of operations of Ascend and its Subsidiaries, with materiality determined in accordance with Section 9.3.

  Section 4.1 Organization. Ascend and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted (without giving effect to the Merger), and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which if it is required by law to be so qualified except where the failure to have such power or the failure to be so qualified could not reasonably be expected to have an Ascend Material Adverse Effect.

  Section 4.2 Ascend Subsidiaries and Joint Ventures. Section 4.2 of the Ascend Disclosure Schedule sets forth a list of all Subsidiaries and Joint Ventures of Ascend, including the name of each Subsidiary and Joint Venture and the jurisdiction in which such Subsidiary or Joint Venture is incorporated or organized. There are no outstanding subscriptions, options, call, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants with respect to any such Subsidiary's capital stock, including any right obligating any such Subsidiary to issue, deliver, or sell additional shares of its capital stock, and no obligations, contingent or otherwise, of Ascend or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any shares of the capital stock of any Subsidiary of Ascend or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations of such Subsidiaries entered into in the ordinary course of business. All of the outstanding shares of capital stock of each Subsidiary of Ascend are duly authorized, validly issued, fully paid and nonassessable, and all such shares are owned by Ascend or another Subsidiary of Ascend free and clear of all security interests, liens, claims, pledges, agreements, limitations on Ascend's voting rights, charges or other encumbrances of any nature. Section 4.2 of the Ascend Disclosure Schedule sets forth the nature and extent of the ownership and voting interests held by Ascend in each such Joint Venture. Except as set forth in Section 4.2 of the Ascend Disclosure Schedule, neither Ascend nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any such equity or similar interest in, any corporation, limited liability company, partnership, joint venture or other business association or entity (other than Ascend or another Subsidiary of Ascend), excluding securities of any publicly traded company held for investment and comprising less than five percent (5%) of the outstanding stock or voting power of such company.

  Section 4.3 Ascend Capital Structure.

  (a) The authorized capital stock of Ascend consists of 400,000,000 shares of Ascend Common Stock and 2,000,000 shares of preferred stock, $.001 par value per share ("Ascend Preferred Stock"). As of July 31, 1998: (i) 198,001,540 shares of Ascend Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable; (ii) no shares of Ascend Ascend Preferred Stock are issued or outstanding; (iii) no shares of Ascend Common Stock or Ascend Ascend Preferred Stock were held in the treasury of Ascend or by Subsidiaries of Ascend; and (iv) 28,934,033 shares of Ascend Common Stock were reserved for issuance pursuant to stock options granted and outstanding under Ascend's stock option plans (the "Ascend Option Plans") and rights outstanding under Ascend's employee stock purchase plan (the "Ascend Purchase Plan"). All shares of Ascend Common Stock subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of Ascend or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Ascend Common Stock.

  (b) Except as set forth in this Section 4.3 or as reserved for future grants of rights or options under the Ascend Option Plans or the Ascend Purchase Plan, there are no equity securities of any class of Ascend, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except pursuant to the Ascend Option Plans, the Ascend Purchase Plan or any related agreement in effect as of the date of this Agreement, or as set forth in this Section 4.3, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Ascend is a party or by which it is bound obligating Ascend to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Ascend obligating Ascend to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement, and, to the best knowledge of Ascend, there are no voting trusts, proxies or other agreements or understandings with respect to the shares of capital stock of Ascend to which Ascend is a party.

  Section 4.4 Authority; No Conflict; Required Filings and Consents.

  (a) Ascend has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate and stockholder action on the part of Ascend. This Agreement has been duly executed and delivered by Ascend and, assuming this Agreement constitutes valid and binding obligation of the other parties hereto, this Agreement constitutes the valid and binding obligations of Ascend, enforceable against Ascend in accordance with the terms hereof, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

  (b) The execution and delivery of this Agreement by Ascend does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of Ascend or any of its Subsidiaries (in each case as heretofore amended), (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) or require the consent, waiver or agreement of any person or entity (other than consents, waivers and agreements that have been or prior to the Closing will be obtained) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, contract or other material agreement, instrument or obligation to which Ascend or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to the consents, approvals, orders, authorizations, filings and registrations specified in Section 4.4(c), conflict with or violate any judgment, order, decree, statute, law, ordinance, rule or regulation or any material permit, concession, franchise or license applicable to Ascend or any of its Subsidiaries or any of their properties or assets, except in the case of clauses (ii) and (iii) for such consents, waivers and agreements, the absence of which, and such violations, breaches, defaults, terminations, cancellations or accelerations which, in the aggregate could not reasonably be expected to have an Ascend Material Adverse Effect or a material adverse effect on the ability of Ascend to consummate the transactions contemplated by this Agreement.

  (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Ascend or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of pre-merger notification reports under the HSR Act and the antitrust laws of any foreign jurisdiction which is applicable to the Merger and the expiration or early termination of any waiting periods thereunder; (ii) the filing of the Registration Statement with the SEC in accordance with the Securities Act and the entry of an order by the SEC permitting such registration statement to become effective; (iii) the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts in accordance with the MBCL; (iv) the filing of the Proxy Statement and related proxy materials with the SEC in accordance with the Exchange Act; (v) such consents, approvals, orders, authorizations, filings, registrations and declarations as may be required under applicable federal and state securities laws and the laws of any foreign country; and
(vi) such other consents, approvals, orders, authorizations, filings, approvals and registrations which, in the aggregate, if not obtained or made, could not reasonably be expected to have an Ascend Material Adverse Effect or a material adverse effect on the ability of Ascend to consummate the transactions contemplated by this Agreement.

  Section 4.5 SEC Filings; Financial Statements.

  (a) Ascend has filed and made available to Stratus all forms, reports and documents required to be filed by Ascend with the SEC since January 1, 1996 (collectively, the "Ascend SEC Reports"). The Ascend SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a subsequent filing, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Ascend SEC Reports or necessary in order to make the statements in such Ascend SEC Reports, in the light of the circumstances under which they were made, not misleading. None of Ascend's Subsidiaries is required to file any forms, reports or other documents as a result of their issuance of securities (or the registration of such securities on a national market system) with the SEC, the NASD, any other stock exchange or any foreign securities commission or stock exchange regulating issuers of securities.

  (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the Ascend SEC Reports, including any Ascend SEC Reports filed after the date of this Agreement until the Closing (the "Ascend Financial Statements"), complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q or 8-K promulgated by the
SEC), and fairly presented or will fairly present the consolidated financial position of Ascend and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The audited consolidated balance sheet of Ascend as of December 31, 1997 is referred to herein as the "Ascend Balance Sheet."

  Section 4.6 Absence of Undisclosed Liabilities. Ascend and its Subsidiaries do not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with U.S.
GAAP), and whether due or to become due, other than (i) liabilities reflected in the Ascend Balance Sheet, (ii) normal or recurring liabilities incurred since December 31, 1997 in the ordinary course of business consistent with past practices, or (iii) liabilities arising out of the transaction contemplated hereby or permitted hereunder.

  Section 4.7 Absence of Certain Changes or Events. Since the date of the Ascend Balance Sheet, Ascend and its Subsidiaries have conducted their businesses only in the ordinary course in a manner consistent with past practice, and since such date there has not been: (a) any Ascend Material Adverse Effect or any fact or circumstance that would be reasonably likely to result in an Ascend Material Adverse Effect or (b) any material change by Ascend or any of its Subsidiaries in its accounting methods, principles or practices; (c) any revaluation by Ascend or any of its Subsidiaries of any material asset or any writedown of the value of capitalized software or inventory, or any write-off of notes or accounts receivable other than in the ordinary course of business consistent with past practice; or (d) any other action or event that would have required the consent of Stratus pursuant to
Section 5.2 of this Agreement had such action or event occurred after the date of this Agreement and that could reasonably be expected to result in an Ascend Material Adverse Effect.

  Section 4.8 Litigation. There is no action, suit, proceeding, claim, arbitration or, to the knowledge of Ascend, investigation against Ascend or any of its Subsidiaries pending, or to the knowledge of Ascend, threatened, or as to which Ascend or any of its Subsidiaries has received any written notice of assertion, which, if decided adversely to Ascend or such Subsidiary, could reasonably be expected to have an Ascend Material Adverse Effect or a material adverse effect on the ability of Ascend to consummate the transactions contemplated by this Agreement.

  Section 4.9 Compliance with Laws. (a) Ascend and its Subsidiaries have complied with, and have not received any notices of violations with respect to and (b) as of the date hereof, Ascend and its Subsidiaries are not in violation of any U.S. federal, state, or local or foreign statute, law or regulation, affecting the conduct of its business or the ownership or operation of its business, including the U.S. Foreign Corrupt Practices Act and all United States statutes, laws and regulations governing the license and delivery of technology and products abroad by persons subject to the jurisdiction of the United States, except for failures to comply or violations which could not reasonably be expected to have an Ascend Material Adverse Effect.

  Section 4.10 Tax Matters. Neither Ascend nor any of its Subsidiaries, nor to Ascend's knowledge, any of its other Affiliates (as defined herein) has taken or agreed to take any action or failed to take any action which could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

  Section 4.11 Interested Party Transactions. Since the date of Ascend's last proxy statement to its stockholders, no event has occurred that would be required to be reported by Ascend as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated by the SEC.

  Section 4.12 Registration Statement; Proxy Statement/Prospectus. The information supplied by Ascend for inclusion in the Registration Statement shall not contain, at the time the Registration Statement is first filed in publicly available form and at the time the Registration Statement is declared effective by the SEC, any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied by Ascend for inclusion in the Proxy Statement to be sent to the stockholders of Stratus in connection with the Stratus Stockholders Meeting shall not, on the date the Proxy Statement is first mailed to stockholders of Stratus, at the time of the Stratus Stockholders Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stratus Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Ascend or any of its Affiliates, officers or directors should be discovered by Ascend which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Ascend shall promptly inform Stratus.

  Section 4.13 Opinion of Financial Advisor. The financial advisor to Ascend, Salomon Smith Barney, has delivered to Ascend an opinion dated as of or immediately prior to the date of this Agreement to the effect that the Exchange Ratio is fair to Ascend from a financial point of view.

  Section 4.14 Taxes. (i) Ascend and each of its Subsidiaries has filed all Tax Returns required to have been filed on or prior to the date hereof, or appropriate extensions therefor have been properly obtained, and such Tax Returns are true, correct and complete, except to the extent that any failure to file such Tax Returns or to cause such Tax Returns to be true, correct and complete would not, individually or in the aggregate, be expected to have an Ascend Material Adverse Effect; (ii) all Taxes shown to be due on such Tax Returns have been timely paid or extensions for payment have been properly obtained, or such Taxes are being timely and properly contested by Ascend, except for failures to make payment, properly obtain extensions or timely and properly contest which could not reasonably be expected to have an Ascend Material Adverse Effect; (iii) there is no audit, examination, claimed deficiency, refund litigation, proposed adjustment or matter in controversy regarding any Taxes due and owing by Ascend or any of its Subsidiaries that would individually or in the aggregate, have an Ascend Material Adverse Effect; (iv) neither Ascend nor any of its Subsidiaries has waived any statutory period of limitations in respect of any material Taxes or Tax Returns; (v) all assessments for Taxes due and owing by Ascend or any of its Subsidiaries with respect to completed and settled examinations or concluded litigation have been paid (except where the nonpayment of such Taxes could not reasonably be expected to have an Ascend Material Adverse Effect); and (vi) neither Ascend nor any of its Subsidiaries is a party to, bound by, or has any obligation under any Tax sharing, allocation, indemnity or similar contract or arrangement.

  Section 4.15 Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

                                   ARTICLE V

                              Conduct of Business

  Section 5.1 Covenants of Stratus. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement, Stratus agrees as to itself and its Subsidiaries (except to the extent that Ascend shall otherwise consent in writing, which consent shall not be unreasonably withheld), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform its other obligations when due, and, to the extent consistent with such business, except where the failure to do so could not reasonably be expected to have a Stratus Material Adverse Effect, to use all reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and key employees, and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it. Stratus shall promptly after becoming aware thereof notify Ascend of any events or occurrences not in the ordinary course of business of Stratus that would, individually or in the aggregate, result in a breach of any representation, warranty, covenant or agreement of Stratus set forth in this Agreement which would cause any of the conditions to Ascend's obligations to effect the Merger set forth in Article VII to not be satisfied. Except as expressly contemplated by this Agreement or as set forth in the Stratus Disclosure Schedule, Stratus shall not (and shall not permit any of its Subsidiaries to), without the prior written consent of Ascend, which consent shall not be unreasonably withheld:

  (a) accelerate, amend or change the period of exercisability of options or restricted stock granted under any Stratus Stock Plan or authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of such plans or any related agreements in effect as of the date of this Agreement;

  (b) transfer or license to any person or entity or otherwise extend, amend or modify any material rights to the Stratus Intellectual Property Rights (as defined in Section 6.1(b)), other than non-exclusive licenses in the ordinary course of business consistent with past practices, provided that Stratus and its Subsidiaries shall be permitted to renew or extend exclusive licenses existing as of the date hereof;

  (c) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants, as and to the extent required pursuant to agreements entered into prior to the date hereof providing for the repurchase of shares in connection with any termination of service by such party;

  (d) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the issuances of Stratus Common Stock or the grant of options or rights to acquire Stratus Common Stock pursuant to the Stratus Stock Plans in the ordinary course of business consistent as to amount, exercise price, vesting and other terms with past practice not to exceed two hundred fifty thousand (250,000) shares in the aggregate, and (ii) the issuance of shares of Stratus Common Stock upon the exercise of options granted under the Stratus Stock Plans as and to the extent required under the Stratus Stock Plans;

  (e) acquire or agree to acquire, by merging or consolidating with, by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other means, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any material amount of assets;

  (f) sell, lease, license or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate to the business of Stratus and its Subsidiaries, taken as a whole, other than in the ordinary course of business;

  (g) take any action to: (i) increase or agree to increase the compensation paid, payable or to become payable to its directors, officers, employees, or consultants, except for increases in salary or wages of employees in accordance with past practices and except as may be necessary to satisfy contractual obligations existing as of the date hereof, (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, directors, officers or employees, except as may be necessary to satisfy contractual obligations existing as of the date hereof,
(iii) grant any severance or termination pay to, or enter into any employment or severance agreement with, any employee, except in accordance with past practices and except as may be necessary to satisfy contractual obligations existing as of the date hereof, (iv) enter into any collective bargaining agreement, or (v) except as required by applicable law establish, adopt, enter into or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees, except as may be necessary to satisfy contractual obligations existing as of the date hereof; provided, however, that nothing contained herein shall prohibit Stratus from conclusively determining the earned amount of any bonuses under Stratus's bonus plans in respect of calendar year 1998, based on Stratus's annualized performance through the Effective Time (determined without regard to the costs incurred in connection with the transactions contemplated by this Agreement), such bonuses to be paid in accordance with the terms of such plans and Stratus's past practices;

  (h) revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business or pursuant to arm's length transactions on commercially reasonable terms;

  (i) incur or prepay any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others, other than indebtedness incurred under outstanding lines of credit and bank agreements consistent with past practice;

  (j) amend or propose to amend its Bylaws;

  (k) incur or commit to incur any individual capital expenditure in excess of five million dollars ($5,000,000) or aggregate capital expenditures in excess of forty million dollars ($40,000,000);

  (l) enter into or amend any material OEM agreement or any material agreements pursuant to which any third party is granted exclusive marketing, manufacturing or other rights with respect to any Stratus product, process or technology;

  (m) amend or terminate any material contract, agreement or license to which it is a party except in the ordinary course of business;

  (n) waive or release any material right or claim, except in the ordinary course of business;

  (o) initiate any litigation or arbitration proceeding against any person known to Stratus to be a customer or distributor of Ascend without prior notice to the Chief Financial Officer of Ascend or settle any litigation or arbitration proceeding involving out-of-pocket settlement payments of greater than one million dollars ($1,000,000);

  (p) make any loans to directors, officers or employees (other than pursuant to contracts in existence prior to the date hereof);

  (q) make any material changes in its Tax or (except as required by law) accounting policies; or

  (r) take, or agree in writing or otherwise to take, any of the actions described in the foregoing clauses (a) through (q), or any action which is reasonably likely to cause any of the conditions set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied.

  Section 5.2 Covenants of Ascend. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement, Ascend agrees as to itself and its Subsidiaries (except to the extent that Stratus shall otherwise consent in writing, which consent shall not be unreasonably withheld), to carry on its business in the usual, regular and ordinary course, in substantially the same manner as previously conducted or as otherwise disclosed to Stratus prior to the date hereof, to pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform its other obligations when due and, to the extent consistent with such business, except where the failure to do so could not reasonably be expected to have an Ascend Material Adverse Effect, to use all reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and key employees, and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it, in each case. Ascend shall promptly after becoming aware thereof notify Stratus of any events or occurrences not in the ordinary course of business of Ascend that would individually or in the aggregate result in a breach of any representation, warranty, covenant or agreement of Ascend set forth in this Agreement, which would cause any of the conditions to Ascend's obligations to effect the Merger set forth in Article VII not to be satisfied. Except as expressly contemplated by this Agreement or as set forth in the Ascend Disclosure Schedule, Ascend shall not (and shall not permit any of its Subsidiaries to), without the prior written consent of Stratus which consent shall not be unreasonably withheld:

  (a) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements entered into prior to the date hereof providing for the repurchase of shares in connection with any termination of service by such party;

  (b) amend or propose to amend its Certificate of Incorporation or Bylaws, except as contemplated by this Agreement; or

  (c) take, or agree in writing or otherwise to take, any of the actions described in the foregoing clauses (a) and (b), or any action which is reasonably likely to cause any of the conditions set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied.

  Section 5.3 Cooperation. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Ascend and Stratus shall keep the other apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other party or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger and the other transactions contemplated hereby.

                                  ARTICLE VI

                             Additional Agreements

  Section 6.1 No Solicitation.

  (a) Stratus agrees that, from and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.1 it shall not, directly or indirectly, through any officer, director, employee, representative, agent, or affiliate, (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, sale or purchase of substantial assets or stock, tender or exchange offer, or other business combination or change in control or similar transaction involving such party, other than the transactions contemplated or permitted by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as a "Competing Offer"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Competing Offer, or (iii) agree to, accept, approve, recommend or consummate a Competing Offer; provided, however, that nothing in this Section 6.1 shall prevent Stratus or its Board of Directors from (A) furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Competing Offer by such person or entity or recommending such an unsolicited bona fide written Competing Offer to the stockholders of Stratus, if and only to the extent that (1) such Competing Offer would, if consummated, result in a transaction that would, in the reasonable good faith judgment of Stratus's Board of Directors, after consultation with its financial advisors, be more favorable to Stratus's stockholders from a financial point of view than the Merger and, in the reasonable good faith judgment of Stratus's Board of Directors after consultation with its financial advisors, the person or entity making such Competing Offer appears to have the financial means, or the ability to obtain the necessary financing, to conclude such transaction (any such Competing Offer meeting such criteria being referred to in this Agreement as a "Superior Proposal"), (2) the failure to take such action would, in the reasonable good faith judgment of Stratus's Board of Directors after consultation with outside corporate counsel, be contrary to the fiduciary duties of Stratus's directors to Stratus's stockholders under applicable law, and (3) prior to furnishing non-public information to, or entering into discussions or negotiations with, such person or entity, Stratus's Board of Directors receives from such person or entity an executed confidentiality agreement not materially less restrictive to such person or entity than those contained in the Mutual Nondisclosure and Confidentiality Agreement dated June 15, 1998 between Ascend and Stratus (the "Confidentiality Agreement"); or (B) from accepting or agreeing to a Superior Proposal or consummating a transaction contemplated by a Superior Proposal (provided that Stratus has given notice as required by the last sentence of Section 6.1(b); or (C) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Competing Offer.

  (b) Stratus shall notify Ascend no later than twenty-four (24) hours after receipt by Stratus (or its advisors), of any Competing Offer or any request for nonpublic information in connection with a Competing Offer or for access to the properties, books or records of Stratus by any person or entity that informs such party that it is considering making, or has made, a Competing Offer (the "Competing Offeror"). Such notice to Ascend shall be made orally and in writing and shall indicate in reasonable detail the identity of the Competing Offeror and the terms and conditions of such proposal, inquiry or contact. Stratus shall notify Ascend of the occurrence and substance of any discussions held with any such Competing Offeror within twenty-four (24) hours of the occurrence of such discussions. Stratus shall notify Ascend at least forty-eight (48) hours prior to accepting or agreeing to a Superior Proposal or making any public announcement of its intention to do so or to recommend a Superior Proposal to its stockholders or to withdraw its recommendation for approval of the Merger or to engage in a Superior Proposal.

  Section 6.2 Proxy Statement/Prospectus; Registration Statement.

  (a) As promptly as practicable after the execution of this Agreement, Ascend shall prepare and file with the SEC the Registration Statement, and Stratus shall prepare and file with the SEC the Proxy Statement. Ascend and Stratus shall use all reasonable efforts to cause the Registration Statement to become effective as soon after such filing as reasonably practicable. Unless the Stratus Board of Directors determines in reasonable good faith after consultation with outside corporate counsel that to do so would be contrary to the fiduciary duties of the Stratus Board of Directors to Stratus's stockholders under applicable law, the Proxy Statement shall include the recommendation of the Board of Directors of Stratus in favor of approval and adoption of this Agreement and the Merger.

  (b) Ascend and Stratus shall each use all reasonable efforts to make all necessary filings with respect to the Merger under the Securities Act and the Exchange Act and applicable state securities laws and the rules and regulations thereunder.

  Section 6.3 Consents. Each of Ascend and Stratus shall use all reasonable efforts to obtain all necessary consents, waivers and approvals under its respective material agreements, contracts, licenses or leases required for the consummation of the Merger and the other transactions contemplated by this Agreement.

  Section 6.4 Access to Information. Upon reasonable notice, Stratus shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, financial advisors, counsel and other representatives of Ascend, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and all other information concerning its business, properties and personnel as such other party may reasonably request and, during such period, each of Stratus and Ascend shall (and shall cause each of its Subsidiaries to) furnish promptly to the other a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws. Upon reasonable notice, Ascend shall (and shall cause each of its Subsidiaries to) provide to the officers, employees, accountants, financial advisors, counsel of Stratus such information as may be reasonably requested by Stratus in order for the Board of Directors of Stratus to satisfy its fiduciary duties pertaining to this Agreement and the transactions contemplated hereby. Unless otherwise required by law, the parties will hold all such information which is non-public in confidence and shall treat such information as "Proprietary Information" in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 6.4 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

  Section 6.5 Stratus Stockholders Meeting. Stratus shall call and hold the Stratus Stockholders Meeting as promptly as practicable after the date hereof for the purpose of voting upon the adoption of this Agreement and the approval of the Merger. Unless the Stratus Board of Directors determines in reasonable good faith after consultation with outside corporate counsel that to do so would be contrary to the fiduciary duties of the Stratus Board of Directors to Stratus's stockholders under applicable law, Stratus's Board of Directors shall recommend that Stratus stockholders vote in favor of the adoption of this Agreement and the approval of the Merger and Stratus shall otherwise use all reasonable efforts, including but not limited to hiring a proxy solicitor and participating in presentations to stockholders, to obtain the requisite approval of Stratus stockholders.

  Section 6.6 Legal Conditions to Merger. Each of Ascend and Stratus shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger (which actions shall include, without limitation, furnishing all information required under the HSR Act and any applicable foreign antitrust laws and in connection with approvals of or filings with any other

Governmental Entity) and shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon either of them or any of their Subsidiaries in connection with the Merger Each of Ascend and Stratus shall, and shall cause its Subsidiaries to, take all reasonable actions necessary to obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other third party, required to be obtained or made by Stratus, Ascend or any of their Subsidiaries in connection with the Merger (any of the foregoing, an "Approval") or the taking of any action required in furtherance thereof or otherwise contemplated thereby or by this Agreement,
(i) diligently oppose or pursue any rehearing, appeal or other challenge which may be available to it of any refusal to issue any Approval or of any order or ruling of any Governmental Entity which may adversely affect the ability of the parties hereto to consummate the Merger or to take any action contemplated by any Approval or by this Agreement until such time as such refusal to issue any Approval or any order or ruling has become final and non-appealable, and
(ii) diligently oppose any objections to, appeals from or petitions to reconsider or reopen any Approval or the taking of any action contemplated thereby or by this Agreement. Notwithstanding the foregoing, neither Ascend nor Stratus shall be required to agree, as a condition to any Approval, to divest itself or hold separate any Subsidiary, division or business unit, the divestiture or holding separate of which would be reasonably likely (A) to have an Ascend Material Adverse Effect, or (B) to impair in any material way the benefits intended to be derived by Ascend after the Effective Time as a result of the Merger.

  Section 6.7 Public Disclosure. Ascend and Stratus shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or by the rules of the NASD or the stock exchanges on which their respective securities are listed.

  Section 6.8 Tax-Free Reorganization. Each of Ascend and Stratus shall and shall cause its respective Subsidiaries to use its best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code, and to obtain the opinion of its respective counsel contemplated by Article VII. No party hereto, nor any Subsidiary thereof, shall take any action that would cause the Merger not to qualify under Section 368(a) of the Code, and the parties hereto shall, and shall cause their respective Subsidiaries to take the position for all purposes that the Merger qualifies as a reorganization under such Section of the Code.

  Section 6.9 Affiliate Legends. Between the date of this Agreement and the Effective Time, Ascend and Stratus shall, if requested, promptly provide each other such information and documents as Ascend or Stratus shall reasonably request for purposes of reviewing a list of each of its directors and executive officers who may, in the reasonable judgment of Ascend and Stratus, be deemed to be an "affiliate" of Ascend within the meaning of Rule 145 promulgated under the Securities Act ("Rule 145") (each such person so judged to be an "affiliate" of Ascend or Stratus, is referred to herein as an "Affiliate"). Ascend shall be entitled to place appropriate legends on the certificates evidencing any Ascend Common Stock to be received by such Affiliates of Stratus pursuant to this Agreement and to issue appropriate stop transfer instructions to the transfer agent for the Ascend Common Stock, consistent with the Securities Act and the rules and regulations of the SEC thereunder.

  Section 6.10 Nasdaq Quotation. Ascend shall use its best efforts to cause the shares of Ascend Common Stock to be issued in the Merger to be approved for quotation on The Nasdaq National Market, subject to official notice of issuance, prior to the Effective Time.

  Section 6.11 Stock Plans and Options.

  (a) Stratus shall provide to each holder of an outstanding option to purchase Stratus Common Stock (a "Stratus Option") under the Stratus Stock Plans the notice (if any) required pursuant to such plans.

  (b) From and after the Effective Time, each outstanding Stratus Option shall be assumed by Ascend and shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Stratus Option, the same number of shares of Ascend Common Stock as the holder of such Stratus Option would have been entitled to receive in the Merger pursuant to this Agreement had such holder exercised such option in full immediately prior to the Effective Time (rounded down to the nearest whole number), at a price per share (rounded up to the nearest whole cent) equal to the quotient of (i) the exercise price per share of Stratus Common Stock pursuant to such Stratus Option divided by (ii) the Exchange Ratio.

  (c) As soon as practicable after the Effective Time, Ascend shall deliver to the participants in the Stratus Stock Plan an appropriate notice setting forth such participants' rights pursuant thereto and the grants pursuant to the Stratus Stock Plans shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.11 after giving effect to the Merger). Ascend shall comply with the terms of the Stratus Stock Plans and ensure, to the extent required by, and subject to the provisions of, such plan, that Stratus Options which qualified as incentive stock options pursuant to Section 422 of the Code prior to the Effective Time will continue to so qualify after the Effective Time.

  (d) Ascend shall take all corporate action necessary to reserve and make available for issuance a sufficient number of shares of Ascend Common Stock for delivery upon the exercise of the Stratus Options assumed in accordance with this Section 6.11. As soon as practicable after the Effective Time, and not more than ten (10) business days thereafter, Ascend shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Ascend Common Stock subject to the Stratus Options assumed pursuant to this Section 6.11 and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for as long as the Stratus Options remain outstanding. With respect to those individuals, if any, who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Ascend shall administer Stratus Options assumed pursuant to this Section 6.11 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the Stratus Stock Plan complied with such rule prior to the Merger.

  Section 6.12 Brokers or Finders. Each of Ascend and Stratus represents, as to itself, its Subsidiaries and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except Morgan Stanley & Co., Incorporated, whose fees and expenses will be paid by Stratus in accordance with Stratus's agreement with such firm, and Salomon Smith Barney, whose fees and expenses will be paid by Ascend in accordance with Ascend's agreement with such firm, and each of Ascend and Stratus agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or any of its directors, officers, employees or affiliates.

  Section 6.13 Indemnification.

  (a) Stratus shall and, from and after the Effective Time, Ascend and the Surviving Corporation shall, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer or director of Stratus or any of its Subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement (provided, in the case of amounts paid in settlement, that such amounts shall have been approved by the indemnifying party, which approval shall not be unreasonably withheld), of or in connection with any claim, action, demand, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Stratus or any of its Subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities") including, without limitation, all losses, claims, damages, costs, expenses, liabilities or judgments or settlement amounts based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent a corporation is permitted under the MBCL to indemnify its own directors and officers, as the case may be. Stratus, Ascend and the Surviving Corporation, as the case may be, shall pay expenses in advance of the final disposition of any such claim, demand, action suit, proceeding or investigation to each Indemnified Party to the full extent permitted by law upon receipt of any undertaking contemplated by Section 67 of the MBCL. Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought or asserted against any Indemnified Party (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel reasonably satisfactory to them and Stratus (or them and Ascend and the Surviving Corporation after the Effective
Time), (ii) Stratus (or after the Effective Time, Ascend and the Surviving Corporation) shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received upon receipt of an undertaking by such person to repay such payment if it is determined that such person is not entitled to indemnification hereunder, and
(iii) Stratus (or after the Effective Time, Ascend and the Surviving Corporation) shall use all reasonable efforts to assist in the vigorous defense of any such matter, provided that none of Stratus, Ascend or the Surviving Corporation shall be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this
Section 6.13, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Stratus, Ascend or the Surviving Corporation (but the failure so to notify an Indemnifying Party shall not relieve it from any liability which it may have under this Section 6.13 except to the extent such failure materially prejudices such party), and shall deliver to Stratus (or after the Effective Time, Ascend and the Surviving Corporation) the undertaking contemplated by Section 67 of the MBCL. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

  (b) From and after the Effective Time, the Surviving Corporation and Ascend shall fulfill, assume and honor in all respects the obligations of Stratus pursuant to Stratus's Bylaws and any indemnification agreement between Stratus and any of Stratus's directors and officers existing and in force as of the date of this Agreement and filed as an exhibit to the Stratus SEC Reports. Ascend and Stratus agree that the indemnification obligations set forth in Stratus's Articles of Organization and Bylaws, in each case as of the date of this Agreement, shall survive the Merger (and, as of or prior to the Effective Time, Ascend shall cause the Bylaws of Sub to reflect such provisions) and shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties.

  (c) In the event Ascend or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all its properties and assets to any person, then, and in each case, proper provision shall be made so that the successors and assigns of Ascend or the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this Section 6.13.

  (d) Ascend and the Surviving Corporation, shall, until the sixth anniversary of the Effective Time or such earlier date as may be mutually agreed upon by Ascend, the Surviving Corporation and the applicable Indemnified Party, cause to be maintained in effect, to the extent available, the policies of directors' and officers' liability insurance maintained by Stratus and its Subsidiaries as of the date hereof (or policies of at least the same coverage and amounts containing terms that are not less advantageous to the insured parties) with respect to claims arising from facts or events that occurred on or prior to the Effective Time, including without limitation all claims based upon, arising out of, directly or indirectly resulting from, in consequence of, or in any way involving the Merger and any and all related events. In lieu of the purchase of such insurance by Ascend or the Surviving Corporation, Stratus may purchase a six (6) year extended reporting period endorsement ("reporting tail coverage") under its existing directors' and liability insurance coverage, provided that such reporting tail coverage shall extend the director and officer liability coverage in force as of the date hereof for a period of at least six (6) years from the Effective Time for any claims based upon, arising out of, directly or indirectly resulting from, in consequence of, or in any way involving wrongful acts or omissions occurring on or prior to the Effective Time, including without limitation all claims based upon, arising out of, directly or indirectly resulting from, in consequence of, or in any way involving the Merger and any and all related transactions or related events. In no event shall Ascend or the Surviving Corporation be obligated to expend in order to maintain or procure insurance coverage pursuant to this paragraph (d) any amount per year in excess of one hundred fifty percent (150%) of the aggregate premiums paid by Stratus and its Subsidiaries in the fiscal year ended for directors' and officers' liability insurance.

  (e) The obligations of Stratus, the Surviving Corporation and Ascend under this Section 6.13 shall not be terminated or modified in such a manner as to adversely affect any of the Indemnified Parties without the consent of such Indemnified Party (it being expressly agreed that each such Indemnified Party shall be a third party beneficiary of this Section 6.13).

  Section 6.14 Employees.

  (a) Ascend will, or will cause Stratus or the appropriate Subsidiary to give individuals who are employed by Stratus or any of its Subsidiaries as of the Effective Time and who remain employees of Stratus or such Subsidiary following the Effective Time (each such employee, an "Affected Employee") full credit for purposes of eligibility, vesting, benefit accrual and determination of the level of benefits under any employee benefit plans or arrangements maintained by Ascend, Stratus or any such Subsidiary for such Affected Employees' service with Stratus or any affiliate thereof to the same extent recognized immediately prior to the Effective Time.

  (b) Ascend will, or will cause Stratus or the appropriate Subsidiary to (i) waive all limitations as to pre-existing conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Affected Employees immediately prior to the Effective Time, and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.

  (c) As of the Effective Time, Ascend shall expressly assume and agree to perform in accordance with their terms, all employment, severance and other compensation agreements then existing between Stratus or any Subsidiary with any director, officer or employee thereof.

  (d) Notwithstanding the foregoing, Ascend agrees to provide or to cause the Surviving Corporation to provide Affected Employees, for a period of one year following the Effective Time, with employee benefit plans or arrangements, including the Stratus severance plan and policy, that are, in the aggregate, not less favorable than those provided to Affected Employees immediately prior to the Effective Time. Ascend agrees to provide Affected Employees with a written description of such plans and arrangements promptly following the Effective Time.

  (e) Commencing on the first anniversary of the Effective Time (unless Ascend consents to an earlier commencement date), the Affected Employees shall be eligible to participate in Ascend's employee benefit plans and arrangements in which similarly situated employees of Ascend or affiliates of Ascend participate, to the same extent as such similarly situated employees of Ascend or affiliates of Ascend.

  Section 6.15 Additional Agreements; Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the appropriate vote of the stockholders of Stratus described in Section 3.4, including cooperating fully with the other party, including by provision of information and making all necessary filings under the HSR Act and any foreign antitrust laws. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

  Section 6.16 Certain Director and Officer Appointments. Ascend and the Ascend Board of Directors of Ascend shall take all action required to cause the election promptly after the Effective Time by the Ascend Board of Paul Severino to the Ascend Board and the appointment of Bruce Sachs as Executive Vice President of Carrier Signalling and Management of Ascend.

  Section 6.17 Stratus's Rights Agreement. Stratus covenants and agrees with Ascend that Stratus shall not (i) make any modifications to the Rights Agreement, except such modifications made in furtherance of or in connection with the transactions contemplated hereby, nor (ii) take any action which would in either case cause Ascend to be deemed to be an "Acquiring Person" or an "Adverse Person" under the Rights Agreement or cause the Rights Agreement to apply to Ascend or the transactions contemplated by this Agreement. Stratus agrees to take such actions as are required to prevent the Rights Agreement and the provisions thereof from applying to Ascend or the transactions contemplated by this Agreement and to prevent Ascend from being treated as an "Acquiring Person" or an "Adverse Person" under the Rights Agreement.

                                  ARTICLE VII

                             Conditions to Merger

  Section 7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

  (a) Stockholder Approvals. This Agreement and the Merger shall have been adopted and approved by the requisite vote of holders of Stratus Common Stock pursuant to the MBCL and the Articles of Organization of Stratus.

  (b) HSR Act. The waiting periods applicable to the consummation of the Merger under the HSR Act and all applicable foreign laws (if any) shall have expired or been terminated, and no action by the Department of Justice or Federal Trade Commission or any foreign Governmental Entity challenging or seeking to enjoin the consummation of the Merger shall have been instituted and be pending.

  (c) Approvals. All authorizations, consents, order or approvals of, or declarations or filings with any Governmental Entity required to consummate the transactions contemplated by this Agreement, the absence or nonoccurrence of which would be reasonably likely to have an Ascend Material Adverse Effect or a Stratus Material Adverse Effect, to impair the benefits intended to be derived by Ascend after the Effective Time from the Merger, or to limit or restrict the operation of the business of Ascend on Stratus after the Effective Time.

  (d) Registration Statement; State Securities Laws. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and Ascend shall have received all permits and other authorizations required under applicable state securities laws for the issuance of shares of Ascend Common Stock pursuant to the Merger.

  (e) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting Ascend's conduct or operation of the business of Ascend or Stratus after the Effective Time shall have been issued and be in effect, nor shall any proceeding brought by a domestic administrative agency or commission or other domestic Governmental Entity, seeking any of the foregoing be pending; nor shall any action have been taken or any statute, rule, regulation or order have been enacted, entered or enforced or be deemed applicable to the Merger which makes the consummation of the Merger illegal or prevents or prohibits the Merger.

  (f) Nasdaq. The shares of Ascend Common Stock to be issued in the Merger shall have been approved for quotation on The Nasdaq National Market.

  Section 7.2 Additional Conditions to Obligations of Ascend and Sub. The obligations of Ascend and Sub to effect the Merger are subject to the satisfaction or waiver of each of the following conditions, any of which may be waived in writing exclusively by Ascend and Sub:

  (a) Representations and Warranties. The representations and warranties of Stratus set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties expressly speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except (i) for changes contemplated by this Agreement or (ii) where the failure to be true and correct could not reasonably be expected to have a Stratus Material Adverse Effect or a material adverse effect upon the parties' ability to consummate the Merger in accordance with this Agreement, and Ascend shall have received a certificate signed on behalf of Stratus by the chief executive officer or chief financial officer of Stratus to such effect. For purposes of this Section 7.2(a), no "Stratus Material Adverse Effect" shall be deemed to have occurred with respect to breaches of the representations and warranties of Stratus in Section 3.8 unless such breaches involve claims against or liability of Stratus or any of its Subsidiaries for Taxes in an aggregate amount in excess of the amount set forth in Schedule 7.2(a).

  (b) Performance of Obligations. Stratus shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Ascend shall have received a certificate signed on behalf of Stratus by the chief executive officer or chief financial officer of Stratus to such effect.

  (c) Rights Plan. The provisions of the Rights Plan shall not apply to Ascend or the Merger and all rights issued thereunder shall have been canceled or redeemed or shall be converted in accordance with Article II of this Agreement.

  (d) Tax Opinion. Ascend shall have received an opinion of Gray Cary Ware & Freidenrich LLP, tax counsel to Ascend, dated as of the Effective Time, to the effect that the Merger will qualify as a reorganization within the meaning of
Section 368(a) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such tax counsel of representation letters from each of Stratus, Sub and Ascend, in each case, in form and substance reasonably satisfactory to such tax counsel. The specific provisions of each such representation letter shall be in form and substance reasonably satisfactory to such tax counsel, and each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

  Section 7.3 Additional Conditions to Obligations of Stratus. The obligation of Stratus to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by
Stratus:

  (a) Representations and Warranties. The representations and warranties of Ascend and Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties expressly speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except (i) for changes contemplated by this Agreement or (ii) where the failure to be true and correct could not reasonably be expected to have an Ascend Material Adverse Effect or a material adverse effect upon the parties' ability to consummate the Merger in accordance with this Agreement, and Stratus shall have received a certificate signed on behalf of Ascend by the chief executive officer or chief financial officer of Ascend to such effect.

  (b) Performance of Obligations. Ascend and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Stratus shall have received a certificate signed on behalf of Ascend by the chief executive officer or chief financial officer of Ascend to such effect.

  (c) Tax Opinion. Stratus shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel to Stratus, dated as of the Effective Time, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such tax counsel of representation letters from each of Ascend, Sub and Stratus, in each case, in form and substance reasonably satisfactory to such tax counsel. The specific provisions of each such representation letter shall be in form and substance reasonably satisfactory to such tax counsel, and each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

                                 ARTICLE VIII

                           Termination and Amendment

  Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Section 8.1(b) through Section 8.1(h), by written notice by the terminating party to the other party), whether before or after approval of the matters presented in connection with the Merger by the stockholders of Stratus:

  (a) by mutual written consent of Ascend and Stratus; or

  (b) by either Ascend or Stratus if the Merger shall not have been consummated by January 31, 1999 (provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

  (c) by either Ascend or Stratus if a court of competent jurisdiction or other Governmental Entity shall have issued a final order, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, and all appeals with respect to such order, decree, ruling or action have been exhausted or the time for appeal of such order, decree, ruling or action shall have expired (provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party which has not complied with its obligations under Section 6.6); or

  (d) by either Ascend or Stratus if, at the Stratus Stockholders Meeting (including any adjournment or postponement thereof), the requisite vote of Stratus stockholders in favor of this Agreement and approval of the Merger shall not have been obtained; or

  (e) by Ascend if (i) the Board of Directors of Stratus shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to Ascend or shall have resolved or publicly announced or disclosed its intention to do so; or (ii) the Board of Directors of Stratus shall have recommended a Superior Proposal to the stockholders of Stratus or shall have resolved or publicly announced its intention to recommend or accept a Superior Proposal; or (iii) a tender offer or exchange offer which if completed would result in the ownership by any person and such person's affiliates of fifty percent (50%) or more of the outstanding shares of Stratus Common Stock shall have been commenced and the Board of Directors of Stratus shall have filed a Statement on Form 14D-9 recommending acceptance of such tender or exchange offer or shall have resolved or publicly announced its intention to recommend acceptance of such tender or exchange offer; or

  (f) by Ascend if a breach of any representation, warranty, covenant or agreement on the part of Stratus set forth in this Agreement shall have occurred which if uncured would cause any condition set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied, and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within twenty (20) business days following receipt by Stratus of written notice of such breach from Ascend; or

  (g) by Stratus if it shall have accepted, approved or resolved to accept or approve a Superior Proposal in compliance with the terms of Section 6.1; or

  (h) by Stratus, if a breach of any representation, warranty, covenant or agreement on the part of Ascend set forth in this Agreement shall not have occurred which if uncured would cause any condition set forth in Section

7.3(a) or Section 7.3(b) not to be satisfied, and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within twenty (20) business days following receipt by Ascend of written notice of such breach from Stratus.

  Section 8.2 Effect of Termination. In the event of any termination of this Agreement pursuant to Section 8.1, there shall be no liability or obligation on the part of Ascend, Stratus, Sub, or any of their respective officers, directors, stockholders or Affiliates, except as set forth in Section 8.3. The foregoing limitations shall not apply to the extent that such termination results from the willful breach by a party of any of its representations, warranties, covenants or agreements in this Agreement. The provisions of
Section 6.15 and Section 8.3 of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

  Section 8.3 Fees and Expenses.

  (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Ascend and Stratus shall share equally all fees and expenses, other than attorneys' and accounting fees and expenses, incurred in relation to the printing and filing of the Proxy Statement (including any related preliminary materials) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto and the fee(s) required to be paid in connection with the filing(s) required under the HSR Act and applicable foreign laws (if any) in connection with the transactions contemplated by this Agreement.

  (b) If this Agreement is terminated (i) by Ascend pursuant to Section 8.1(e), or (ii) by Stratus pursuant to Section 8.1(g), or (iii) by Stratus or Ascend pursuant to Section 8.1(d) as a result of the failure to obtain the requisite vote for adoption of this Agreement and approval of the Merger by the stockholders of Stratus and (in the case of clause (iii)) (x) at the time of such failure an Alternative Transaction involving Stratus shall have been announced or publicly proposed and (y) within one year of such failure Stratus or its Board of Directors accepts, recommends or enters into or announces any definitive or preliminary agreement or letter of intent with respect to an Alternative Transaction, amends or otherwise takes action under the Rights Agreement which has the effect of rendering the Rights Agreement inapplicable to an Alternative Transaction, or redeems the Rights so as to facilitate an Alternative Transaction, or an Alternative Transaction is consummated, Stratus shall pay to Ascend a termination fee of $36,759,995 (the "Termination Fee"). The Termination Fee shall be paid in cash by wire transfer of immediately available funds to an account designated by Ascend and shall be payable: (x) in the case of termination by Stratus pursuant to Section 8.1(g), prior to and as a condition precedent to the effectiveness of such termination; (y) in the case of termination by Ascend pursuant to Section 8.1(e), promptly after such termination; and (z) in the case of termination by Stratus or Ascend pursuant to Section 8.1(d) in the circumstances set forth in clause (iii) of the preceding sentence, not later than the earliest such time as (A) Stratus or its Board of Directors accepts, recommends or enters into or announces any definitive or preliminary agreement or letter of intent with respect to such Alternative Transaction, amends or otherwise takes action under the Rights Agreement which has the effect of rendering the Rights Agreement inapplicable to such Alternative Transaction, or redeems the Rights so as to facilitate such Alternative Transaction, or (B) an Alternative Transaction is consummated.

  (c) As used in this Agreement, an "Alternative Transaction" with respect to Stratus means (i) a transaction or series of transactions pursuant to which any person or group (as such term is defined under the Exchange Act), other than Ascend or Sub, or any affiliate thereof (a "Third Party"), acquires (or would acquire upon completion of such transaction or series of transactions) more than fifty percent (50%) of the equity securities or voting power of Stratus or any of its material subsidiaries, pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, consolidation, share exchange or other business combination involving Stratus or any of its material Subsidiaries pursuant to which any Third Party acquires ownership (or would acquire ownership upon consummation of such merger, consolidation, share exchange or other business combination) of more than fifty percent (50%) of the outstanding equity securities or voting power of Stratus or any of its material Subsidiaries or of the entity surviving such merger or business combination or resulting form such consolidation, or (iii) any other transaction or series of transactions pursuant to which any Third Party acquires (or would acquire upon completion of such transaction or series of transactions) control of assets of Stratus or any of its material Subsidiaries (including, for this purpose, outstanding equity securities of Subsidiaries of Stratus) having a fair market value equal to more than fifty percent (50%) of the fair market value of all the consolidated assets of Stratus immediately prior to such transaction or series of transactions.

  (d) If any fee or expense due hereunder is not timely paid, the defaulting party shall pay the costs and expenses (including reasonable documented legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. from the date such fee was required to be paid.

  Section 8.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Stratus, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  Section 8.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                  ARTICLE IX

                                 Miscellaneous

  Section 9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and the Effective Time, except for the agreements contained in Section 1.3 (Effects of the Merger), Section 1.4 (Directors and Officers), Section 2.1 (Conversion of Capital Stock), Section 2.2 (Exchange of Certificates), Section
6.11 (Stock Plans and Options), Section 6.13 (Indemnification), Section 8.2 (Effect of Termination), Section 8.3 (Fees and Expenses), this Article IX, and any other agreement contemplated by this Agreement which, by its terms, does not terminate until a later date. The Confidentiality Agreement shall survive the execution and delivery of this Agreement.

  Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  (a) if to Ascend or Sub, to

    Ascend Communications, Inc.
    One Ascend Plaza
    1701 Harbor Bay Parkway
    Alameda, CA 94502
    Attention: Frances M. Jewels, Esq.
               Vice President & General Counsel
    Facsimile No.: (510) 747-6621 and (978) 692-1221
    with a copy to:

    Gray Cary Ware & Freidenrich LLP
    400 Hamilton Avenue
    Palo Alto, California 94301
    Attention: Rod J. Howard, Esq.
    Facsimile No.: (650) 327-3699

  (b) if to Stratus, to

    Stratus Computer, Inc.
    55 Fairbanks Blvd.
    Marlboro, Massachusetts 01752
    Attention: Eileen Casal, Esq.
               Vice President & General Counsel
    Facsimile No.: (508) 229-0714

    with a copy to:

    Skadden, Arps, Slate, Meagher & Flom LLP
    One Beacon Street
    Boston, Massachusetts 02108
    Attention: David T. Brewster, Esq.
    Facsimile No.: (617) 573-4822

  Section 9.3 Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available. The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to August 3, 1998. In determining whether a Stratus Material Adverse Effect or an Ascend Material Adverse Effect exists: (a) materiality shall be determined on the basis of the applicable party and all of its Subsidiaries, taken together as a whole, and not on the basis of the party or any single Subsidiary alone; and (b) none of the factors set forth on
Schedule 9.3.1 hereof shall be deemed by itself or by themselves, either alone or in combination, to constitute a Stratus Material Adverse Effect and none of the factors set forth on Schedule 9.3.2 hereof shall be deemed by itself or by themselves, either alone or in combination, to constitute an Ascend Material Adverse Effect. Reference to a party's "knowledge" means (a) in the case of Stratus, the actual knowledge of the persons identified in Schedule 9.3.3 and
(b) in the case of Ascend, the actual knowledge of the persons identified in
Schedule 9.3.4.

  Section 9.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

  Section 9.5 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 6.13 is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

  Section 9.6 Governing Law. This Agreement shall be governed and construed in accordance with the internal laws of the State of Delaware without regard to conflicts of law rules thereof except that the MBCL shall, to the extent applicable, govern the procedures to be taken hereunder to effect the Merger. Each party hereto consents and submits to the jurisdiction of the courts of the State of Delaware and the courts of the United States located in such state for the adjudication of any action, suit, proceeding, claim or dispute arising out of or otherwise relating to this Agreement.

  Section 9.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any attempted assignment thereof without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

  IN WITNESS WHEREOF, Ascend, Sub and Stratus have caused this Agreement to be signed under seal by their respective officers thereunto duly authorized as of the date first written above.


Stratus Computer, Inc.                    Ascend Communications, Inc.


          /s/ Bruce I. Sachs                          /s/ Mory Ejabat
By: _________________________________     By: _________________________________

            Bruce I. Sachs                                Mory Ejabat
Name: _______________________________     Name: _______________________________

Title: President                          Title: Chief Executive Officer


       /s/ Maurice L. Castonguay          Wildcard Merger Corporation
By: _________________________________
                                                      /s/ Mory Ejabat
         Maurice L. Castonguay            By: _________________________________
Name: _______________________________
                                                        Mory Ejabat
Title: Assistant Treasurer                Name: _______________________________

                                          Title: President

                                                  /s/ Michael F. G. Ashby
                                          By: _________________________________

                                                    Michael F. G. Ashby
                                          Name: _______________________________

                                          Title: Treasurer

                             TABLE OF DEFINED TERMS

                                                                     SECTION
                                                                  -------------
Affected Employee................................................        6.14(a)
Affiliate........................................................ 3.14(a) & 6.9
Agreement........................................................      Preamble
Alternative Transaction..........................................         8.3(c)
Approval.........................................................           6.6
Ascend...........................................................      Preamble
Ascend Balance Sheet.............................................         4.5(a)
Ascend Common Stock..............................................         2.1(c)
Ascend Disclosure Schedule.......................................            IV
Ascend Financial Statements......................................         4.5(a)
Ascend Material Adverse Effect...................................            IV
Ascend Option Plans..............................................         4.3(a)
Ascend Ascend Preferred Stock....................................         4.3(a)
Ascend Purchase Plan.............................................         4.3(a)
Ascend SEC Reports...............................................         4.5(a)
Closing..........................................................           1.2
Closing Date.....................................................           1.2
Code.............................................................      Recitals
Competing Offer..................................................         6.1(a)
Competing Offeror................................................         6.1(b)
Confidentiality Agreement........................................         6.1(a)
Constituent Corporations.........................................           1.3
Dissenting Shares................................................         2.3(a)
DOL..............................................................        3.14(a)
Effective Rate...................................................         3.9(q)
Effective Time...................................................           1.1
Employee.........................................................        3.14(a)
Employee Agreement...............................................        3.14(a)
Environmental Laws...............................................        3.13(l)
Environmental Permits............................................        3.13(e)
ERISA............................................................        3.14(a)
Exchange Act.....................................................         3.4(c)
Exchange Agent...................................................         2.2(a)
Exchange Fund....................................................         2.2(a)
Exchange Ratio...................................................         2.1(c)
Governmental Entity..............................................         3.4(c)
Hazardous Material...............................................        3.13(k)
Hazardous Material Handling......................................        3.13(b)
Hazardous Material Product Activities............................        3.13(d)
HSR Act..........................................................         3.4(c)
Indemnified Parties..............................................        6.13(a)
Indemnified Liabilities..........................................        6.13(a)
International Employee Plan......................................        3.14(a)
IRS..............................................................        3.14(a)
Proxy Statement..................................................        3.14(a)
Joint Venture....................................................         3.2(b)
Liens............................................................         3.8(h)
MBCL.............................................................           1.1
Merger...........................................................           1.1

                                                                       SECTION
                                                                       --------
Multiemployer Plan....................................................   3.14(a)
NASD..................................................................    3.5(a)
PBGC..................................................................   3.14(a)
Pension Plan..........................................................   3.14(a)
Proxy Statement.......................................................     3.18
Registration Statement................................................     3.18
Returns...............................................................    3.8(b)
Right.................................................................    2.1(b)
Rights Agreement......................................................    3.4(b)
Rule 145..............................................................      6.9
SEC...................................................................    3.4(c)
Securities Act........................................................    3.4(c)
Stratus............................................................... Preamble
Stratus Balance Sheet.................................................    3.5(b)
Stratus Certificate...................................................    2.2(b)
Stratus Certificates..................................................    2.2(b)
Stratus Common Stock..................................................    2.1(b)
Stratus Disclosure Schedule...........................................      III
Stratus Employee Plan.................................................   3.14(a)
Stratus Financial Statements..........................................    3.5(b)
Stratus Intellectual Property Rights..................................   3.10(a)
Stratus Junior Common Stock...........................................    3.3(a)
Stratus Material Adverse Effect.......................................      III
Stratus Material Contracts............................................     3.11
Stratus Option........................................................     6.11
Stratus SEC Reports...................................................    3.4(c)
Stratus Stockholders Meeting..........................................     3.18
Stratus Stock Plans...................................................    2.1(d)
Sub................................................................... Preamble
Sub Common Stock......................................................    2.1(a)
Subsidiary............................................................    3.2(b)
Superior Proposal.....................................................    6.1(a)
Surviving Corporation.................................................      1.3
Tax...................................................................    3.8(a)
Taxes.................................................................    3.8(a)
Third Party...........................................................    8.3(c)
U.S. GAAP.............................................................    3.5(b)
USTs..................................................................   3.13(a)

                                                                        ANNEX B

                                August 2, 1998

Board of Directors
Stratus Computer, Inc.
55 Fairbanks Boulevard
Marlboro, MA 01752

Members of the Board:

  We understand that Stratus Computer, Inc. ("Stratus" or the "Company"), Ascend Communications, Inc. ("Ascend" or the "Buyer") and Wildcard Merger Corporation, a wholly owned subsidiary of Ascend ("Acquisition Sub"), propose to enter into an Agreement and Plan of Merger substantially in the form of the draft dated August 2, 1998 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Acquisition Sub with and into Stratus. Pursuant to the Merger, the Company will become a wholly owned subsidiary of Ascend and each outstanding share of common stock, par value of $0.01 per share, of Stratus ("Stratus Common Stock"), other than shares held in treasury or by the Company or Buyer or any other wholly owned subsidiary of the Company or Buyer or as to which dissenters' rights have been perfected, shall be converted into the right to receive 0.75 shares (the "Exchange Ratio") of common stock, par value $0.001 per share, of Ascend ("Ascend Common Stock"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

  You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of Stratus Common Stock (other than Ascend or any wholly owned subsidiary of Ascend).

  For purposes of the opinion set forth herein, we have:

    (1) reviewed certain publicly available financial statements and other information of Stratus and Ascend, respectively;

    (2) reviewed certain internal financial statements and other financial and operating data concerning Stratus prepared by the management of Stratus;

    (3) analyzed certain financial projections prepared by the management of Stratus;

    (4) discussed the past and current operations and financial condition and the prospects of Stratus, including information relating to certain strategic, financial and operational benefits from the Merger, with senior executives of Stratus;

    (5) discussed the past and current operations and financial condition and the prospects of Ascend, including information relating to certain strategic, financial and operational benefits from the Merger, with senior executives of Ascend;

    (6) reviewed the pro forma impact of the Merger on Ascend's earnings per share and other financial ratios;

    (7) reviewed the reported prices and trading activity for Stratus Common Stock and Ascend Common Stock;

    (8) discussed with the senior managements of Stratus and Ascend certain research analyst projections for Stratus and Ascend, respectively;

    (9) compared the financial performance of Stratus and Ascend and the prices and trading activity of Stratus Common Stock and Ascend Common Stock with that of certain publicly-traded companies and their securities;

    (10) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

Board of Directors
August 2, 1998
Page 2

    (11) participated in discussions and negotiations among representatives of Stratus and Ascend and their financial and legal advisors;

    (12) reviewed the Merger Agreement; and

    (13) performed such other analyses as we have deemed appropriate.

  We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, including the information relating to certain strategic, financial and operational benefits anticipated to result from the Merger provided by Stratus and Ascend, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the prospects of Stratus and Ascend, respectively. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, including, among other things, that the Merger will be treated as a tax-free reorganization and/or exchange, each pursuant to the Internal Revenue Code of 1986. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

  We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for the Company and the Buyer and their affiliates, and have received fees for the rendering of these services.

  It is understood that this letter is for the information of the Board of Directors of Stratus and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by Stratus in respect of the transaction with the Securities and Exchange Commission. In addition, this opinion does not in any manner address the prices at which Ascend Common Stock will trade following the consummation of the Merger and Morgan Stanley expresses no opinion or recommendation as to how the stockholders of Stratus should vote at the stockholders' meeting held in connection with the Merger.

  Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of Stratus Common Stock (other than Ascend or any wholly owned subsidiary of Ascend).

                                          Very truly yours,

                                          Morgan Stanley & Co. Incorporated

                                                  /s/ Cordell G. Spencer
                                          By: _________________________________
                                                    Cordell G. Spencer
                                                         Principal

                                                                        ANNEX C

                            SECTIONS 85 THROUGH 98
                                   INCLUSIVE
                                    OF THE
                    MASSACHUSETTS BUSINESS CORPORATION LAW

  Section 85. Dissenting Stockholder; Right to Demand Payment for Stock; Exception. A stockholder in any corporation organized under the laws of Massachusetts which shall have duly voted to consolidate or merge with another corporation or corporations under the provisions of sections seventy-eight or seventy-nine who objects to such consolidation or merger may demand payment for his stock from the resulting or surviving corporation and an appraisal in accordance with the provisions of sections eighty-six to ninety-eight, inclusive, and such stockholder and the resulting or surviving corporation shall have the rights and duties and follow the procedure set forth in those sections. This section shall not apply to the holders of any shares of stock of a constituent corporation surviving a merger if, as permitted by subsection
(c) of section seventy-eight, the merger did not require for its approval a vote of the stockholders of the surviving corporation.

  Section 86. Selections Applicable to Appraisal; Prerequisites. If a corporation proposes to take a corporate action as to which any section of this chapter provides that a stockholder who objects to such action shall have the right to demand payment for his shares and an appraisal thereof, sections eighty-seven to ninety-eight, inclusive, shall apply except as otherwise specifically provided in any section of this chapter. Except as provided in sections eighty-two and eighty-three, no stockholder shall have such right unless (1) he files with the corporation before the taking of the vote of the shareholders on such corporate action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) his shares are not voted in favor of the proposed action.

  Section 87. Statement of Rights of Objecting Stockholders in Notice of Meeting; Form. The notice of the meeting of stockholders at which the approval of such proposed action is to be considered shall contain a statement of the rights of objecting stockholders. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock, and the directors may authorize the inclusion in any such notice of a statement of opinion by the management as to the existence or non-existence of the right of the stockholders to demand payment for their stock on account of the proposed corporate action. The notice may be in such form as the directors or officers calling the meeting deem advisable, but the following form of notice shall be sufficient to comply with this section:

    "If the action proposed is approved by the stockholders at the meeting and effected by the corporation, any stockholder (1) who files with the corporation before the taking of the vote on the approval of such action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) whose shares are not voted in favor of such action has or may have the right to demand in writing from the corporation (or, in the case of a consolidation or merger, the name of the resulting or surviving corporation shall be inserted), within twenty days after the date of mailing to him of notice in writing that the corporate action has become effective, payment for his shares and an appraisal of the value thereof. Such corporation and any such stockholder shall in such cases have the rights and duties and shall follow the procedure set forth in sections 88 to 98, inclusive, of chapter 156B of the General Laws of Massachusetts."

  Section 88. Notice of Effectiveness of Action Objected to. The corporation taking such action, or in the case of a merger or consolidation the surviving or resulting corporation, shall, within ten days after the date on which such corporate action became effective, notify each stockholder who filed a written objection meeting the requirements of section eighty-six and whose shares were not voted in favor of the approval of such action, that the action approved at the meeting of the corporation of which he is a stockholder has become effective. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock. The notice shall be sent by registered or certified mail, addressed to the stockholder at his last known address as it appears in the records of the corporation.

  Section 89. Demand for Payment; Time for Payment. If within twenty days after the date of mailing of a notice under subsection (e) of section eighty-two, subsection (f) of section eighty-three, or section eighty-eight any stockholder to whom the corporation was required to give such notice shall demand in writing from the corporation taking such action, or in the case of a consolidation or merger from the resulting or surviving corporation, payment for his stock, the corporation upon which such demand is made shall pay to him the fair value of his stock within thirty days after the expiration of the period during which such demand may be made.

  Section 90. Demand for Determination of Value; Bill in Equity; Venue. If during the period of thirty days provided for in section eighty-nine the corporation upon which such demand is made and any such objecting stockholder fail to agree as to the value of such stock, such corporation or any such stockholder may within four months after the expiration of such thirty-day period demand a determination of the value of the stock of all such objecting stockholders by a bill in equity filed in the superior court in the county where the corporation in which such objecting stockholder held stock had or has its principal office in the commonwealth.

  Section 91. Parties to Suit to Determine Value; Service. If the bill is filed by the corporation, it shall name as parties respondent all stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof. If the bill is filed by a stockholder, he shall bring the bill in his own behalf and in behalf of all other stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof, and service of the bill shall be made upon the corporation by subpoena with a copy of the bill annexed. The corporation shall file with its answer a duly verified list of all such other stockholders, and such stockholders shall thereupon be deemed to have been added as parties to the bill. The corporation shall give notice in such form and returnable on such date as the court shall order to each stockholder party to the bill by registered or certified mail, addressed to the last known address of such stockholder as shown in the records of the corporation, and the court may order such additional notice by publication or otherwise as it deems advisable. Each stockholder who makes demand as provided in section eighty-nine shall be deemed to have consented to the provisions of this section relating to notice, and the giving of notice by the corporation to any such stockholder in compliance with the order of the court shall be a sufficient service of process on him. Failure to give notice to any stockholder making demand shall not invalidate the proceedings as to other stockholders to whom notice was properly given, and the court may at any time before the entry of a final decree make supplementary orders of notice.

  Section 92. Decree Determining Value and Ordering Payment; Valuation
Date. After hearing the court shall enter a decree determining the fair value of the stock of those stockholders who have become entitled to the valuation of and payment for their shares, and shall order the corporation to make payment of such value, together with interest, if any, as hereinafter provided, to the stockholders entitled thereto upon the transfer by them to the corporation of the certificates representing such stock if certificated or, if uncertificated, upon receipt of an instruction transferring such stock to the corporation. For this purpose, the value of the shares shall be determined as of the day preceding the date of the vote approving the proposed corporate action and shall be exclusive of any element of value arising from the expectation or accomplishment of the proposed corporate action.

  Section 93. Reference to Special Master. The court in its discretion may refer the bill or any question arising thereunder to a special master to hear the parties, make findings and report the same to the court, all in accordance with the usual practice in suits in equity in the superior court.

  Section 94. Notation on Stock Certificates Of Pendency Of Bill. On motion the court may order stockholder parties to the bill to submit their certificates of stock to the corporation for the notation thereon of the pendency of the bill and may order the corporation to note such pendency in its records with respect to any uncertificated shares held by such stockholder parties, and may on motion dismiss the bill as to any stockholder who fails to comply with such order.

  Section 95. Costs; Interest. The costs of the bill, including the reasonable compensation and expenses of any master appointed by the court, but exclusive of fees of counsel or of experts retained by any party, shall be determined by the court and taxed upon the parties to the bill, or any of them, in such manner as appears to be equitable, except that all costs of giving notice to stockholders as provided in this chapter shall be paid by the corporation. Interest shall be paid upon any award from the date of the vote approving the proposed corporate action, and the court may on application of any interested party determine the amount of interest to be paid in the case of any stockholder.

  Section 96. Dividends And Voting Rights After Demand For Payment. Any stockholder who has demanded payment for his stock as provided in this chapter shall not thereafter be entitled to notice of any meeting of stockholders or to vote such stock for any purpose and shall not be entitled to the payment of dividends or other distribution on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the date of the vote approving the proposed corporate action) unless:

  (1) A bill shall not be filed within the time provided in section ninety;

  (2) A bill, if filed, shall be dismissed as to such stockholder; or

  (3) Such stockholder shall with the written approval of the corporation, or in the case of a consolidation or merger, the resulting or surviving corporation, deliver to it a written withdrawal of his objections to and an acceptance of such corporate action.

  Notwithstanding the provisions of clauses (1) to (3), inclusive, said stockholder shall have only the rights of a stockholder who did not so demand payment for his stock as provided in this chapter.

  Section 97. Status Of Shares Paid For. The shares of the corporation paid for by the corporation pursuant to the provisions of this chapter shall have the status of treasury stock, or in the case of a consolidation or merger the shares or the securities of the resulting or surviving corporation into which the shares of such objecting stockholder would have been converted had he not objected to such consolidation or merger shall have the status of treasury stock or securities.

  Section 98. Exclusive Remedy; Exception. The enforcement by a stockholder of his right to receive payment for his shares in the manner provided in this chapter shall be an exclusive remedy except that this chapter shall not exclude the right of such stockholder to bring or maintain an appropriate proceeding to obtain relief on the ground that such corporate action will be or is illegal or fraudulent as to him.

                                                                  0650-1998-SPEC

                                  DETACH HERE

                                     PROXY

                            STRATUS COMPUTER, INC.

                   PROXY FOR SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD OCTOBER 19, 1998

  The undersigned, having received the Notice of Special Meeting and the Board of Directors' Proxy Statement, hereby appoints Alexander V. d'Arbeloff, William E. Foster, Robert M. Morrill, Paul J. Ferri, Gardner C. Hendrie, Candy
M. Obourn, Bruce I. Sachs and Paul J. Severino, and each of them, attorneys and proxies for the undersigned (with full power of substitution) to attend the above Special Meeting and all adjournments thereof (the "Stratus Special Meeting") and to act for and to vote all shares of Stratus Computer, Inc. ("Stratus") standing in the name of the undersigned at the Meeting to be held on October 19, 1998 at 2:00 p.m., local time, at Stratus' offices at 55 Fairbanks Boulevard, Marlborough, Massachusetts.

  When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will grant authority to vote "FOR" Proposal 1 on the reverse side, and in their discretion on any other business matters or proposals as may properly come before the Stratus Special Meeting.

SEE REVERSE SIDE. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, JUST SIGN ON THE REVERSE SIDE. YOU NEED NOT MARK ANY BOXES.

                               ----------------

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE
                               SEE REVERSE SIDE

                               ----------------

                                  DETACH HERE

[X] PLEASE MARK VOTES AS IN
        THIS EXAMPLE

  1. Proposal to approve and adopt the Agreement and Plan of Merger, dated as of August 3, 1998 (the "Merger Agreement"), by and among Ascend Communications, Inc. ("Ascend"), Wildcard Merger Corporation, a wholly owned subsidiary of Ascend ("Sub"), and Stratus, pursuant to which Sub will merge with and into Stratus and Stratus will survive the Merger (the "Merger") as a wholly owned subsidiary of Ascend. In the Merger, holders of outstanding shares of common stock, par value $.01 per share, of Stratus ("Stratus Common Stock") will receive 0.75 of a share of common stock, par value $.001 per share, of Ascend for each share of Stratus Common Stock held by them.

                  [_]              [_]                 [_]
                  FOR            AGAINST             ABSTAIN

  2. To consider and act upon such other business matters or proposals as may properly come before the Meeting.

                  [_]              [_]                 [_]
                  FOR            AGAINST             ABSTAIN

               MARK HERE FOR ADDRESS [_] CHANGE AND NOTE AT LEFT

                                          Please sign exactly as name appears
                                          hereon. Joint owners should each
                                          sign. When signing as attorney,
                                          executor, administrator, trustee or
                                          guardian, please give full title as
                                          such.

                                          -------------------------------------
                                                        SIGNATURE

                                          -------------------------------------
                                                          DATE

                                          -------------------------------------
                                                        SIGNATURE

                                          -------------------------------------
                                                          DATE